Exhibit 2.1

Execution Version

SECURITIES PURCHASE AGREEMENT,

dated as of October 1, 2026,

among

STORMTRAP INVESTMENTS, L.L.C.,

THE SELLERS IDENTIFIED HEREIN,

THE SELLERS’ REPRESENTATIVE IDENTIFIED HEREIN,

ADS INVESTMENT LLC,

and,

for the purposes set forth in Section 10.20,

ADVANCED DRAINAGE SYSTEMS, INC.

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

List of Exhibits

Exhibit A – Sellers and Securities

Exhibit B – Accounting Principles

Exhibit C – Example Net Working Capital Calculation

Exhibit D – Form of Escrow Agreement

Exhibit E – Allocation Schedule

Exhibit F – Amended and Restated UCP Manufacturing Agreement

Exhibit G – R&W Policy

-iii-

INDEX OF DEFINED TERMS

Defined Terms	Sections

Accounting Firm	Section 2.5(e)
Accounting Principles	Section 1.1
Acquired Companies	Section 1.1
Actual Closing Amount	Section 1.1
Actual Closing Schedule	Section 2.5(b)
Acquisition Proposal	Section 6.5(a)
Adjustment Escrow Account	Section 2.4(e)
Adjustment Escrow Deposit	Section 2.4(e)
Affiliate	Section 1.1
Affordable Care Act	Section 1.1
Agreed Tax Treatment	Section 7.3(e)
Agreement	Preamble
AI Technology	Section 1.1
Allocation Schedule	Section 7.3(h)
Ancillary Documents	Section 1.1
Antitrust Expenses	Section 6.2(a)
Antitrust Laws	Section 1.1
Attorney-Client Communication	Section 1.1
Audited Financial Statements	Section 4.5(a)(i)
Benefit Plan	Section 1.1
Books and Records	Section 1.1
Business Day	Section 1.1
Buyer Certificate	Section 2.4(b)(iv)
Buyer Employee Agreement	Section 1.1
Buyer Entities	Section 1.1
Buyer Expenses	Section 10.3
Buyer Fundamental Representations	Section 8.2(a)
Buyer Parent	Recitals
Buyer Parent Guarantee	Section 10.20(a)
Buyer Plan	Section 7.6(b)
Buyer Prepared Tax Returns	Section 7.3(a)
Buyer Related Parties	Section 1.1
Buyer Released Claims	Section 9.3
Buyer Releasee	Section 9.3
Buyer Releasor	Section 9.3
Buyer	Preamble
Cash	Section 1.1
Change of Control Obligations	Section 1.1
Closing Certificates	Section 1.1
Closing Date	Section 2.3
Closing	Section 2.3
COBRA	Section 4.15(j)
Code	Section 1.1
Company	Recitals
Company Certificate	Section 2.4(a)(vi)

-iv-

INDEX OF DEFINED TERMS

(continued)

Defined Terms	Sections

Company 401(k) Plan	Section 7.6(e)
Company Data	Section 1.1
Company Fundamental Representations	Section 8.1(a)
Company IP Registrations	Section 4.11(a)
Company Privacy Policy	Section 1.1
Company Products	Section 1.1
Company’s Knowledge	Section 1.1
Company System	Section 1.1
Company Web Site	Section 1.1
Competitive Business	Section 1.1
Confidentiality Agreement	Section 1.1
Contract	Section 1.1
Covered Party	Section 7.2(a)
Current Assets	Section 1.1
Current Liabilities	Section 1.1
D&O Insurance	Section 7.2(c)
Delivery Deadline	Section 2.5(b)
Determination Time	Section 1.1
Disclosure Schedules	Section 1.1
Employee	Section 1.1
Employee Seller	Section 1.1
Enforceability Exceptions	Section 4.13
Enterprise Value	Section 2.2
Environmental Laws	Section 1.1
Equity Securities	Section 1.1
ERISA	Section 1.1
ERISA Affiliate	Section 1.1
Escrow Agreement	Section 2.4(e)
Estimated Cash	Section 2.5(a)
Estimated Closing Amount	Section 1.1
Estimated Closing Schedule	Section 2.5(a)
Estimated Indebtedness	Section 2.5(a)
Estimated Net Working Capital	Section 2.5(a)
Estimated Transaction Expenses	Section 2.5(a)
Example Net Working Capital Calculation	Section 1.1
Existing Policies	Section 7.2(c)
External Events	Section 1.1
Faircloth Entities	Section 4.5(a)(i)
Final Allocation Schedule	Section 1.1
Final Closing Schedule	Section 2.5(e)
Financial Statements	Section 4.5(a)
Flow-Through Return	Section 1.1
Fraud	Section 1.1
GAAP	Section 1.1
Governmental Entity	Section 1.1

-v-

INDEX OF DEFINED TERMS

(continued)

Defined Terms	Sections

Guaranteed Obligations	Section 10.20(a)
Hazardous Substance	Section 1.1
HSR Act	Section 1.1
Income Taxes	Section 1.1
Indebtedness	Section 1.1
Intellectual Property	Section 1.1
Interested Person	Section 10.20(c)
IRS	Section 4.15(e)
Key Executives	Section 1.1
Knowledge	Section 1.1
Law	Section 1.1
Leased Real Property	Section 4.13(a)
Liabilities	Section 1.1
Lien	Section 1.1
Malicious Code	Section 1.1
Material Adverse Effect	Section 1.1
Material Contract	Section 1.1
Material Customers	Section 4.22(a)
Material Suppliers	Section 4.22(b)
Monroe Parties	Section 1.1
Most Recent Balance Sheet	Section 4.5(a)(ii)
Net Working Capital	Section 1.1
Nonparty Affiliate	Section 1.1
Open Source Software	Section 1.1
Order	Section 1.1
Organizational Documents	Section 1.1
Other Indemnitors	Section 7.2(d)
Outside Date	Section 8.5(e)
Ownership Percentage	Section 10.19(d)
Party	Section 1.1
Mayer Brown	Section 10.15(a)
Payoff Indebtedness	Section 1.1
Payoff Letters	Section 2.4(a)(iii)
Permit	Section 1.1
Permitted Liens	Section 1.1
Person	Section 1.1
Personal Data	Section 1.1
Platform Agreements	Section 4.11(i)
Post-Closing Tax Period	Section 1.1
Pre-Closing Covenants	Section 9.1
Pre-Closing Period	Section 6.1
Pre-Closing Tax Period	Section 1.1
Protest Notice	Section 2.5(d)
Privacy Law	Section 1.1
Privacy Requirements	Section 1.1

-vi-

INDEX OF DEFINED TERMS

(continued)

Defined Terms	Sections

Process	Section 1.1
PSP Management Agreement	Section 1.1
PSP Management Fee	Section 1.1
Purchase Price	Section 2.2
R&W Policy	Section 7.5
Real Property Lease	Section 4.13(a)
Release	Section 1.1
Releasees	Section 9.4
Representatives	Section 1.1
Restricted Cash	Section 1.1
Restricted Party	Section 1.1
Retained Rights	Section 9.1
Second Request	Section 6.2(a)
Securities	Recitals
Security Incident	Section 1.1
Seller	Preamble
Seller Related Parties	Section 1.1
Seller Released Claims	Section 9.4
Seller Releasee	Section 9.4
Seller Releasor	Section 9.4
Sellers	Preamble
Sellers Fundamental Representations	Section 8.1(a)
Sellers’ Representative	Preamble
Sellers’ Representative Expense Amount	Section 2.4(f)
Sellers’ Tax Returns	Section 7.3(a)
Software	Section 1.1
Specified Courts	Section 10.6
Straddle Period	Section 1.1
Subject Partnership	Section 7.3(j)
Subsidiary	Section 1.1
Suit	Section 1.1
Target Net Working Capital	Section 1.1
Tax or Taxes	Section 1.1
Tax Refund	Section 7.3(c)
Tax Returns	Section 1.1
Trade Laws	Section 1.1
Training Data	Section 1.1
Transaction Consents	Section 6.1
Transaction Deductions	Section 1.1
Transaction Expenses	Section 1.1
Transaction Matters	Section 1.1
Transfer Taxes	Section 1.1
Treasury Regulations	Section 1.1
U.S. or United States.	Section 1.1
Unaudited Financial Statements	Section 4.5(a)(ii)
WARN Act	Section 1.1
Willful Breach	Section 1.1

-vii-

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of October 1, 2026, is entered into by and among StormTrap Investments, L.L.C. (the “Company”), StormTrap Investors, L.L.C., a Delaware limited liability company, solely in its capacity as representative of the Sellers (the “Sellers’ Representative”), the sellers set forth on Exhibit A (each, a “Seller,” and collectively, the “Sellers”), ADS Investment LLC, a Delaware limited liability company (“Buyer”), and, for the purposes set forth in Section 10.20, Advanced Drainage Systems, Inc., a Delaware corporation (“Buyer Parent”).

RECITALS

1. The Sellers collectively own all of the units of the Company that are issued and outstanding as of the date hereof (such units, the “Securities”).

2. Each Seller desires to sell, and Buyer desires to purchase, the Securities that are set forth opposite such Seller’s name on Exhibit A attached hereto, on the terms and subject to the conditions set forth in this Agreement.

3. On the date hereof, StormTrap LLC, an Acquired Company, has entered into an amendment and restatement to that certain Manufacturing Supply Agreement, dated as of December 10, 2018, as amended by that certain First Amendment to the Manufacturing Supply Agreement, effective as of March 25, 2022, by and between Utility Concrete Products, L.L.C. and StormTrap LLC, which will become effective upon the Closing Date (as defined herein). A copy thereof is attached as Exhibit F hereto.

AGREEMENTS

In consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“Accounting Principles” means the accounting principles, practices, policies, procedures, and classifications specifically set forth in Exhibit B.

“Acquired Companies” means, collectively, the Company and its Subsidiaries.

“Actual Closing Amount” means an amount equal to (a) the Enterprise Value, minus (b) the amount, if any, by which Net Working Capital as finally determined pursuant to Section 2.5 is less than Target Net Working Capital, plus (c) the amount, if any, by which Net Working Capital as finally determined pursuant to Section 2.5 is greater than Target Net Working Capital, plus (d) Cash as finally determined pursuant to Section 2.5, minus (e) Indebtedness outstanding as of immediately prior to the Closing as finally determined pursuant to Section 2.5, minus (f) Transaction Expenses as finally determined pursuant to Section 2.5, minus (g) the Adjustment Escrow Deposit, minus (h) the Sellers’ Representative Expense Amount.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Affordable Care Act” means the Patient Protection and Affordable Care Act of 2010, Public Law No. 111-148, enacted in conjunction with the Health Care and Education Reconciliation Act of 2010, Public Law No. 111-152, each as amended and including the guidance issued thereunder.

“AI Technology” means any product, service or tool that relies on or otherwise utilizes artificial intelligence, machine learning, large language models or other similar or successor technologies, in whole or in part, to (a) create, generate, modify or output content of any kind; (b) make decisions or facilitate decision-making; (c) replace or provide analysis of information to assist human decision-making; or (d) that is regulated as an “artificial intelligence system” or comparable term under applicable Laws.

“Ancillary Documents” means the Escrow Agreement, the Closing Certificates and the other agreements, instruments and documents delivered at the Closing pursuant to this Agreement.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act, the Clayton Antitrust Act, the Federal Trade Commission Act and any other United States federal or state or foreign statutes, rules, regulations, Orders, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Attorney-Client Communication” means any communication occurring on or prior to Closing between Mayer Brown, on the one hand, and the Sellers, any Acquired Company or any of their respective Affiliates or Representatives, on the other hand, that directly or indirectly relates to any Transaction Matter, including any such communication relating to any representation, warranty, covenant, agreement or disclosure of any Party in connection with this Agreement, any Ancillary Document, the Disclosure Schedules or any related agreement, document or schedule.

“Benefit Plan” means any material (a) “employee benefit plan,” as defined in Section 3(3) of ERISA, and (b) each other employment, individual natural person consulting, individual natural person independent contractor, change in control, severance, separation pay, termination, retention, transaction, deferred compensation, profit-sharing, retirement, health, welfare, paid time off, sick pay, life, incentive or bonus, stock option, stock purchase, equity purchase, equity or equity-based incentive plan, pension, sick leave, fringe, loan, insurance, Code Section 125 cafeteria, flexible spending, dependent care assistance, accident, disability, commission, Code Section 501(c)(9) VEBA, adoption assistance, tuition assistance, perquisite or similar plan, program, agreement, contract or arrangement (other than an offer letter for at-will employment that does not provide for severance), in each case, that is maintained, administered, or contributed to by an Acquired Company for the benefit of any Employee, or with respect to which any Acquired Company has any actual or contingent liability (including any liability as a result of an ERISA Affiliate); provided that in no event shall any Ancillary Document constitute a Benefit Plan.

“Books and Records” means books of account, general, financial, and operating records, invoices and other documents, and records and files of the Acquired Companies.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks located in Chicago, Illinois are authorized or required by Law to close.

“Buyer Employee Agreement” means any employment agreement, incentive agreement, or other agreement executed by, on behalf of, or at the direction of any Buyer Related Party.

“Buyer Entities” means Buyer and any of its “associates” or “affiliates” (each as defined in 16 C.F.R. § 801.1(d)).

“Buyer Related Parties” means, collectively, Buyer, each of the direct and indirect equity holders and Affiliates (including, after the Closing, the Acquired Companies) of Buyer, and each of the incorporators, members, partners, equity holders, Affiliates, or current, former, or future Representatives of, or any lender to, any of the foregoing.

“Cash” means, as of the Determination Time, all cash (including, for the avoidance of doubt, cash held in the Acquired Companies’ bank accounts in any jurisdiction) and cash equivalents (including, but not limited to, marketable securities, short form investments and other cash equivalents) of the Acquired Companies, excluding the effects of transactions on the Closing Date after the Closing outside of the ordinary course of business. For the avoidance of doubt, Cash (a) shall be reduced by any outgoing checks, deposits, or wire transfers that have not yet cleared, (b) shall be increased by any checks, deposits, or wire transfers that have been received but not yet cleared, (c) shall include any interest earned on balances captured in Cash, (d) shall not include any Restricted Cash, and (e) shall be reduced on a dollar for dollar basis for any payments made by the Acquired Companies between the Determination Time and Closing that are not otherwise captured in Net Working Capital, Transaction Expenses or Indebtedness.

“Closing Certificates” means, collectively, the Company Certificate and Buyer Certificate.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Data” means the data contained in the databases that the Acquired Companies use or maintain in the operation of their respective businesses, in each case, including Personal Data.

“Company LLCA” means that certain Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 20, 2025, by and among the Company and Sellers, as in effect on the date hereof.

“Company Privacy Policy” means each past or present external or internal written privacy policy, external written representation or statement, or written notice of any Acquired Company relating or made pursuant to any Privacy Requirements, including any such written policy, representation, statement, or notice, in each case, relating to: (a) the privacy of any users of any Company Web Site; (b) the data protection, Processing, security, collection, storage, disclosure or transfer of any Personal Data; or (c) any Personal Data of any actual or prospective employee, contractor, or consultant.

“Company Products” means all products, goods, components, and equipment manufactured, assembled, distributed, sold, leased, serviced, or otherwise provided by any Acquired Company to its customers in the conduct of its business, including related product documentation, warranties, and service obligations.

“Company System” means any information technology or computer system or network (including software, hardware, websites, servers, interfaces, platforms, peripherals, devices, equipment, databases and telecommunications infrastructure) relating to the transmission, storage, maintenance, organization, presentation, protection, generation, processing or analysis of electronic or other data or information, in each case that is used by or for the benefit of, or necessary for the conduct of the business of, any of the Acquired Companies (including any Company Web Site) at any time.

“Company Web Site” means any public or private website, social media page or mobile application owned, maintained or operated at any time by or on behalf of any of the Acquired Companies, including any online service made available by any Acquired Company.

“Competitive Business” means the design, manufacture or sale of concrete retention and detention products, plastic retention and detention products and water quality products, in each case, serving the stormwater end market.

“Confidentiality Agreement” means that certain non-disclosure agreement, dated as of June 10, 2026, by and between Buyer Parent and Raymond James & Associates, Inc., on behalf of StormTrap Holdings, LLC.

“Contract” means any binding agreement, contract, license, or instrument (whether written or oral).

“Current Assets” means any and all current assets of the Acquired Companies, determined on a consolidated basis, and as calculated in accordance with the Accounting Principles; provided, however, that Current Assets shall exclude any assets with respect to Cash, Income Taxes, deferred Taxes, any Restricted Cash and any loans or receivables from the Sellers or their Affiliates. An example calculation of Current Assets is included in the Example Net Working Capital Calculation set forth in Exhibit C, which is provided for illustrative purposes only.

“Current Liabilities” means any and all current liabilities of the Acquired Companies, determined on a consolidated basis, and as calculated in accordance with the Accounting Principles; provided, however, that Current Liabilities shall exclude any liabilities with respect to Indebtedness and contra liabilities relating to Indebtedness (such as unamortized debt issuance costs), Transaction Expenses, Income Taxes, deferred Taxes, or the D&O Insurance. An example calculation of Current Liabilities is included in the Example Net Working Capital Calculation set forth in Exhibit C, which is provided for illustrative purposes only.

“Determination Time” means 11:59 p.m., Central Time, on the date immediately prior to the Closing Date.

“Disclosure Schedules” means the disclosure schedules delivered by the Company and the Sellers, as applicable, concurrently with the execution and delivery of this Agreement.

“DLLCA” means the Delaware Limited Liability Company Act.

“Employee” means any current employee of any Acquired Company, including employees on vacation, a leave of absence, or disability leave.

“Employee Seller” means each of Alicia Messina, Dan Fajman, Keith Pfeifer, Samantha Brown, Michael Brewer and Tracy Page.

“Environmental Laws” means all Laws concerning public health and safety, pollution or protection of the environment, including without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of, or exposure to, any Hazardous Substance, each as amended.

“Environmental Lookback Period” means (a) during the four year period preceding the date hereof and (b) to the Company’s Knowledge, during the period beginning on October 1, 2021 and ending on October 1, 2022.

“Equity Securities” means, with respect to an entity, if such entity is a corporation, shares of capital stock of such corporation and, if such entity is a form of entity other than a corporation, ownership interests in such form of entity, whether membership interests, partnership interests, or otherwise, as the case may be.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person which is, or has been, required to be aggregated with the Company under Section 414 of the Code or which is under common control of the Company within the meaning of Section 4001(b) of ERISA.

“Estimated Closing Amount” means an amount equal to (a) the Enterprise Value, minus (b) the amount, if any, by which Estimated Net Working Capital is less than Target Net Working Capital, plus (c) the amount, if any, by which Estimated Net Working Capital is greater than Target Net Working Capital, plus (d) Estimated Cash, minus (e) Estimated Indebtedness, minus (f) Estimated Transaction Expenses, minus (g) the Adjustment Escrow Deposit, minus (h) the Sellers’ Representative Expense Amount.

“Example Net Working Capital Calculation” means the calculation set forth on Exhibit C.

“Final Allocation Schedule” means the Allocation Schedule, as the same becomes final and binding pursuant to Section 7.3(h).

“Flow-Through Return” means a federal, state, or local Tax Return filed by or with respect to any Acquired Company for which the items of income and loss or results of operations reflected on such Tax Return are reflected on the Tax Returns of the direct or indirect beneficial owner(s) of such Acquired Company, as applicable, under applicable Law.

“Fraud” means an actual and intentional common law fraud under Delaware Law committed by a Party in the making of any representation or warranty set forth in Article III, Article IV, or Article V or Section 10.20(e), as applicable. Without limiting the generality of the foregoing, in no event shall “Fraud” include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by omission, reckless or negligent misrepresentation, or any tort (including a claim for fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles as in effect as of the relevant date(s) of application thereof.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory, or administrative functions of any United States federal, state, or local government or any foreign, international, multinational, or other government, including any department, commission, board, agency, bureau, official, or other regulatory, administrative, or judicial authority thereof.

“Hazardous Substance” means any chemicals, materials, toxic or hazardous substances, pollutants, contaminants, or wastes, including, without limitation, those that are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or other words of similar import, under any Environmental Law, and including any petroleum or petroleum products, radioactive materials, asbestos in any form, lead based paint, toxic mold, radon gas, polychlorinated biphenyls, per- and poly- fluoroalkyl substances (PFAS), and any other material, substance or waste limited or regulated pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Income Tax Liability Amount” means an amount equal to the sum of all unpaid Income Taxes of the Acquired Companies (which shall not be less than zero in the aggregate or in respect of any jurisdiction or Tax period) attributable to or payable with respect to any Pre-Closing Tax Period, which shall be calculated on an entity-by-entity basis, determined as if the relevant Tax period of any of the Acquired Companies ended on and included the Closing Date and any resulting Income Taxes were due and payable on the Closing Date. For purposes of calculating the Income Tax Liability Amount, (a) Income Taxes with respect to a Straddle Period shall be determined in accordance with Section 7.3(b), (b) all unpaid Income Taxes of the Acquired Companies shall be calculated consistent with past practice of each Acquired Company (including any elections, methods of accounting, and filing positions) unless otherwise required by applicable Law, (c) deferred Tax assets, deferred Tax liabilities, Tax refunds (or tax credits in lieu of Tax refunds), or other Tax assets shall be disregarded (except as otherwise expressly set forth in the succeeding clause (d) of this definition), (d) the aggregate amount of Transaction Deductions, Tax attributes, overpayments, prepayments or estimated payments of Taxes, to the extent more likely than not available under applicable Law to actually reduce (but not below zero) the particular Income Tax liability in respect of which such amounts relate, will be taken into account, (e) any Taxes that are actually taken into account in the calculation of Net Working Capital or Transaction Expenses (in each case, as finally determined) shall be excluded, (f) any (x) actions taken outside the ordinary course of business by Buyer or any of its Affiliates (including, after the Closing, the Acquired Companies) on the Closing Date but after the Closing, (y) any Taxes resulting from any Section 338(g) election (or any comparable election under state, local, or non-U.S. Law) made by Buyer, and (z) any Taxes resulting from the breach of any covenant set forth in Section 7.3(g) shall be excluded, and (g) any reserves for speculative or contingent liabilities for Taxes shall be excluded.

“Income Taxes” means Taxes imposed on or measured by gross or net income or profits.

“Indebtedness” means any of the following, without duplication: (a) any obligations of any Acquired Company for borrowed money; (b) any obligations of any Acquired Company evidenced by bonds, debentures or notes; (c) any obligations of any Acquired Company in respect of letters of credit, performance bonds, surety bonds, bankers’ acceptance and other similar obligations, in each case, to the extent drawn; (d) any obligations of any Acquired Company as lessee under leases that are recorded as finance leases in the Financial Statements or that are required to be recognized as finance leases in accordance with GAAP; (e) any guaranty by any Acquired Company of any of the foregoing to the extent called; (f) any deferred purchase price obligations of any Acquired Company, including earn-outs, seller notes, post-closing true-up obligations, holdbacks or other similar contingent payment arrangements (in each case, whether contingent or otherwise and calculated at the maximum amount payable under or pursuant to such obligation); (g) any hedging/derivative obligations of any Acquired Company to the extent due and payable as of immediately prior to the Closing; (h) the Income Tax Liability Amount; (i) any declared and unpaid dividends or amounts owed to Sellers or any of their Affiliates by any Acquired Company; (j) any unpaid severance obligations that arose prior to Closing (including employer Taxes); (k) any obligations of any Acquired Company secured by Liens (other than Permitted Liens); and (l) any accrued or unpaid interest, fees and other expenses owed by any Acquired Company with respect to the foregoing, including redemption premiums, prepayment or other penalties, indemnities, commitments breakage costs, early termination fees, and debt retirement costs, in each case, to the extent due and payable as of immediately prior to the Closing; provided, however, that in no event shall Indebtedness include any (i) letters of credit, performance bonds, surety bonds, bankers’ acceptance and other similar obligations, in each case, to the extent undrawn, (ii) obligation from one Acquired Company to another Acquired Company to the extent settled or eliminated prior to Closing, (iii) obligation incurred by, on behalf of, or at the direction of, Buyer or any of its Affiliates, (iv) any liability with respect to operating leases reflected in the Financial Statements, or (v) amount included in Transaction Expenses or Net Working Capital.

“Intellectual Property” means all intellectual property and proprietary rights arising pursuant to the Laws of any jurisdiction throughout the world, including (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all letters patent and pending applications for patents of the United States and all countries foreign thereto and all reissues, reexaminations, divisions, continuations, continuations-in-part and extensions thereof, (b) all trademarks, service marks, trade names, social media accounts and Internet domain names, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all published and unpublished works of authorship

(including databases and Software) and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information, including confidential ideas, research and development, know-how, methods, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals (collectively “Trade Secrets”), (f) other intellectual property and related proprietary rights, (g) all copies and tangible embodiments of the foregoing in whatever form or medium and (h) all rights to sue and damages for past, present, and future infringement of and other violations of any of the foregoing.

“Key Executives” means each of Nathan Olds, Radovan Kapusta, Brian Stahl, Brett Holmes and Matt Bonomo.

“Knowledge” means, (a) when referencing the Company’s Knowledge or any similar phrase, the actual knowledge of Nathan Olds, Radovan Kapusta, Brian Stahl, Brett Holmes or Matt Bonomo after reasonable inquiry of his direct reports, or (b) when referencing Buyer’s Knowledge or any similar phrase, the actual knowledge of Dean Bruno, Mike Higgins or Ray Katrib after reasonable inquiry of his direct reports.

“Law” means any federal, state, local, municipal or foreign statute, ordinance, rule, regulation, or treaty.

“Liabilities” means any indebtedness, liabilities, or obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise and whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, security interest, hypothecation, or any other similar encumbrance in respect of such property or asset; provided, however, that, in any event, “Lien” shall exclude any (a) restrictions on transfer under securities Laws, and (b) terms and conditions of this Agreement.

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; (b) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent; or (c) transmitting data, in the case of each of clauses (a), (b) and (c), either automatically, with the passage of time or upon command by any Person other than the proper user.

“Material Adverse Effect” means any effect, change, event, or development that has had, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), assets, or results of operations of the Acquired Companies, taken as a whole; provided that none of the following shall be taken into account in determining whether there is a Material Adverse Effect: any adverse effect directly or indirectly arising from or relating to: (a) general business or economic conditions (including inflation or deflation) or conditions generally affecting the industry in which the Acquired Companies operate; (b) changes in financial, banking, securities or capital markets, including any disruption thereof, any decline in the price or valuation of any security or market index, or any changes in general credit availability; (c) fiscal or monetary policies, including any changes in interest rates or quantitative easing or quantitative tightening policies; (d) any local, regional, national, or international health conditions, including any pandemic, epidemic, disease outbreak, or other public health emergency; (e) any military deployment or the engagement (whether new or continuing) by the United States or any other country in hostilities (whether or not pursuant to the declaration of a national emergency or war), espionage, or proxy war; (f) any military action, any act of terrorism (whether international or domestic), or any response to any of the foregoing; (g) any local, regional, national, or international political or social conditions, including economic or financial sanctions, tariffs, trade embargoes, trade wars or trade disputes, or other trade restrictions or changes in trade policy; (h) any natural or man-made disaster or acts of God; (i) changes in GAAP; (j) changes in Laws; (k) any cyberattack, ransomware attack, or other cybersecurity breach, whether or not state-sponsored (clauses (a) through (k), collectively, “External Events”); (l) any failure of any Acquired Company to meet any projections or forecasts (provided that this clause (l) shall not prevent a determination that any effect, change, event, or development underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (provided, further, that any such effect, change, event, or development is not otherwise excluded from determining whether there is a Material Adverse Effect)); (m) any action or omission contemplated by this Agreement or taken or omitted at the request or with the express consent of Buyer; (n) any matter identified in the Disclosure Schedules; (o) the effect of any breach of this Agreement by the actions or omissions by any Buyer Related Party; or (p) any effect on, or arising from or relating to, the ability of Buyer or any of its Affiliates to obtain or maintain financing for the transactions contemplated by this Agreement, including any actual or anticipated default, breach, or acceleration under any debt commitment, credit agreement, or other financing arrangement of Buyer or any of its Affiliates; provided that “Material Adverse Effect” may take into account any External Event to the extent such External Event disproportionately affects the Acquired Companies, taken as a whole, relative to other similarly situated businesses in the industry in which the Acquired Companies operate (and then only to the extent such disproportionate effect is not excluded by the other exceptions in this definition, whether or not consistent with the past practice of the Acquired Companies).

“Material Contract” means any of the Contracts listed on Schedule 4.7(a).

“Monroe Parties” means MCIP Holding Company XVIII, LLC, Monroe Capital Storm Blocker, LLC, Monroe Capital Private Credit Fund I LP, Monroe Capital Private Credit Fund 559 LP and Monroe Capital Private Credit Fund L LP.

“Net Working Capital” means, as of the Determination Time, the difference of the Current Assets minus the Current Liabilities, in each case, as determined in accordance with the Accounting Principles, excluding the effects of transactions on the Closing Date after the Closing outside of the ordinary course of business.

“Nonparty Affiliate” means any Seller Related Party or Buyer Related Party, in each case, other than the Sellers and Buyer.

“Open Source Software” means any Software that is distributed as “free” or “open source” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (http://opensource.org/osd) including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License and BSD Licenses.

“Order” means any award, injunction, judgment, writ, stipulation, decree, order, ruling, or verdict or other decision issued, promulgated, or entered by any Governmental Entity.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, certificate of formation, articles of organization, by-laws, partnership agreement, limited liability company agreement, formation agreement, and other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).

“Party” means any party to this Agreement and, for the purposes set forth in Section 10.20, Buyer Parent.

“Payoff Indebtedness” means Indebtedness of the types set forth in subsections (a) and (b) of the definition of “Indebtedness.”

“Permit” means, with respect to any Person, any material authorization, approval, consent, certificate, license, permit, or franchise of or from any Governmental Entity to which or by which such Person is subject or bound or to which or by which any property, business, or operation of such Person is subject or bound.

“Permitted Liens” means (a) Liens for Taxes that are not yet due and payable or that are being contested in good faith to the extent adequate reserves have been set forth in the Financial Statements in accordance with the Accounting Principles; (b) statutory or contractual Liens of landlords and workers’, carriers’, materialmen’s, suppliers’, and mechanics’ or other like Liens incurred in the ordinary course of business consistent with past practice for amounts that are not yet delinquent or are being contested in good faith; (c) Liens, easements, covenants, conditions restrictions, encroachments, and other similar matters of record that do not, individually or in the aggregate, materially impair the present use of the Leased Real Property affected thereby or the present operation of the business of the Acquired Companies thereon; (d) Liens that will be released prior to or in connection with the Closing; (e) with respect to the Leased Real Property, all zoning, building, and other land use laws imposed by any Governmental Entity having jurisdiction over such Leased Real Property that are not violated by existing structures or the ordinary conduct of the business of the Acquired Companies; (f) matters that would be shown on a current survey or by an inspection of the applicable Leased Real Property that do not, individually or in the aggregate, materially impair the present use of the Leased Real Property affected thereby or the present operation of the business of the Acquired Companies thereon; (g) Liens created by or at the express direction of Buyer or its Affiliates; (h) Liens in respect of any obligations as lessee under capitalized leases; (i) deposits or pledges of cash or property made or otherwise arising in the ordinary course of business to secure (i) the performance of bids, tenders, leases, or Contracts (other than Indebtedness for borrowed money) or statutory obligations or (ii) obligations in respect of customs, stay, utility, bid, appeal or surety bonds, completion guarantees or other obligations of a like nature; (j) Liens that affect the underlying fee interest of any Leased Real Property; (k) Liens of lessors arising under lease agreements; (l) non-exclusive licenses to Intellectual Property; and (m) Liens set forth on Schedule 1.1(a).

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity, or any other entity or body.

“Personal Data” means information in the possession, custody, or control of any of the Acquired Companies that: (a) relates to, is linked to, or is capable of being linked to, an identified or identifiable individual; or (b) is defined as “personal data,” “personal information,” or “personally identifiable information” or other equivalent terms by Privacy Requirements.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning on the day after the Closing Date.

“Pre-Closing Tax Period” means any Tax period that ends on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Privacy Law” means (a) each applicable Law concerning the collection, use, disclosure, transfer, storage, protection, maintenance, transmission, encryption, access to, privacy or security of or other Processing of Personal Data, and/or use of “cookies” or similar technologies, including but not limited to the following as applicable to the Acquired Companies (i) the California Consumer Privacy Act of 2018 (as amended) and any regulations promulgated thereunder; (ii) each applicable Law applicable to direct marketing, e-mails, communication by text messages or initiation, transmission, monitoring, recording, or receipt of communications (in any format, including voice, video, email, phone, text messaging, or otherwise); and (iii) state consumer protection laws, Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information, Technology for Economic and Clinical Health Act, and the rules and regulations promulgated thereunder, the Payment Card Industry Data Security Standard and programs, the Federal Trade Commission Act, the Fair Credit Reporting Act, Laws governing or relating to the processing of biometric data or biometric information (including Illinois’s Biometric Information Privacy Act); or (b) guidance having legal binding effect upon the Acquired Companies issued by a Governmental Entity that pertains to one of the laws, rules or standards outlined in clause (a).

“Privacy Requirements” means all (a) Privacy Laws, (b) applicable Company Privacy Policies, (c) all obligations under Contracts relating to the use, transfer, privacy or security of Personal Data, and (d) legally binding industry self-regulatory principles, certifications, frameworks, standards, or codes of conduct relating to privacy and/or otherwise relating to the Processing of Personal Data, data scraping, direct marketing, emails, text messages or telemarketing to which any Acquired Company belongs or with which it has agreed to comply or represented compliance.

“Process,” “Processed,” “Processes,” or “Processing” means any operation or set of operations performed on Company Data or subsets of Company Data, whether or not by automatic means, such as receipt, collection, monitoring, maintenance, creation, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, processing, analysis, transfer, transmission, disclosure, dissemination or otherwise making available, alignment or combination, blocking, erasure, destruction, privacy or security or any other operation that is considered “processing” or similar term under Privacy Requirements.

“PSP Management Agreement” means that certain Management Services Agreement, dated as of March 25, 2022, by and between PSP Capital Partners, L.L.C. and StormTrap Parent, L.L.C., an Acquired Company.

“PSP Management Fee” means the Annual Management Fee and the Transaction Fee contemplated by and as defined in the PSP Management Agreement, together with all other fees, costs and expenses payable by StormTrap Parent, L.L.C., an Acquired Company, to PSP Capital Partners, L.L.C. pursuant to the PSP Management Agreement.

“Release” means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, dumping, pouring, emanation or migration of any Hazardous Substance in, into, onto, under, or through the environment (including ambient air, surface water, ground water, soils, land surface or subsurface strata).

“Representatives” of any Person shall mean the directors, officers, managers, employees, consultants, financial advisors, counsel, accountants, and other representatives and agents of such Person.

“Restricted Cash” means any cash which is not freely usable by the Acquired Companies because it is subject to restrictions or limitations on use by applicable Law or Contract, including without limitation, restrictions on dividends and repatriations.

“Restricted Party” means any person that is (a) identified on any list of designated parties maintained by a relevant sanctions authority under the Trade Laws, including the OFAC Specially Designated Nationals and Blocked Persons List; (b) organized, resident, or located in any country or territory subject to comprehensive sanctions (on the Closing Date: Iran, Cuba, North Korea, the Crimea region of Ukraine, the so-called Luhansk People’s Republic, and the so-called Donetsk People’s Republic); or (c) owned 50% or more, or otherwise controlled, by any of the foregoing.

“Security Incident” means (a) any actual unauthorized, unlawful, or accidental loss of, damage to, access to, acquisition of, use, alteration, encryption, theft, modification, destruction, unavailability, disclosure of, or other Processing of Company Data; (b) any damage to, or unauthorized, unlawful, or accidental access to, or use of, any Company Systems or (c) a business email compromise or similar incident resulting in a transfer of funds by an Acquired Company to an unauthorized party.

“Seller Related Parties” means, collectively, each Seller, each of the direct and indirect equity holders and Affiliates of such Seller, and each of the incorporators, members, partners, stockholders, Affiliates, or current, former, or future Representatives of, or any lender to, any of the foregoing.

“Software” means proprietary software owned or controlled by the Acquired Companies that is used in or with, incorporated into, integrated, bundled or distributed with, any Company Products, and excludes any open source software or third-party Software.

“Straddle Period” means any Tax period that begins on or before, and ends after, the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than fifty percent (50%) of the capital stock or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

“Suit” means any claim, action, charge, suit, litigation, arbitration, audit, hearing, examination, inquiry, demand, complaint, investigation or other dispute resolution proceeding (whether civil, criminal, administrative or otherwise), in each case, by, before or involving any Governmental Entity.

“Target Net Working Capital” means $9,600,000.

“Tax” or “Taxes” means (a) federal, state and local (in each case, whether domestic or foreign) taxes, charges, fees, duties (including custom duties), levies or other assessments of any kind whatsoever, including income, gross receipts, net proceeds, capital gains, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, goods and services, harmonized sales, value added, stamp, leasing, lease, use, transfer, land transfer, escheat and unclaimed property (regardless of whether denominated as a tax under applicable Law), fuel, excess profits, occupational, interest equalization, windfall profits, license, employer health, payroll, environmental, capital stock, disability, severance, estimated, employee’s income withholding, other withholding, unemployment and Social Security taxes, employment insurance, health insurance and other government pension plan premiums or contributions that are imposed by any governmental authority, and such term shall include any interest, penalties or additions attributable to such amount; (b) liabilities for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Law or regulation; and (c) any and all liability for amounts described in clauses (a) or (b) payable as a result of being a transferee or successor, by Contract, pursuant to any Law, rule, or regulation, or otherwise.

“Tax Returns” means any return, declaration, report, notice, form, claim for refund, or information return or statement relating to Taxes, including any schedule, supporting information or attachment thereto and including any amendment thereof.

“Trade Laws” means all applicable Laws, regulations, and requirements governing the import, export, re-export, transfer, or brokering of goods, software, technology, or services, and the payment of associated duties, taxes, and fees, including: (a) the customs laws administered by U.S. Customs and Border Protection, including those governing tariff classification, customs valuation, country of origin, marking, preferential trade programs, and antidumping and countervailing duties; (b) the Export Administration Regulations (15 C.F.R. Parts 730–774) administered by the Bureau of Industry and Security; (c) the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130) administered by the Directorate of Defense Trade Controls; (d) the economic sanctions laws and regulations administered by the Office of Foreign Assets Control, including all sanctions programs and the list of Specially Designated Nationals and Blocked Persons; (e) the anti-boycott laws administered by the Department of Commerce and the Department of the Treasury; and (f) any comparable Laws of any other jurisdiction in which the Company conducts business.

“Training Data” means training data, validation data, test data, scraped or harvested datasets or databases, in each case used to train, fine-tune, enhance or improve AI Technology.

“Transaction Deductions” means all Tax deductions available to any Acquired Company in a Pre-Closing Tax Period as a result of or in connection with the transactions contemplated by this Agreement (including deductions related to repayment of Indebtedness, the payment of Transaction Expenses, and payments of amounts that would have been Transaction Expenses but for the fact that they were paid prior to the Closing and the payment of any fees or other costs and expenses associated with the transactions contemplated by this Agreement) to the extent supportable at a “more likely than not” (or higher) standard of confidence.

“Transaction Expenses” means, without duplication, any fees, costs and expenses of any Acquired Company, or any Seller or any of their respective Affiliates, in each case, to the extent payable or reimbursable by any Acquired Company, in each case, in connection with the transactions contemplated by this Agreement or in connection with other negotiations or processes involving the sale of the Acquired Companies, in each case, to the extent unpaid as of immediately prior to, or as of, the Closing, including (a) all legal, accounting, financial advisory, and other advisory, transaction, or consulting fees and expenses incurred or to be incurred by any Acquired Company prior to the Closing with respect to any Transaction Matter, (b) any sale bonus, transaction bonus, retention bonus or change in control payment payable by any Acquired Company to any Employee, former employee, or current or former officer, director, consultant or third party that accelerates, accrues, or becomes payable directly as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (but excluding any severance or other payments of any kind arising as a result of or that are otherwise contingent on the occurrence of one or more additional events after the Closing, including under a so-called “double trigger” termination requirement) (collectively, “Change of Control Obligations”), and any employer-side payroll taxes of the Acquired Companies imposed on any Change of Control Obligation, (c) any accrued or unpaid PSP Management Fee, (d) brokerage fees, commissions and finders’ fees, and (e) the Transaction Bonuses (as defined in the Disclosure Schedules) and any employer-side payroll taxes of the Acquired Companies imposed on any Transaction Bonuses; provided, however, that in no event shall Transaction Expenses include any and all (i) Buyer Expenses; (ii) amounts included in Indebtedness or Net Working Capital; (iii) costs, fees, expenses, or liabilities arising as a result of any action taken or not taken by (A) Buyer or any of its Affiliates or (B) the Acquired Companies on or after the Closing; and (iv) costs incurred or to be incurred with obtaining the consent or approval of any third-party Person in connection with the transactions contemplated by this Agreement.

“Transaction Matters” means, collectively, the negotiation, preparation, execution, and delivery of this Agreement, the Ancillary Documents, the Disclosure Schedules and related agreements and documents, and the consummation of the transactions contemplated hereby and thereby, and the negotiation and preparation with respect to other potential transactions involving a sale of the Securities or any similar transaction (including any purchase of any of the Acquired Companies’ Equity Securities or any merger, sale of substantially all assets or similar transaction involving any of the Acquired Companies).

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration, and stock transfer Taxes, and any similar Taxes.

“Treasury Regulations” means United States Treasury regulations promulgated under the Code.

“U.S.” or “United States” means the United States of America.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local Law.

“Willful Breach” means a material breach of a covenant set forth in this Agreement by a Party that is caused by an act or omission to act by such Party, with intention or knowledge of such Party that such act or omission to act would, or would reasonably be expected to, cause a material breach of such covenant under this Agreement.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale. At the Closing, on the terms and subject to the conditions set forth in this Agreement, each Seller shall sell, transfer, assign, convey, and deliver to Buyer, and Buyer shall purchase from such Seller, all right, title, and interest in and to the Securities that are set forth opposite such Seller’s name on Exhibit A attached hereto, free and clear of all Liens.

2.2 Purchase Price. The aggregate consideration to be paid by Buyer to the Sellers for all of the Securities (the “Purchase Price”) shall be equal to (a) Five Hundred Thirty Million Dollars ($530,000,000) (the “Enterprise Value”), plus or minus, as applicable, (b) the adjustment pursuant to Section 2.5.

2.3 Closing. Buyer and the Sellers shall consummate the transactions contemplated by this Agreement by exchange of documents via electronic mail (the “Closing”), as promptly as practicable but in any event on or before the date that is two (2) Business Days after the date on which all conditions set forth in Sections 8.1 and 8.2 (other than conditions that by their terms or nature are to be satisfied at the Closing (which, for the avoidance of doubt, are Section 8.1(f) and Section 8.2(e)), but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived by the Party entitled to the benefit of the same, at 9:00 a.m., Central Time, or at such other date and time as the Parties may mutually agree in writing (the date on which the Closing occurs, the “Closing Date”). Except as otherwise set forth herein, all proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously.

2.4 Closing Deliveries.

(a) Deliveries by the Company at the Closing. At the Closing, the Company shall deliver, or cause to be delivered, to Buyer the following:

(i) units assignments evidencing the conveyance of the Securities owned by each Seller, in form and substance reasonably satisfactory to Buyer (which approval shall not be unreasonably withheld, conditioned, or delayed), duly executed by such Seller;

(ii) a copy of the resolution of the Company’s governing body, certified by an officer of the Company in his or her capacity as such (and not in his or her individual capacity) as having been duly and validly adopted and being in full force and effect as of the Closing Date, authorizing the execution and delivery of this Agreement and performance by the Company of the transactions contemplated hereby;

(iii) payoff letters, in form and substance reasonably satisfactory to Buyer (which approval shall not be unreasonably withheld, conditioned, or delayed) (collectively, the “Payoff Letters”), with respect to the Payoff Indebtedness, (A) setting forth the amount required to repay in full all such Payoff Indebtedness; and (B) providing for (x) a release by the holders of such Payoff Indebtedness of all security interests granted by the Acquired Companies to secure such Payoff Indebtedness and (y) the termination of such Payoff Indebtedness (except for customary obligations surviving the termination thereof or otherwise permitted to survive the termination thereof), in each case, upon satisfaction of the conditions set forth therein;

(iv) the Escrow Agreement, duly executed by the Sellers’ Representative;

(v) evidence that the PSP Management Agreement has been terminated, in form and substance reasonably satisfactory to Buyer (which approval shall not be unreasonably withheld, conditioned, or delayed);

(vi) a certificate dated as of the Closing Date, signed by an officer of the Company in his or her capacity as such (and not in his or her individual capacity) to the effect that the conditions set forth in Sections 8.1(a) and 8.1(b) have been satisfied (the “Company Certificate”);

(vii) an IRS Form W-9, duly executed by each Seller;

(viii) duly executed resignation letters, effective as of the Closing Date, of all directors and officers of the Acquired Companies from such director and officer positions (and solely in their capacity as such), in form and substance reasonably satisfactory to Buyer (which approval shall not be unreasonably withheld, conditioned, or delayed);

(ix) all books, records or files of the Acquired Companies in the possession of the Acquired Companies or a Seller;

(x) evidence that the authorized signatories on all bank accounts held or controlled by any Acquired Company have been amended and replaced by such authorized signatories as notified by Buyer at least five (5) Business Days prior to the Closing Date; and

(xi) duly executed consent letters, in form and substance reasonably satisfactory to Buyer (which approval shall not be unreasonably withheld, conditioned, or delayed), from (A) G4 Properties, LLC pursuant to that certain Commercial Lease, dated as of February 13, 2025, by and between G4 Properties, LLC and StormTrap LLC and (B) Offices at Windham Lakes I LLC pursuant to that certain Lease, dated as of February 14, 2015, by and between Offices at Windham Lakes I LLC and StormTrap LLC.

(b) Deliveries by Buyer at the Closing. At the Closing, Buyer shall deliver, or cause to be delivered, to the Sellers’ Representative, the following:

(i) an amount equal to the Estimated Closing Amount, by wire transfer of immediately available funds, to the account(s) designated in writing prior to the Closing Date by the Sellers’ Representative to Buyer;

(ii) a copy of the resolution of Buyer’s governing body, certified by an officer of Buyer in his or her capacity as such (and not in his or her individual capacity) as having been duly and validly adopted and being in full force and effect as of the Closing Date and authorizing the execution and delivery of this Agreement and performance by Buyer of the transactions contemplated hereby;

(iii) the Escrow Agreement, duly executed by Buyer; and

(iv) a certificate dated as of the Closing Date, signed by an officer of Buyer in his or her capacity as such (and not in his or her individual capacity) to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied (the “Buyer Certificate”).

(c) Payment of Indebtedness and Transaction Expenses. At the Closing, Buyer shall pay, or cause to be paid, on behalf of the Sellers and the Acquired Companies, (i) the Estimated Indebtedness that is Payoff Indebtedness to the agent, lenders, or other obligees named in the applicable Payoff Letter and (ii) the Estimated Transaction Expenses (other than Change of Control Obligations) to the obligees thereof.

(d) Payment of Change of Control Obligations. At the Closing, Buyer shall, on behalf of the Sellers and the Acquired Companies, contribute, or cause to be contributed, the aggregate amount of the Change of Control Obligations to the Acquired Companies and shall cause the applicable Acquired Company to pay to the applicable obligees thereof any Change of Control Obligations through its payroll system, net of all applicable Tax withholdings, as soon as reasonably practicable after the Closing (but in no event later than the end of the first regular payroll period commencing immediately following the Closing Date). Following the Closing Date, Buyer shall cause the applicable Acquired Company to timely and properly deposit any Tax withholdings described above with the appropriate Governmental Entity in accordance with the regular payroll practices of such Acquired Company. For all purposes under this Agreement, any Tax deduction available to the Acquired Companies in connection with the Change of Control Obligations shall be deducted in a Pre-Closing Tax Period.

(e) Adjustment Escrow Deposit. At the Closing, Buyer shall deposit, or cause to be deposited, with Computershare Trust Company, N.A., a national banking association organized under the laws of the United States, (the “Escrow Agent”) an amount equal to Three Million Dollars ($3,000,000) (the “Adjustment Escrow Deposit”) as part of the consideration for the Securities, to be held in escrow in an account (the “Adjustment Escrow Account”) and disbursed by the Escrow Agent in accordance with the terms and provisions of an Escrow Agreement substantially in the form attached as Exhibit D hereto (the “Escrow Agreement”).

(f) Sellers’ Representative Expense Amount. At the Closing, Buyer shall deposit, or cause to be deposited, an amount equal to Five Hundred Thousand Dollars ($500,000) (the “Sellers’ Representative Expense Amount”) by wire transfer of immediately available funds to an account designated in writing by the Sellers’ Representative prior to the Closing.

2.5 Purchase Price Adjustment.

(a) Estimated Closing Schedule. On or before the date that is five (5) Business Days prior to the Closing Date, the Sellers’ Representative shall prepare and deliver to Buyer a schedule (the “Estimated Closing Schedule”) setting forth the Sellers’ Representative’s good faith estimate of (i) each item of Indebtedness outstanding as of immediately prior to the Closing (“Estimated Indebtedness”) based on the Payoff Letters, if applicable, including the amount and payee thereof, (ii) each Transaction Expense (“Estimated Transaction Expenses”), including the amount and payee thereof, (iii) Net Working Capital (“Estimated Net Working Capital”), (iv) Cash (“Estimated Cash”), and (v) the Estimated Closing Amount resulting therefrom, in each case, together with reasonably detailed supporting documents for the calculation thereof. The Sellers’ Representative shall, and shall cause the Acquired Companies to, cooperate and provide to Buyer and its representatives all information, records, data, and working papers (including any such materials prepared by outside accountants or other advisors) and shall make available, during normal business hours, all personnel (including outside accountants and other advisors), in each case, as may be reasonably requested by Buyer in connection with its review of the Estimated Closing Schedule and the resolution of any disputes with respect thereto. The Sellers’ Representative shall consider any revisions to the Estimated Closing Schedule timely proposed by Buyer in good faith, and, to the extent that the Sellers’ Representative agrees in its sole discretion (acting in good faith) to any such revisions, the Sellers’ Representative shall deliver a revised Estimated Closing Schedule to Buyer reflecting such accepted revisions, which revised Estimated Closing Schedule shall (x) be deemed to have been delivered at the time the Sellers’ Representative delivered the initial Estimated Closing Schedule, (y) supersede and replace the prior versions for all purposes hereunder, and (z) be used for purposes of determining the Estimated Closing Amount and the other items set forth therein at the Closing. Notwithstanding anything to the contrary contained herein, in no event shall Buyer’s review of the Estimated Closing Schedule, any revision thereof by the Sellers’ Representative, or any dispute with respect thereto delay the date by which the Closing is required to have occurred pursuant to Section 2.3, determined by disregarding any review or revision of, or dispute with respect to, the Estimated Closing Schedule.

(b) Actual Closing Schedule. As soon as practicable, but not later than ninety (90) days after the Closing Date (the “Delivery Deadline”), Buyer shall prepare in good faith and deliver to the Sellers’ Representative a schedule (the “Actual Closing Schedule”) setting forth Buyer’s good faith determination of (i) each item of Indebtedness outstanding as of immediately prior to the Closing, including the amount and payee thereof, (ii) each Transaction Expense including the amount and payee thereof, (iii) Net Working Capital, (iv) Cash, and (v) the Actual Closing Amount resulting therefrom, in each case, together with reasonably detailed supporting documents for the calculation thereof; provided that, if Buyer fails to deliver an Actual Closing Schedule in accordance with the foregoing on or prior to the Delivery Deadline, then the Estimated Closing Schedule shall be deemed the Actual Closing Schedule, and the Sellers’ Representative may deliver a Protest Notice with respect thereto in accordance with Section 2.5(d). The Actual Closing Schedule and the calculation of Indebtedness, Transaction Expenses, Net Working Capital, Cash, and the Actual Closing Amount resulting therefrom shall be calculated in accordance with the definitions thereof set forth herein and the Accounting Principles.

(c) Reasonable Access. After delivery of the Actual Closing Schedule (or the Delivery Deadline, if Buyer fails to deliver an Actual Closing Schedule by the Delivery Deadline), Buyer shall, and shall, upon reasonable advance notice from the Sellers’ Representative, cause the Acquired Companies to, cooperate and provide to the Sellers’ Representative and its Representatives all information, records, data, and working papers (including any such materials prepared by outside accountants or other advisors) and shall make available, during normal business hours, all personnel (including outside accountants and other advisors), in each case, as may be reasonably requested by the Sellers’ Representative in connection with its review of the Actual Closing Schedule and the resolution of any disputes with respect thereto.

(d) Protest Notice. Within forty-five (45) days after delivery of the Actual Closing Schedule (or the Delivery Deadline, if Buyer fails to deliver an Actual Closing Schedule by the Delivery Deadline), the Sellers’ Representative may deliver written notice (the “Protest Notice”) to Buyer of any disagreement that the Sellers’ Representative may have as to the Actual Closing Schedule setting forth in reasonable detail the items in dispute. If the Sellers’ Representative fails to deliver a Protest Notice on or before the date that is forty-five (45) days after delivery of the Actual Closing Schedule (or the Delivery Deadline, if Buyer fails to deliver an Actual Closing Schedule by the Delivery Deadline), the Indebtedness outstanding as of immediately prior to the Closing, Transaction Expenses, Net Working Capital, Cash, and the Actual Closing Amount resulting therefrom, in each case, as set forth on the Actual Closing Schedule, shall be final, binding, and non-appealable by the Parties. Any negotiations during the review period and any disputes arising or resulting therefrom shall be subject to Rule 408 of the Federal Rules of Evidence, provided, however, that such protections shall not apply to (x) materials submitted to, or relied upon by, the Accounting Firm, (y) factual information, calculations, or supporting documentation underlying the determination of the purchase price adjustment, and (z) any claims involving fraud, intentional misrepresentation, or willful misconduct.

(e) Resolution of Protest. If a Protest Notice is timely delivered in accordance with Section 2.5(d), the Sellers’ Representative and Buyer shall promptly negotiate in good faith to resolve all items disputed by the Sellers’ Representative in the Protest Notice. If Buyer and the Sellers’ Representative are unable to resolve in writing all items disputed by the Sellers’ Representative in the Protest Notice within thirty (30) days after Buyer’s receipt of the Protest Notice, then either the Sellers’ Representative or Buyer shall have the right to cause the Parties to jointly engage BDO USA, P.C., or, if such firm is unable or unwilling to accept its appointment, an independent nationally recognized accounting or advisory firm with experience in such matters and that is mutually agreed upon by the Sellers’ Representative and Buyer (in either case, the “Accounting Firm”)

to resolve the remaining disputed items. The Accounting Firm shall act as an expert (and not an arbitrator) to determine, based solely on presentations and submissions by the Sellers’ Representative and Buyer and not by independent review, only those items still in dispute, in each case, in accordance with the applicable definitions set forth herein and the Accounting Principles (and not with the use or introduction of any other accounting principles, practices, policies, procedures, conventions, classifications, estimation techniques, judgments, or methodologies). All discussions and presentations by the Sellers’ Representative or Buyer to the Accounting Firm must take place in the presence (including by telephone or virtual meetings) of the other Party, and all submissions made by the Sellers’ Representative or Buyer to the Accounting Firm must be concurrently delivered to the other Party. All presentations and submissions by the Sellers’ Representative and Buyer shall be made to the Accounting Firm no later than fifteen (15) days after the engagement of the Accounting Firm, and the Accounting Firm shall be instructed by the Sellers’ Representative and Buyer to render its written decision with respect to only those items still in dispute no later than fifteen (15) days thereafter (it being acknowledged and agreed that the failure of the Accounting Firm to timely deliver its written decision shall not render the determination of the Accounting Firm invalid). In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the maximum value for such item claimed by either Party or less than the minimum value of such item claimed by either Party. All determinations made by the Accounting Firm in its written decision will be final, binding, and nonappealable by the Parties, absent manifest error or fraud. If a Party fails to comply with, make any payment required by, or otherwise perform in accordance with such determination within the time period specified herein, the other Party may seek and obtain entry of judgment, specific performance, injunctive relief, or any other appropriate remedy from any court of competent jurisdiction. For the avoidance of doubt, such court proceeding shall be limited solely to enforcement of the Accounting Firm’s determination and shall not permit any Party to re-litigate, challenge, modify, or appeal the merits of the disputed items or the Accounting Firm’s determination. The fees and expenses of the Accounting Firm shall be allocated between Buyer and the Sellers’ Representative (as determined by the Accounting Firm) so that the Sellers’ share of such fees and expenses shall be equal to the product of (i) the aggregate amount of such fees and expenses and (ii) a fraction, the numerator of which is the aggregate amount in dispute that is ultimately unsuccessfully disputed by the Sellers’ Representative and the denominator of which is the total amount in dispute submitted to the Accounting Firm. The balance of such fees and expenses shall be paid by Buyer. The term “Final Closing Schedule,” as used in this Agreement, shall mean the Actual Closing Schedule if deemed final in accordance with Section 2.5(d) or the definitive Final Closing Schedule agreed to in writing by the Sellers’ Representative and Buyer or resulting from the determinations made by the Accounting Firm in accordance with this Section 2.5(e).

(f) Payment. Within five (5) days after the determination of the Final Closing Schedule:

(i) if the Estimated Closing Amount is greater than the Actual Closing Amount, then such difference, up to the amount of the Adjustment Escrow Deposit, shall be disbursed from the Adjustment Escrow Account to Buyer; or

(ii) if the Estimated Closing Amount is less than the Actual Closing Amount, then Buyer shall pay to the Sellers’ Representative such difference, by wire transfer of immediately available funds to an account designated by the Sellers’ Representative; provided, however, that in no event will Buyer be obligated to pay an amount in excess of the amount of the Adjustment Escrow Deposit.

(g) Adjustment Escrow. Within five (5) days after the determination of the Final Closing Schedule, Buyer and the Sellers’ Representative shall deliver a joint written instruction to the Escrow Agent instructing it to disburse all of the funds in the Adjustment Escrow Account as follows: (i) to Buyer, the amount (if any) payable to Buyer pursuant to Section 2.5(f)(i), and (ii) to the Sellers’ Representative, the remaining funds in the Adjustment Escrow Account by wire transfer of immediately available funds to an account designated by the Sellers’ Representative.

(h) Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, (i) the process and adjustment set forth in this Section 2.5 shall be the sole and exclusive remedy of the Parties with respect to items required hereunder to be included or reflected in the calculation of the Actual Closing Amount (and, without limiting the generality of the foregoing, in no event shall it be used to seek recourse for any inaccuracy in the representations and warranties in Article III, Article IV, or Article V) (for the avoidance of doubt, including with respect to Section 4.21); and (ii) (A) Buyer’s right to receive a disbursement from the Adjustment Escrow Account pursuant to Section 2.5(f)(i) shall be Buyer’s sole and exclusive remedy in the event that the Actual Closing Amount is less than the Estimated Closing Amount (and in no event shall any Buyer Related Party have any remedy, recourse, or entitlement whatsoever, whether at law or in equity, against any Seller Related Party with respect thereto) and (B) the Sellers’ rights to receive a payment from Buyer pursuant to Section 2.5(f)(ii) and a disbursement of the entire Adjustment Escrow Deposit pursuant to Section 2.5(g) (in each case, pursuant to the Sellers’ Representative receipt and subsequent distribution to the Sellers thereof) shall be the Sellers’ exclusive remedies in the event that the Estimated Closing Amount is less than the Actual Closing Amount (and in no event shall any Seller Related Party have any remedy, recourse, or entitlement whatsoever, whether at law or in equity, against any Buyer Related Party (other than Buyer) with respect thereto).

2.6 Withholding. Buyer and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts payable by it pursuant to this Agreement any withholding Taxes or other amounts required by Law to be deducted and withheld. In the event that Buyer or any other applicable withholding agent, as applicable, determines that it is required to deduct or withhold from any amounts payable pursuant to this Agreement, Buyer or any other applicable withholding agent, as applicable, shall use commercially reasonable efforts to provide the Sellers with advance notice describing the amount of and basis for such deduction and withholding prior to making such deduction or withholding and the Parties shall cooperate in good faith to obtain exemption from or to otherwise reduce or eliminate any amount that would otherwise be required to be deducted or withheld. To the extent that any such amounts are so deducted or withheld and paid to the applicable taxing authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the correspondingly numbered section of the Disclosure Schedules, each Seller hereby represents and warrants, severally and not jointly, and solely as to itself, to Buyer as follows:

3.1 Organization and Authorization. If such Seller is an entity, such Seller is validly existing, and in good standing under the Laws of its jurisdiction of formation and has all requisite power and authority or capacity, as applicable, to execute, deliver, and perform this Agreement and each Ancillary Document to which it is a party and to consummate the transactions contemplated by this Agreement and such Ancillary Documents. The execution, delivery, and performance by such Seller of this Agreement and each Ancillary Document to which it is a party and the consummation by such Seller of the transactions contemplated by this Agreement and such Ancillary Documents have been validly authorized by all necessary corporate action by such Seller and its stockholders, if applicable. Such Seller has validly executed and delivered this Agreement and each Ancillary Document to which it is a party. This Agreement constitutes, and each Ancillary Document to which such Seller is a party will after the Closing constitute, assuming due execution and delivery by each other party thereto, legal, valid, and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, or similar laws in effect that affect the enforcement of creditors’ rights generally and by equitable principles.

3.2 Ownership of the Securities. Such Seller owns, beneficially and of record, and has good and valid title to all of the Securities owned by such Seller as set forth on Schedule 3.2, free and clear of any Liens (other than restrictions on transfer imposed under applicable securities Laws or under the Company’s Organizational Documents, and Liens that will be released prior to or in connection with the Closing). Except for this Agreement, there are no outstanding options, warrants, rights, calls, convertible securities, or other Contracts, rights or arrangements obligating such Seller to transfer, sell, repurchase, exchange or redeem any equity interests of any Acquired Company, including the Securities. Except as set forth in Schedule 3.2, there are no voting trusts, stockholder agreements, proxies, or other Contracts, rights, arrangements or understandings in effect with respect to the voting or transfer of any of the Securities or any beneficial ownership of the Securities.

3.3 Noncontravention. Except for applicable requirements under “blue sky” laws of various states and assuming all filings required under the HSR Act are made and any waiting periods thereunder have expired or been terminated, the execution, delivery, and performance by such Seller of this Agreement and its applicable Ancillary Documents will not (a) materially violate any Law, regulation, or order of any Governmental Entity applicable to such Seller; (b) assuming the truth and completeness of the representations and warranties of Buyer contained in this Agreement, require any material filing or registration by such Seller with, or material consent or approval with respect to such Seller of, any Governmental Entity, or (c) materially violate or conflict with the Organizational Documents of such Seller.

3.4 Litigation. There are no Suits pending or, to such Seller’s actual and conscious knowledge, threatened by or against such Seller or its Affiliates that would materially affect the Securities or would prevent or materially delay the consummation by such Seller of the transactions contemplated by this Agreement. There are no outstanding Suits against such Seller or any of its Affiliates that would reasonably be expected to prohibit, make illegal, enjoin, or restrain the transactions contemplated by this Agreement.

3.5 Brokers. Except as set forth on Schedule 3.5, no investment banker, broker, finder, or similar intermediary has been retained by or is authorized to act on behalf of such Seller that is entitled to any fee or commission from such Seller in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered section of the Disclosure Schedules, the Company hereby represents and warrants to Buyer as follows:

4.1 Organization; Capitalization.

(a) Each Acquired Company is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Acquired Company has the requisite power and authority to own and operate its respective assets and properties as they are now being owned and operated. Each Acquired Company is qualified to do business as a foreign corporation or other business entity in all of the jurisdictions in which the conduct or nature of such Acquired Company’s business makes such qualification necessary, except where the failure to qualify would not have a Material Adverse Effect. No Acquired Company owns any equity interest in any Person other than its Subsidiaries. True and complete copies of the Organizational Documents of each Acquired Company, as presently in effect, have been heretofore delivered or made available to Buyer.

(b) The Company has all requisite power and authority to execute, deliver, and perform this Agreement and each Ancillary Document to which it is a party and to consummate the transactions contemplated by this Agreement and such Ancillary Documents. The execution, delivery, and performance by the Company of this Agreement and each Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated by this Agreement and such Ancillary Documents have been validly authorized by all necessary corporate action by the Company. The Company has validly executed and delivered this Agreement and each Ancillary Document to which it is a party. This Agreement constitutes, and each Ancillary Document to which the Company is a party will after the Closing constitute, assuming due execution and delivery by each other party thereto, legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, or similar laws in effect that affect the enforcement of creditors’ rights generally and by equitable principles.

(c) Schedule 4.1(c) sets forth the authorized capital stock of each of the Acquired Companies and the number of Equity Securities in each of the Acquired Companies, in each case, that are issued and outstanding and the owner of such Equity Securities. All of the outstanding Equity Securities of each of the Acquired Companies have been duly authorized and validly issued in compliance with all applicable Laws and are fully paid and nonassessable and were not issued in violation of any agreement, arrangement or commitment to which the Company was a party at the time of such issuance. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all Equity Securities and ownership interests in the Company, free and clear of all Liens (other than Permitted Liens and restrictions on transfer imposed under applicable securities Laws or under the Company’s Organizational Documents).

4.2 Governmental and Third-Party Authorizations. Except as set forth on Schedule 4.2, and except for applicable requirements under “blue sky” laws of various states and assuming all filings required under the HSR Act are made and any waiting periods thereunder have expired or been terminated, and assuming the truth and completeness of the representations and warranties of Buyer contained in this Agreement, no material consent, approval or authorization of, declaration to, or filing or registration with any Governmental Entity or any party to a Material Contract is required to be made or obtained by any Acquired Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except in each case, for such consents or approvals the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.

4.3 Noncontravention. Except as set forth on Schedule 4.3, and except for applicable requirements under “blue sky” laws of various states and assuming all filings required under the HSR Act are made and any waiting periods thereunder have expired or been terminated, the execution, delivery, and performance by the Company of this Agreement or any Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby will not (a) violate or conflict with the Organizational Documents of the Company or any Acquired Company; (b) violate any Law applicable to the Company or any Acquired Company; (c) constitute a default by an Acquired Company under any Material Contract; or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Acquired Company, except in each case, for such violations, defaults or impositions that would not have a Material Adverse Effect.

4.4 Capitalization; Subsidiaries.

(a) Schedule 4.4(a) sets forth the entire authorized Equity Securities of each Acquired Company and a complete and correct list as of the date hereof of the issued and outstanding Equity Securities of each Acquired Company, including the name of the record owner thereof and the number of Equity Securities held thereby. All of the outstanding Equity Securities of each Acquired Company have been duly authorized and validly issued in compliance with all applicable Laws and, if applicable, are fully paid and nonassessable. Except as set forth on Schedule 4.4(a), there are no Contracts (including any options, warrants, or similar agreements) obligating any Acquired Company to issue or sell any Equity Securities. Except as set forth on Schedule 4.4(a), no Acquired Company has any Subsidiaries.

(b) Except with respect to the Organizational Documents of the Acquired Companies or as otherwise set forth on Schedule 4.4(b), no Acquired Company is party to any voting trusts, stockholder agreements, proxies or other Contracts, rights, arrangements, understandings or agreements with respect to the voting or transfer of any of its Equity Securities or the ownership thereof. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own, directly or indirectly through one or more Subsidiaries, all Equity Securities and ownership interests in each Acquired Company, free and clear of all Liens (other than Permitted Liens and restrictions on transfer imposed under applicable securities Laws or under the Company’s Organizational Documents).

4.5 Financial Statements.

(a) Schedule 4.5(a) contains true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”):

(i) (A) the audited consolidated balance sheet of the Acquired Companies, other than with respect to ACM Faircloth Holdings, Inc., J.W. Faircloth & Sons, Inc. and Faircloth Stormwater, Inc. (collectively, the “Faircloth Entities”), as of December 31, 2024, and (B) the audited consolidated balance sheet of the Acquired Companies, as of December 31, 2025, and, in each case, the related audited consolidated statements of operations and comprehensive loss, changes in member’s equity, and cash flows for the periods then ended (collectively, the “Audited Financial Statements”);

(ii) (A) the reviewed consolidated balance sheet of the Faircloth Entities, as of December 31, 2024, and the related reviewed consolidated statements of operations and comprehensive loss, changes in member’s equity, and cash flows for the period then ended and (B) the unaudited consolidated balance sheet of the Acquired Companies as of May 31, 2026 (the “Most Recent Balance Sheet”) and the related unaudited consolidated statement of operations and comprehensive loss for the five (5)-month period then ended (collectively, the “Unaudited Financial Statements”).

(b) Each of the Financial Statements (i) presents fairly, in all material respects, the financial position of the Acquired Companies, as applicable, at the dates thereof and the results of operations of the Acquired Companies, as applicable, for the periods then ended, as applicable, and (ii) was prepared in accordance with GAAP, in each case, except (A) as may be stated in the notes thereto, (B) that the Unaudited Financial Statements are subject to normal and recurring year-end adjustments and lack the footnote disclosure otherwise required by GAAP, none of which would, individually or in the aggregate, be material, and (C) as set forth on Schedule 4.5(b).

(c) Except as set forth on Schedule 4.5(c), the Acquired Companies have no Liabilities, except for (i) Liabilities specifically reflected and reserved against in the Most Recent Balance Sheet, (ii) Liabilities incurred in the ordinary course of business of the Acquired Companies since the date of the Most Recent Balance Sheet (none of which relates to a breach of contract, breach of warranty, tort, infringement, or violation of Law), (iii) Indebtedness and Transaction Expenses, and (iv) other Liabilities set forth in Schedule 4.5(c).

4.6 Absence of Certain Changes. As of the date hereof, except as disclosed in Schedule 4.6, since the Most Recent Balance Sheet:

(a) the Acquired Companies have conducted their business only in the ordinary course of business consistent with past practice;

(b) there has not been any change, event, or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c) no Acquired Company has sold, leased, transferred, or assigned any of its material assets other than in the ordinary course of business consistent with past practice;

(d) no Acquired Company has mortgaged, pledged or subjected to any Lien, any of its material properties, Equity Securities, or material assets;

(e) no Acquired Company has cancelled, compromised, waived, settled or released any material right or claim outside of the ordinary course of business consistent with past practice;

(f) no Acquired Company has sold or granted any material license or sublicense of any rights under or with respect to any material Intellectual Property other than in the ordinary course of business consistent with past practice;

(g) except for this Agreement, no Acquired Company has made or entered into any Contract to acquire or to be acquired by (whether by merger, acquisition of equity interests or assets, or otherwise) any Person, business or line of business;

(h) no Acquired Company has (i) made or authorized any change in any Organizational Document of any Acquired Company, (ii) amended any term of its Equity Securities, or (iii) authorized or effected any split or combination of any of its Equity Securities;

(i) no Acquired Company has, (i) issued, sold, transferred, or otherwise disposed of any of its Equity Securities, (ii) granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Equity Securities, (iii) required any Acquired Company to redeem or repurchase its Equity Securities or (iv) entered into any Contracts with respect to the voting of any Acquired Company’s Equity Securities, or providing for drag rights, tag rights or registration rights with respect to any Acquired Company’s Equity Securities;

(j) no Acquired Company has experienced any material damage, destruction, or loss (whether or not covered by insurance) to any of its property outside of the ordinary course of business consistent with past practice;

(k) no Acquired Company has terminated any lease for a Leased Real Property;

(l) no Acquired Company has made any material capital expenditures except in accordance with the operating budget of the Acquired Companies previously provided to Buyer;

(m) no Acquired Company has (i) granted any bonuses, whether monetary or otherwise, severance, or pension or materially increased any wages, salary, or other compensation in respect of its current employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law or in the ordinary course of business consistent with past practice, (ii) changed the terms of employment for any employee or terminated any employee, in each case, for which the costs and expenses exceeded $200,000, or (iii) acted to accelerate the vesting or payment of any compensation or benefit for any current employee, officer, director, independent contractor or consultant, in each case, that exceeded $200,000;

(n) no Acquired Company has hired or promoted any person as or to (as the case may be) an officer, or hired or promoted any employee with aggregate annual base compensation in excess of $150,000, except to fill a vacancy or in accordance with the operating budget of the Acquired Companies previously provided to Buyer;

(o) no Acquired Company has adopted, materially modified or terminated any: (i) employment, severance, change in control or retention bonus agreement with any current or former employee, officer, director, independent contractor or consultant (other than an offer letter for at-will employment and that does not provide for severance), (ii) Benefit Plan or (iii) collective bargaining or other agreement with a labor union, in each case whether written or oral;

(p) no Acquired Company has made any loan to (or forgiven any loan to) any of its stockholders or current or former directors, officers and employees (other than, for the avoidance of doubt, loans under the Company 401(k) Plan);

(q) no Acquired Company has entered into any new material line of business or abandoned or discontinued any existing material line of business;

(r) no Acquired Company has adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(s) there has not been the creation, incurrence, assumption or sufferance to exist by or on behalf of any Acquired Company of any material Indebtedness, other than in the ordinary course of business;

(t) no Acquired Company has made or changed any material Tax election, changed any annual accounting period, adopted or changed any Tax accounting method, filed any materially amended Tax Return, entered into any closing agreement with respect to any Taxes, settled any material Tax claim or assessment, surrendered any right to claim a material Tax refund, consented to claim any extension or waiver of the limitation period applicable to any material Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any material Tax; and

(u) no Acquired Company has legally obligated itself, or committed or agreed to do any of the foregoing clauses (c) through (t), or taken or omitted to take any action that would reasonably be expected to result in any of the foregoing clauses (c) through (t).

4.7 Material Contracts.

(a) Schedule 4.7(a) contains a list as of the date hereof of each Contract (in each case, other than any Benefit Plan and other than purchase orders or statements of work entered into with customers or suppliers in the ordinary course of business) pursuant to which any Acquired Company has any executory rights or obligations that:

(i) involves aggregate consideration in excess of Four Hundred Thousand Dollars ($400,000) or requires performance by any party thereto more than one year from the date hereof, which, in each case, cannot be canceled by the relevant Acquired Company without penalty or without more than ninety (90) days’ notice;

(ii) relates to the sale of any of the Company’s assets, other than in the ordinary course of business, for consideration in excess of Five Hundred Thousand Dollars ($500,000);

(iii) is a property lease (including real or personal) under which any Acquired Company is lessee involving payment obligations over the remaining term of the lease in excess of Two Hundred Fifty Thousand Dollars ($250,000) or is a capitalized lease;

(iv) is an agreement with (A) any Material Customer or (B) any Material Supplier;

(v) creates a partnership or joint venture;

(vi) obligates any Acquired Company to make any payment of severance pay or special compensation, remuneration, bonuses or benefits (including issuances or grants of any equity interest) which would become payable, increased or accelerated by reason of this Agreement or the transactions contemplated hereunder;

(vii) (A) restricts, limits, impedes or prevents any Acquired Company from (1) engaging or competing with any Person, in any type, line or kind of business or in any geographic area or (2) soliciting or hiring any person; or (B) pursuant to which any Acquired Company has granted “exclusivity” or that require any Acquired Company to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, or other Person or include minimum purchase provisions or similar requirements (including any Contracts containing “take or pay” provisions and any requirements Contracts) or grant certain prices pursuant to a most-favored nation or similar clause, in the case of each of the foregoing clauses (A) and (B), other than any confidentiality, nondisclosure, or employee nonsolicitation agreements or arrangements that are entered into by any Acquired Company in the ordinary course of business (including any such agreements or arrangements that are contained in terms and conditions provided by customers of any Acquired Company);

(viii) is an in-bound or out-bound license or Contract pursuant to which any Acquired Company licenses to or from a third-party any Intellectual Property that is material to the operation of its business (other than (A) commercially-available computer software licensed to any Acquired Company on standard terms and open source software licenses, (B) non-exclusive licenses granted in the ordinary course of business, (C) non-exclusive licenses that are immaterial, implicitly licensed, or incidental to, or not the primary purpose of the Contract, and (D) non-disclosure agreements);

(ix) is with an Affiliate of any Acquired Company (other than another Acquired Company);

(x) is with any Governmental Entity;

(xi) is a power of attorney granted to any Person;

(xii) pursuant to which any Acquired Company has acquired or disposed of any business (whether by merger, sale of capital stock, sale of assets, or otherwise), which such acquisition or disposition was consummated during the past four (4) years;

(xiii) pursuant to which any Acquired Company makes royalty payments;

(xiv) is any direct or indirect guaranty, surety, performance bond, letter of credit or similar Contract;

(xv) is with any agent, distributor or other representative providing for the sale or license by any Acquired Company of materials, supplies, goods, services, equipment or other tangible assets in excess of Five Hundred Thousand Dollars ($500,000);

(xvi) involves any resolution or settlement of any actual or threatened Suit involving any Acquired Company with a value greater than Two Hundred Fifty Thousand Dollars ($250,000), in each case, that was entered into in the last three (3) years;

(xvii) relates to Payoff Indebtedness or under which any Acquired Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or suffered any Lien (other than Permitted Liens); or

(xviii) is a collective bargaining agreement (or similar labor contract) covering any Employee.

(b) Except as set forth on Schedule 4.7(b), as of the date hereof, each Material Contract is valid, binding and in full force and effect and enforceable by the relevant Acquired Company in accordance with its respective terms. Except as set forth on Schedule 4.7(b), (i) none of the Acquired Companies is in breach or default in any material respect, (ii) none of the Acquired Companies is in breach or default, in either case, in any material respect under any Material Contract, (iii) none of the Acquired Companies has received any written notice of any breach or default, in either case, in any material respect or any written notice of the cancellation or termination of, or intent to cancel, terminate, materially decrease purchases, services or suppliers under or not to renew, any Material Contract, and (iv) there are no pending written disputes under any Material Contracts. Except as set forth on Schedule 4.7(b), to the Company’s Knowledge, as of the date hereof, (x) no counterparty to any Material Contract is in breach in any material respect of such Material Contract, and (y) no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a breach or default, in either case, in any material respect under any Material Contract.

(c) The Company has made available to Buyer a true, correct and complete copy of each Material Contract, together with all modifications and supplements thereto, as of the date hereof.

4.8 Suits. Except as set forth on Schedule 4.8, in the last three (3) years, there have been no material Suits pending or, to the Company’s Knowledge, threatened against any Acquired Company or any of the directors, officers or managers of any Acquired Company relating to any Acquired Company or its business, properties or assets. Except as disclosed on Schedule 4.8, in the last three (3) years, there are no, and in the last three (3) years there have been no, material Orders in effect with respect to any Acquired Company. Except as set forth on Schedule 4.8, no Acquired Company has initiated any Suit that is currently pending. There are no Suits, written claims or investigations pending or, to the Company’s Knowledge, threatened against any Acquired Company or its business, properties or assets that would delay, interfere with, challenge, make illegal or prevent the consummation of the transactions contemplated herein by any Acquired Company.

4.9 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 4.9, each of the Acquired Companies is, and during the last three (3) years has been, in compliance in all material respects with all Laws that are applicable to the ownership of its assets or the operation of its business. Except as set forth on Schedule 4.9, none of the Acquired Companies has received in the last three (3) years written notice from any Governmental Entity of any material violation or alleged material violation by it of any Law to which it is subject or any material Permit necessary for the ownership of its assets or the operation of its business that remains unresolved. Schedule 4.9 contains a list as of the date hereof of all material Permits held by any Acquired Company, all of which are in full force and effect.

(b) Each Acquired Company has obtained, and for the last three (3) years has maintained, all material licenses, registrations, permits, authorizations, and approvals required under the Trade Laws for its business as currently conducted, all of which are in full force and effect, and each Acquired Company is, and for the last three (3) years has been, in compliance with their respective terms.

(c) All import entries have been made in material compliance with applicable Trade Laws, including the exercise of reasonable care with respect to tariff classification, customs valuation, country of origin determination and marking, and any claims for preferential tariff treatment or duty reduction. All material duties, tariffs, fees, and taxes owed in connection with any Acquired Company’s import activities have been paid in full, and no Acquired Company has any material undisclosed liability for the same.

(d) During the last three (3) years, no Acquired Company has, directly or knowingly indirectly, sold to, purchased from, or otherwise transacted business with any Restricted Party or in connection with any country or territory subject to comprehensive sanctions.

(e) During the last three (3) years, no Acquired Company has (i) received any notice, inquiry, subpoena, penalty claim, or assessment from any Governmental Entity alleging any material violation of the Trade Laws; (ii) made any voluntary or prior disclosure to any Governmental Entity concerning any actual or potential material violation of the Trade Laws; or (iii) been subject to any material audit, investigation, seizure, detention, or enforcement action under the Trade Laws. There is no such matter pending or, to the Company’s Knowledge, threatened.

4.10 Tangible Personal Property; Condition and Sufficiency of Assets. (a) An Acquired Company has good and marketable title to, or, in the case of leased property other than the Leased Real Property, has valid leasehold interests in, all tangible personal property (including all fixtures, leasehold improvements, equipment, office, operating, and other supplies and furniture) material to its business as presently conducted, free and clear of all Liens other than Permitted Liens.

(b) The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Acquired Companies are, in all material respects, structurally sound, in good operating condition and repair, and adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by any Acquired Company, together with all other properties and assets of the Acquired Companies, (i) are sufficient in all material respects for the continued conduct of the Acquired Companies’ business after the Closing in substantially the same manner as conducted prior to the Closing and (ii) constitute all of the rights, property and assets necessary to conduct the business of the Acquired Companies in all material respects as currently conducted.

4.11 Intellectual Property.

(a) Schedule 4.11(a) contains an accurate and complete list as of the date hereof (specifying the owner thereof and the registration or application number if applicable) of (i) all patented or registered Intellectual Property owned by any Acquired Company and material to the operation of its business as presently conducted and all applications therefor (collectively, “Company IP Registrations”), and (ii) Internet domains and social media accounts and (iii) all material unregistered trademarks, material unregistered copyrights, and a list of the categories of material Trade Secrets, material know-how and material Software owned by any Acquired Company that, in each case, are material to the operation of the business as presently conducted. To the Company’s Knowledge, there are no facts or circumstances that would render any Company IP Registrations invalid or unenforceable. Except as otherwise set forth on Schedule 4.11(a), the relevant Acquired Company solely owns the entire right, title, and interest or has the rights to use the Intellectual Property owned by any Acquired Company or used in their business, free and clear of all Liens other than Permitted Liens, and none of the Company IP Registrations has been cancelled, abandoned, or adjudicated invalid or unenforceable, and all renewals and maintenance fees or any documents required to be filed for any Company IP Registrations that were due prior to the date hereof have been duly paid or filed.

(b) Schedule 4.11(b) contains a list as of the date hereof of all Contracts pursuant to which Intellectual Property is (i) licensed to any Acquired Company (excluding generally commercially available, off-the-shelf software programs licensed pursuant to shrink-wrap or “click to accept” agreements) or (ii) licensed by any Acquired Company to any third party (excluding nonexclusive licenses granted in the ordinary course of business).

(c) To the Company’s Knowledge, (i) none of the Acquired Companies are infringing, misappropriating, or otherwise violating in any material respect the Intellectual Property of any other Person, and (ii) as of the date hereof, no other Person is infringing, misappropriating, or otherwise violating in any material respect the Intellectual Property owned by any Acquired Company. No material legal proceedings (including any oppositions, interferences or re-examinations) are pending or, to the Company’s Knowledge, threatened (including in the form of offers to obtain a license or inquiries regarding the need to obtain a license) accusing any Acquired Company of infringement, misappropriation, dilution, or violation of any Intellectual Property rights of any Person in connection with the operation of any Acquired Company. The Acquired Companies have not entered into or are not otherwise bound by any consent, forbearance or any settlement agreement that materially limits the rights of the Buyer to use the Intellectual Property owned by the Acquired Companies in the manner presently used in the operation of the business.

(d) The Acquired Companies have taken commercially reasonable steps to protect and preserve the confidentiality of all material Trade Secrets. To the Company’s Knowledge, there have not been any unauthorized disclosures of Trade Secrets that would have a Material Adverse Effect on any Acquired Company.

(e) Each Acquired Company has all necessary rights to use all Company Systems and has complied in all material respects with the terms and conditions of the agreements corresponding to such Company Systems. The Company Systems, to the Company’s Knowledge, do not contain any Malicious Code. The Acquired Companies have taken commercially reasonable actions to protect the integrity and security of the Company Systems and the data and other information stored thereon.

(f) No Intellectual Property owned by any Acquired Company was developed, in whole or in part, using funding or resources from any Governmental Entity, including grants, cooperative agreements, or research funding. No Governmental Entity has any rights, title, interest, march-in rights, license rights, or other claims in or to any Intellectual Property owned by any Acquired Company.

(g) To the Company’s Knowledge, none of the Acquired Companies has disclosed any of their respective material trade secrets, know-how or Confidential Information to publicly available or unsecured AI Technology in a way that materially compromises its confidentiality, or used such AI Technology to create material customer-facing deliverables provided to customers that the Acquired Company was contractually obligated to ensure that such deliverable was owned by such customer and protectable under copyright or patent law without prior human direction and contribution.

(h) Each Person who has created or developed any Intellectual Property owned by an Acquired Company has executed a valid and enforceable written assignment assigning to the Acquired Company all right, title and interest in and to such Intellectual Property (or all such rights have otherwise vested in the Acquired Company by operation of Law).

(i) To the Company’s Knowledge, the Company Products do not contain any defects that would prevent the same from performing in accordance with the specifications, representations and warranties provided by any Acquired Company to their customers, and are operative for their intended purposes, and to the extent such Company Products, include Software, the source code of such Software, to the Company’s Knowledge, is free from Malicious Code. The Company is in actual possession of and has exclusive control over a complete and correct copy of the source code for all Software included in any Intellectual Property owned by any Acquired Company. The Company has complied in all material respects with all notice, attribution and other requirements of each license applicable to the Open Source Software incorporated into its Software. The Company has not used any Open Source Software in a manner that requires the Company or any other Person to (A) disclose or distribute the source code of the Software, (B) license or otherwise offer or distribute any Software on a royalty-free basis, or (C) grant any patent license, non-assertion covenant or, rights to modify, make derivative works based on, decompile, disassemble or reverse engineer or any other rights to any Software or owned Intellectual Property.

(j) No Acquired Company has disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any Intellectual Property to any Person, other than an independent contractor or consultant of any Acquired Company pursuant to a valid and enforceable written agreement prohibiting use or disclosure except in the performance of services for any Acquired Company.

4.12 Insurance. Schedule 4.12 sets forth a list, as of the date hereof, of each material insurance policy currently in effect to which any Acquired Company is a party or a named insured, excluding any insurance associated with any Benefit Plan. With respect to each such insurance policy, except as set forth on Schedule 4.12, as of the date hereof, (a) all premiums with respect thereto covering all current periods have been paid to the extent due and (b) no written notice of cancellation has been received with respect to such policy as of the date hereof.

4.13 Real Property.

(a) Schedule 4.13(a) contains a list of all Contracts (each, a “Real Property Lease”) pursuant to which each applicable Acquired Company leases real property as tenant, lessee, or sublessee (as applicable) (the “Leased Real Property”). Each Real Property Lease (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) is in full force and effect and is valid, binding, and enforceable against the applicable Acquired Company and, to the Company’s Knowledge, the other parties thereto, in accordance with its respective terms, in each case, in all material respects, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, or similar laws in effect that affect the enforcement of creditors’ rights generally and by equitable principles (the “Enforceability Exceptions”). No Acquired Company is in material default under any Real Property Lease and, to the Company’s Knowledge, no landlord is in material default under any Real Property Lease.

(b) The Leased Real Property constitutes all of the real property occupied or operated by any Acquired Company in connection with its business. To the Company’s Knowledge, no portion of the Leased Real Property is subject to any pending or threatened condemnation or other similar proceeding by any Governmental Entity. Except as disclosed in Schedule 4.13(b), there are no Contracts to which any Acquired Company is a party granting to any third party the right of use or occupancy of any portion of the parcels of the Leased Real Property.

(c) No Acquired Company currently owns any real property. No Acquired Company is a party to any Contract or option to purchase any real property or any interest therein.

4.14 Employees.

(a) Schedule 4.14(a) hereto sets forth, for each Employee and currently engaged individual independent contractor of each Acquired Company as of the date hereof, a true, correct and complete list of his or her, as applicable: (i) name; (ii) job title; (iii) location or region; (iv) date of hire or engagement; (v) employing or engaging entity; (vi) exempt/non-exempt status under applicable wage and hour laws; (vii) engagement status (i.e., employee or independent contractor, and whether full-time or part-time); (viii) base compensation or wage rate; (ix) active or inactive status for employees (including type of leave, if any); and (x) accrued, but unused, paid time off. Except as set forth on Schedule 4.14(a), all Employees of each Acquired Company are employed on an “at will” basis and no Acquired Company employs or retains the services of any Employee who cannot be dismissed immediately or individual independent contractor who cannot be dismissed with less than thirty-one (31) days’ notice, whether currently or immediately after the Closing, without notice and without further Liability to such Acquired Company, other than under the WARN Act or any other applicable Law. No Employee or material currently engaged individual independent contractor of any Acquired Company has given written notice of termination of employment or engagement.

(b) As of the date hereof, none of the Acquired Companies has (i) any labor strike, work slowdown, or work stoppage pending or, to the Company’s Knowledge, threatened in writing against such Acquired Company, nor has there been any labor strike, work slowdown, or work stoppage against any Acquired Company in the last three (3) years, or (ii) any pending collective bargaining negotiations, nor has any Acquired Company engaged in the last three (3) years in any collective bargaining negotiations, with any labor union or labor organization relating to Employees. None of the Acquired Companies is a party to or bound by a collective bargaining agreement or similar labor contract with a labor union or labor organization covering any Employees. No Acquired Company has agreed to recognize any union or other collective bargaining representative for its Employees. No union or collective bargaining representative has been certified as representing any Employees of any Acquired Company. To the Company’s Knowledge, no organizational attempt has been made by or on behalf of any labor union or collective bargaining unit with respect to any Employees of any Acquired Company in the last three (3) years, and there is no union campaign being conducted to solicit cards from employees to authorize a union to request certification from the National Labor Relations Board with respect to any Employees of any Acquired Company.

(c) The Acquired Companies are and have, in the last three (3) years, been in compliance in all material respects with all applicable Laws respecting or relating to labor relations, employment and employment practices, terms and conditions of employment, wages and hours, discrimination or harassment in employment; termination of employment; overtime classification; pay transparency; meal and rest breaks; employee leave requirements; child labor; occupational safety and health; plant closings; mass layoffs; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; employee training; employee wage statements; biometric screening of employees; use of artificial intelligence and automated decision-making regarding employees and applicants; diversity, equity, and inclusion matters; background checks and other consumer reports regarding employees and applicants; employment practices; negligent hiring or retention; affirmative action and other employment-related obligations on federal contractors and subcontractors; prevailing wages; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar tax; and workers’ compensation.

(d) There are no material Suits pending or, to the Company’s Knowledge, threatened in writing between any Acquired Company, on the one hand, and any of the present or former employees or independent contractors thereof, on the other hand, or against any Acquired Company relating to any of the present or former employees, or independent contractors thereof.

(e) Each Acquired Company has properly verified the employment eligibility of all of its current and, during the last three (3) years, former employees in compliance with the Immigration Reform and Control Act, as amended, and its promulgated regulations, and has retained an executed Form I-9 for each of its Employees and any required supporting documentation as required by any Laws. Each Acquired Company has fully complied in all material respects with any E-Verify requirements placed upon it under any Contract or any Laws. To the Company’s Knowledge, each Employee of the Acquired Companies is legally entitled to work in the jurisdiction in which he or she is employed and in the position in which he or she is employed. Without limiting the foregoing, (i) no Employee of any Acquired Company has presented any temporary work authorization document at the time of hire that is currently or at any future date will be subject to I-9 re-verification, (ii) no Employee of any Acquired Company is employed under an H-1B, L-1A or L-1B visa, or any other employer-petitioned non-immigrant U.S. work authorization, and (iii) during the last three (3) years, no Acquired Company has received any written correspondence from any Governmental Entity questioning the validity of the social security number or work authorization status of any employee of any Acquired Company. No executive of an Acquired Company is employed under a non-immigrant work visa or other work authorization that is limited in duration.

(f) Each Acquired Company (i) has, in the last three (3) years, properly classified and treated all of its non-leased or borrowed workers or other Persons performing services for any Acquired Company as independent contractors or employees, (ii) has, in the last three (3) years, properly classified and treated all of its employees as “exempt” or “non-exempt” from overtime requirements under all Laws and (iii) is not, and in the last three (3) years has not been, delinquent in any payments to, or on behalf of, any current or former independent contractors or employees for any services or amounts required to be reimbursed or otherwise paid, except, in each case, as would not create any material Liability for any Acquired Company.

(g) During the last three (3) years, there have been no “mass layoffs” or “plant closings” (as such terms are defined in the WARN Act) involving the Acquired Companies that implicated, or otherwise triggered notice requirements under, the WARN Act.

4.15 Benefit Matters.

(a) Benefit Plans Generally. Schedule 4.15(a) attached hereto contains a list as of the date hereof of all Benefit Plans.

(b) Change of Control Obligations. Except as set forth on Schedule 4.15(b), neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether separately or together with any other action) will result in (i) the payment or acceleration of payment of any amount of compensation or benefits to any current or former employee or director, manager, officer or independent contractor of any Acquired Company; (ii) the acceleration of the time of distribution or vesting of compensation or benefits under, or the increase in the amount or value of any benefits under, any Benefit Plan; (iii) the obligation to fund benefits under any Benefit Plan; or (iv) any forgiveness of indebtedness of any current or former employee or director, manager, officer or independent contractor of any Acquired Company.

(c) Section 280G. No Benefit Plan, individually or collectively, could, either due to the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, result in the payment of any amount that would not be deductible under Section 280G of the Code or would be subject to an excise Tax under Section 4999 of the Code. As of the date hereof, Faircloth Buyer, Inc. serves solely as a holding company with no service providers and no outstanding compensatory arrangements of any kind, and no payments will be made by or on behalf of Faircloth Buyer, Inc. in connection with the transactions contemplated by this Agreement.

(d) Pension Plans. None of the Acquired Companies or any of their ERISA Affiliates has now or at any time within the last four (4) years maintained, sponsored, contributed to, or been required to contribute to: (i) any plan subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code; (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iii) a “defined benefit plan” as defined in Section 3(35) of ERISA; (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; or (v) a “multiple employer plan” as described in Section 413(c) of the Code.

(e) Qualified Plans. With respect to each Benefit Plan intended to qualify under Section 401(a) of the Code, such Benefit Plan has received a determination letter or is the subject of an opinion letter from the U.S. Internal Revenue Service (the “IRS”) stating that the form of such plan is so qualified, and to the Company’s Knowledge, no event has occurred, and no conditions exist, which would result in the revocation of any such opinion or determination letter.

(f) Compliance. Each Benefit Plan complies in all material respects, and has at all times during the last three (3) years complied in all material respects, with all applicable Laws, including ERISA, the Code, COBRA, and the Affordable Care Act, as applicable.

(g) Contributions. An Acquired Company has made or properly accrued all payments and contributions to all Benefit Plans on a timely basis in all material respects to the extent required by the terms of each such Benefit Plan (and any insurance contract funding such plan) and any applicable Law.

(h) Prohibited Transactions. Except as would not be material, (i) no nonexempt “prohibited transactions” as such term is defined in Section 406 of ERISA or Section 4975 of the Code have occurred except late deposits that have been fully corrected in accordance with applicable Law; and (ii) none of the Acquired Companies has Tax liability under Section 4975 of the Code. No Benefit Plan, nor any trust that serves as a funding medium for any such Benefit Plan is, to the Company’s Knowledge, currently under examination or the subject of any action by the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation, or any other Governmental Entity (other than applications for determinations pending with the IRS), or in any court, and no such examination or action is pending or, to the Company’s Knowledge, has been threatened.

(i) Documentation. With respect to each Benefit Plan on Schedule 4.15(a), the Company has made available to Buyer correct and complete copies of the following documents (to the extent applicable): (i) all material plan documents, amendments, and trust agreements relating to each Benefit Plan, including any insurance contracts under which benefits are provided, as currently in effect, (ii) the most recent Internal Revenue Service notification, opinion, or determination letter relating to any Benefit Plan that is a pension plan (as defined in Section 3(2) of ERISA) that is intended to be qualified under Section 401(a) of the Code, (iii) all annual reports filed on Form 5500 or 5500-SF, as applicable, for the most recent plan year for which such form is currently required, (iv) the current summary plan description and any summaries of material modification thereto; (v) ERISA fidelity bond; (vi) any non-routine correspondence with any Governmental Entity within the last three (3) years; (vii) nondiscrimination testing results for the three (3) most recent plan years; and (viii) copies of all Forms 1094-B or 1094-C and Forms 1094-B or 1095-C for the three (3) most recent plan years.

(j) Post-Retirement Benefits. Except as set forth on Schedule 4.15(j), no Benefit Plan provides post-retirement medical benefits, post-retirement death benefits, or other post-retirement welfare benefits, except to the extent of the continuation coverage rules as provided under Sections 601 through 608 of ERISA, Section 4980B of the Code, and similar state Laws (“COBRA”) or any other similar applicable Law.

(k) Code Section 409A; Tax Gross-Ups. Each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code is in all material respects in documentary and operational compliance with Section 409A of the Code and no director, manager, officer, employee or other individual service provider of the Company is entitled to a gross-up, indemnity or other payment in respect of Taxes imposed under Sections 409A or 4999 of the Code.

4.16 Environmental Matters.

(a) Each Acquired Company is, and during the Environmental Lookback Period, has been, in compliance in all material respects with all applicable Environmental Laws, which include all requirements relating to permits required under Environmental Laws;

(b) There are no material pending or unresolved claims, notices, allegations, Orders or proceedings in connection with, and no Acquired Company has received any written notice, report, or other written information regarding any alleged material violation of or material liability, investigatory, corrective or remedial obligation arising under, any Environmental Law which is not fully and finally resolved;

(c) During the Environmental Lookback Period, there has been no Release of any Hazardous Substance at, on, under, or otherwise impacting any Leased Real Property or any other site previously owned or operated by any Acquired Company or their predecessors in interest;

(d) No Acquired Company has treated, stored, or disposed of any Hazardous Substance in a manner that has given or would give rise to any material liability or obligation under Environmental Laws;

(e) During the Environmental Lookback Period, no Acquired Company has sold or currently sells any products which contain PFAS;

(f) During the Environmental Lookback Period, no Acquired Company has assumed by contract or operation of law the material liabilities of any third party under Environmental Laws; and

(g) The Acquired Companies have provided Buyer all environmental reports, site assessments, data, audits, and material correspondence relating to all Leased Real Property and the business of the Acquired Companies that the Acquired Companies have in their possession, custody or control.

4.17 Taxes.

(a) All material Tax Returns required to be filed by or with respect to each Acquired Company have been filed with the appropriate taxing authorities, and all such Tax Returns are true, complete, and correct in all material respects. All material Taxes due and owing by or with respect to each Acquired Company (whether or not shown as due or payable on any Tax Return) have been timely paid in full.

(b) Each Acquired Company has deducted, withheld and timely paid to the appropriate taxing authority all material Taxes required to have been deducted, withheld and paid over by such Acquired Company in connection with amounts paid or owing to any employee, independent contractor, creditor, member, equity holder, or other third party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) Within the last three (3) years, no Acquired Company has waived or extended, or agreed to waive or extend, the statute of limitations applicable to the assessment, deficiency, or collection of any material Taxes or the filing of any material Tax Return.

(d) No Acquired Company is currently the subject of an audit, examination, or other action relating to the payment of Taxes or any Tax Return of such Acquired Company by any taxing authority, and no deficiency, assessment, audit, examination, or other action is currently pending or being threatened in writing by any taxing authority. Any and all material Tax deficiencies or assessments against any Acquired Company as a result of any proceeding, examination, or other action by any taxing authority have been fully paid or otherwise resolved. No claim has been made in writing by a taxing authority in a jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction.

(e) No Acquired Company has distributed the stock of any corporation or had its stock or equity interests distributed by another Person in the last two (2) years in a transaction satisfying or intending to satisfy the requirements of Section 355 or Section 361 of the Code.

(f) No Acquired Company will be required to include any item in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (ii) use of any installment sale, or open transaction method with respect to a transaction that occurred on or prior to the Closing Date, (iii) any intercompany transactions or any excess loss account described in Section 1.1502-19 of the Treasury Regulations (or any similar provision of state, local or foreign Law) established or occurring on or prior to the Closing Date, (iv) use of an improper method of accounting on or prior to the Closing Date, (v) any change in method of accounting (including adjustments pursuant to Section 481 of the Code) for a taxable period beginning before the Closing Date, or (vi) any deferred revenue or prepaid amount received on or prior to the Closing Date.

(g) No Acquired Company is a party to any understanding or arrangement described as a “reportable transaction” for purposes of Section 6707A of the Code and Treasury Regulations Section 1.6011-4.

(h) No Acquired Company is a party to any Contract relating to Tax indemnification, Tax sharing, or Tax allocation. No Acquired Company has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or by Contract or otherwise.

(i) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued in writing by any taxing authority with or with respect to any Acquired Company that will have any effect on any Post-Closing Tax Period.

(j) No Acquired Company is a member of an affiliated group (within the meaning of Section 1504(a)(1) of the Code) filing a consolidated federal income tax return.

(k) Each Acquired Company is in material compliance with all escheat or unclaimed property Laws, and there is no unclaimed property or escheat obligation with respect to property or other assets held or owned by any Acquired Company.

(l) All Taxes required to have been collected and paid on the sale of products or taxable services by each Acquired Company (whether or not denominated as sales or use Taxes) have been, in all material respects, properly and timely collected and paid over to the appropriate Tax authority, or all sales Tax exemption certificates or other proof of the exempt nature of sales of all products or services have been properly collected and, if required, submitted to the appropriate Tax authority.

(m) There are no outstanding rulings or requests for ruling pending before any Tax authority with respect to any Acquired Company.

(n) No power of attorney granted by any Acquired Company with respect to any Taxes is currently in force.

(o) No election has been made under applicable state or local income Tax Law by or with respect to any of the Acquired Companies pursuant to which any Acquired Company will be liable after the Closing Date for any state or local income Tax attributable to a Pre-Closing Tax Period that would have been borne (in whole or in part) by the current or former direct or indirect owners, equityholders, members, partners, or Affiliates of such Acquired Company had no such election been made (including any liability to make a “Specified Income Tax Payment” as defined by IRS Notice 2020-75).

(p) No Acquired Company is required to pay, reimburse, or otherwise bear responsibility for any income Tax imposed on, or the Tax liability of, any current or former direct or indirect owner, equityholder, member, partner, or Affiliate of any Acquired Company.

(q) No Seller has any right to any distributions with respect to Taxes from any of the Acquired Companies that will survive the Closing Date.

(r) Within the last three (3) years, no Acquired Company has (i) acquired assets from an unrelated, third-party corporation in a transaction in which the Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired stock of any corporation that is a qualified subchapter S subsidiary.

(s) None of the Acquired Companies has requested or received “employee retention credits” under Section 2301 of the CARES Act.

(t) There are no Liens for Taxes upon any of the assets of any Acquired Company other than Permitted Liens.

(u) Schedule 4.17(u) sets forth the entity classification for U.S. federal Income Tax purposes of each Acquired Company.

4.18 Brokers. Except as set forth on Schedule 4.18, no investment banker, broker, finder, or similar intermediary has been retained by or is authorized to act on behalf of the Company or any Acquired Company who is entitled to any fee or commission from any Acquired Company in connection with the transactions contemplated by this Agreement.

4.19 Affiliate Transactions. Except as set forth on Schedule 4.19, (a) no Seller Related Party is party to any Contract with any Acquired Company, other than an employment agreement between a Seller Related Party, on the one hand, and any Acquired Company, on the other hand, and (b) no Seller Related Party has engaged in or completed in any respect any transaction with any Acquired Company in the twelve (12) months preceding the date hereof.

4.20 Inventory. All inventory of the Acquired Companies (other than inventory disposed of or that has become obsolete in the ordinary course of business) is, in the aggregate, of a quality and quantity useable and saleable in the ordinary course of business and fit for the purpose for which it was procured or manufactured, except for damaged, defective or slow-moving items that have been written off or written down to fair market value or for which reserves or allowances have been established on the Financial Statements in accordance with GAAP.

4.21 Accounts Receivable. The accounts receivable reflected in the Unaudited Financial Statements and the accounts receivable arising since the Most Recent Balance Sheet: (a) have arisen from bona fide transactions entered into by an Acquired Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of an Acquired Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) are subject to a reserve for bad debts shown on the Unaudited Financial Statements. The reserve for bad debts shown on the Unaudited Financial Statements or, with respect to accounts receivable arising since the Most Recent Balance Sheet, on the accounting records of the relevant Acquired Company, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

4.22 Customers and Suppliers.

(a) Schedule 4.22(a) sets forth (i) a complete and accurate list of the customers whose gross purchases from the Acquired Companies in each of the two periods: the fiscal year ended December 31, 2025, and the five (5)-month period ended May 31, 2026, in each case, that place such customers in the top ten (10) customers of the Company for that period (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods.

(b) Schedule 4.22(b) sets forth (i) a complete and accurate list of the suppliers whose gross sales to the Acquired Companies in each of the two periods: the fiscal year ended December 31, 2025, and the five (5)-month period ended May 31, 2026, in each case, that place such suppliers in the top ten (10) suppliers of the Company for such period (collectively, the “Material Suppliers”); and (ii) the amount of consideration paid to each Material Supplier during such periods.

4.23 Books and Records. The Acquired Companies have, in all material respects, maintained their books and records in the ordinary course of business consistent with past practice.

4.24 Bank Accounts. Set forth on Schedule 4.24 is a list of the locations and numbers of all bank accounts, investment accounts and safe deposit boxes maintained by any Acquired Company, together with the names of all Persons who are authorized signatories or have access thereto or control thereunder.

4.25 Product Liability; Product Warranty. No Acquired Company is, and for the last three (3) years has been, a party to any Suit and, to the Company’s Knowledge, there is not any threatened Suit, in each case relating to alleged defects in any products manufactured, sold or distributed by any Acquired Company or the failure of any such products to meet the warranty specifications applicable thereto, except where such defects or failure to meet warranty specifications would not be material to the Acquired Companies, taken as a whole. There are no pending or, to the Company’s Knowledge, threatened recalls for any products manufactured, sold or distributed by any Acquired Company, other than product returns in the ordinary course of business consistent with past practice. There are no material liabilities for warranty or other claims or returns with respect to any products manufactured, sold or distributed by any Acquired Company relating to any such product defects that are not expressly reserved for in the Financial Statements.

4.26 Data Privacy and Cybersecurity.

(a) Each Acquired Company complies, and has, in the last three (3) years, complied in all material respects with all Privacy Requirements.

(b) In the last three (3) years, no Acquired Company has been subject to, or received any written notice of or audit request relating to, any Suit relating to the Processing of Personal Data, the security of Company Systems, or any actual or alleged material non-compliance with any Privacy Requirement or Security Incident. In the last three (3) years, no Person has alleged in writing that any Acquired Company has failed to comply with any Privacy Laws.

(c) None of the execution, delivery or performance of this Agreement or any of the other Ancillary Documents, the consummation of any of the transactions contemplated hereby or thereby will or would reasonably be expected to result in any material violation of any Privacy Requirement. To the Company’s Knowledge, Buyer’s (or its designated Affiliates’) Processing of Personal Data will not, and would not reasonably be expected to, result in any material violation of any Privacy Requirement, so long as Buyer (or such designated Affiliate(s)) Processes such Personal Data in a manner substantially consistent with any Processing carried out by the Acquired Company(ies) as at the Closing Date.

(d) All Company Systems are configured in accordance with applicable industry security standards and perform, and have for the last three (3) years performed, in material compliance with such standards. The Company Systems are in good working condition and are sufficient in all material respects for the businesses of the Acquired Companies as currently conducted. No Acquired Company has experienced any material disruption to, or material interruption in, the conduct of its business attributable to a defect, error, or other failure or deficiency of any Company System. Each Acquired Company maintains reasonable and appropriate business continuity and disaster recovery plans relating to Company Systems, which are routinely tested with a frequency consistent with good industry and information security practices.

(e) Each Acquired Company has established, and is and has for the last three (3) years been in material compliance with, a written information security program that: (i) includes reasonable and appropriate administrative, technical and physical safeguards designed to protect the security, confidentiality, and integrity of Company Systems and all Company Data;; and (ii) materially complies with all applicable Privacy Requirements. Each Acquired Company has performed regular security risk assessments with respect to Company Systems and Company Data and has addressed and remediated all material threats and deficiencies identified in those security risk assessments.

(f) No Acquired Company has experienced a material Security Incident in the last three (3) years. In the last three (3) years, no Acquired Company has received any written claim or written notice from any party that a Security Incident may have occurred or is being investigated, and no Acquired Company is or has been required under any Privacy Requirement to notify any Person, Governmental Entity, or other third party of a Security Incident.

(g) Schedule 4.26(g) sets forth a true, correct and complete list of each model or algorithm within any AI Technology that: (i) is proprietary to any Acquired Company; or (ii) was trained, validated, tested or otherwise improved on behalf or wholly or partly at the direction of any Acquired Company, and which, in either case (i) or (ii), included any Personal Data in the relevant Training Data for such model or algorithm, together with for each such model or algorithm the relevant categories of Personal Data and data subjects comprised within such Training Data.

4.27 Anti-Bribery and Corruption. Except as set forth in Schedule 4.27, none of the Acquired Companies or any director or officer of any Acquired Company, or, to the Company’s Knowledge, any agent, employee or other Person acting on behalf of any Acquired Company has, in the course of its, his or her actions for, or on behalf of, any Acquired Company (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in material violation of any applicable domestic anti-bribery or anti-corruption law, including any applicable state commercial bribery laws, or any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and each Seller as follows:

5.1 Organization and Authorization. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite power and authority to execute, deliver, and perform this Agreement and each Ancillary Document to which it is a party and to consummate the transactions contemplated by this Agreement and such Ancillary Documents. The execution, delivery, and performance by Buyer of this Agreement and each Ancillary Document to which it is a party and the consummation by Buyer of the transactions contemplated by this Agreement and such Ancillary Documents have been validly authorized by all necessary corporate action by Buyer. Buyer has validly executed and delivered this Agreement and each Ancillary Document to which it is a party. This Agreement constitutes, and each Ancillary Document to which Buyer is a party will after the Closing constitute, assuming due execution and delivery by each other party thereto, legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, or similar laws in effect that affect the enforcement of creditors’ rights generally and by equitable principles.

5.2 Governmental and Third-Party Authorizations. Except for applicable requirements under “blue sky” laws of various states and assuming all filings required under the HSR Act are made and any waiting periods thereunder have expired or been terminated, no material consent, approval, or authorization of, declaration to, or filing or registration with any Governmental Entity or any other party to a Contract to which Buyer is a party is required to be made or obtained by Buyer in connection with the execution, delivery, and performance by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except for such consents or approvals the failure of which to obtain would not adversely affect or delay the ability of Buyer to consummate the transactions contemplated by this Agreement in any material respect.

5.3 Noncontravention. Except for applicable requirements under “blue sky” laws of various states and assuming all filings required under the HSR Act are made and any waiting periods thereunder have expired or been terminated, the execution, delivery, and performance by Buyer of this Agreement and its applicable Ancillary Documents will not (a) materially violate any Law, regulation, or order of any Governmental Entity applicable to Buyer, (b) assuming the truth and completeness of the representations and warranties of the Company and each Seller contained in this Agreement, require any material filing or registration by Buyer with, or material consent or approval with respect to Buyer of, any Governmental Entity, or (c) materially violate or conflict with the Organizational Documents of Buyer.

5.4 Brokers. Except for Jefferies LLC, no investment banker, broker, finder, or similar intermediary has been retained by or is authorized to act on behalf of Buyer who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

5.5 Investment Representations. Buyer is acquiring the Securities for its own account and not with a view to distribution within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. Buyer is knowledgeable about the industries in which the Acquired Companies operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time.

5.6 Litigation. There are no Suits or Orders pending or, to Buyer’s Knowledge, threatened against Buyer or any of its Affiliates that are reasonably likely to prohibit or restrain the ability of Buyer to enter into this Agreement or any Ancillary Document or to consummate the transactions contemplated hereby or thereby.

5.7 No Foreign Person. Buyer is neither a “foreign person” (as defined in 31 C.F.R. § 800.224 and 22 C.F.R. § 120.63) nor under foreign ownership or foreign control (as defined in 22 C.F.R. § 120.65). Buyer will not become a foreign person (as defined in 31 C.F.R. § 800.224 and 22 C.F.R. § 120.63) nor come under foreign ownership or foreign control (as defined in 22 C.F.R. § 120.65) as a result of the transactions contemplated by this Agreement. No foreign person (as defined in 31 C.F.R. § 800.224 and 22 C.F.R. § 120.63) will obtain any of the following as a result of the transactions contemplated by this Agreement: (a) access to any material nonpublic technical information (as defined in 31 C.F.R. § 800.232) in the possession of any Acquired Company, (b) membership or observer rights on the board of directors or equivalent governing body of any Acquired Company or the right to nominate an individual to a position on the board of directors or equivalent governing body of any Acquired Company, (c) any involvement, other than through the voting of shares, in the substantive decision making (as defined in 31 C.F.R. § 800.245) of any Acquired Company; or (d) control (as defined in 31 C.F.R. § 800.208) of any Acquired Company.

5.8 Capacity To Close. Buyer has, and at all times until Closing will have, immediately available funds that are in the aggregate sufficient to make payment of the Purchase Price on the Closing Date and all other payments required hereunder and to consummate the transactions contemplated hereby, in each case, without any third-party consent or approval required.

5.9 Solvency. Assuming the conditions set forth in Sections 8.1(a) and 8.1(b) are satisfied, then, immediately after giving effect to the transactions contemplated hereby, Buyer and each of the Acquired Companies will not be insolvent as defined in Section 101 of Title 11 of the United States Code. No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay, or defraud either present or future creditors of Buyer or its Subsidiaries (including the Sellers and each Acquired Company).

5.10 No Orders. Except as set forth on Schedule 5.10, neither Buyer nor any Buyer Entity nor any of their respective Affiliates is subject to any Order, settlement agreement, undertaking, prior notice or approval obligation, pending or threatened Suit, inquiry, investigation, request for information or documents, subpoena, compulsory process, material regulatory correspondence or other restriction imposed by, entered into with, or received from any Governmental Entity that would reasonably be expected to (i) prevent, materially delay or materially impair Buyer’s ability to consummate the transactions contemplated by this Agreement, (ii) materially restrict the ownership, operation or integration of the Acquired Companies following the Closing, or (iii) require Buyer, any Buyer Entity, any of their respective Affiliates or, following the Closing, any Acquired Company to dispose of, hold separate, license, limit, restrict or otherwise modify the conduct of any material business, product line, service line, asset or commercial relationship.

5.11 R&W Policy. Buyer has delivered to the Company a true, accurate, and complete copy of (a) the binder agreement for each R&W Policy bound concurrently with the execution of this Agreement, including the form of the R&W Policy attached thereto, and (b) the no claims declaration delivered in connection with the inception thereof. The binder agreement for each such R&W Policy is in full force and effect and is a legal, valid, binding, and enforceable obligation of Buyer and, to the Knowledge of Buyer, the insurer(s) party thereto, except as enforcement may be limited by the Enforceability Exceptions.

ARTICLE VI

PRE-CLOSING COVENANTS

6.1 Reasonable Best Efforts. From the date hereof until the earlier of the Closing or valid termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except as otherwise expressly provided in this Agreement, each Party shall use reasonable best efforts to cause the conditions set forth in Article VIII to be satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable and in any event on or before the Outside Date. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.1 or elsewhere in this Agreement shall require any Seller or any other Seller Related Party (including the Acquired Companies) to (a) provide financing to Buyer or any other Buyer Related Party for the consummation of the transactions contemplated hereby or (b) seek or obtain any consents, notices, approvals, or other authorizations to any of the transactions contemplated by this Agreement or any Ancillary Document that may be required from any party to any Contract to which any Acquired Company is a party or any Governmental Entity (clause (b), collectively, “Transaction Consents”), except as expressly provided in Section 6.2. Buyer acknowledges that certain Transaction Consents have not been obtained and may not be obtained. Buyer agrees that, notwithstanding anything to the contrary herein, (i) no Seller Related Party shall have any Liability (and the Buyer Related Parties will not be entitled to assert any claims) arising out of or relating to any failure to obtain any Transaction Consent in connection with the execution, delivery, and performance by the Sellers of this Agreement or any Ancillary Document to which they are a party or the consummation of the transactions contemplated hereby or thereby, including any default, acceleration, termination, or loss of right under any Contract or Permit as a result of such failure; and (ii) in no event shall any matter arising out of or relating to any such failure, default, acceleration, termination, or loss (A) violate or breach, or be deemed to violate or breach, any provision of this Agreement in any way, (B) serve as a basis for Buyer to terminate this Agreement, or (C) cause or be deemed to cause any of the conditions contained in Article VIII (except, as applicable, the condition in Section 8.1(c)) to have not been satisfied.

6.2 Regulatory Matters.

(a) Without limiting the generality of Section 6.1, Buyer and the Company shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, file, or cause to be filed, with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated by this Agreement and any supplemental information requested in connection therewith pursuant to the HSR Act. Each of Buyer and the Company shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the applicable Antitrust Laws. Buyer shall have primary responsibility for obtaining and defending all approvals, clearances, and expirations or terminations of waiting periods pursuant to any Antitrust Law, subject to the Company’s reasonable cooperation as expressly set forth in this Section 6.2. Buyer and the Company shall, and shall cause their respective Affiliates to, cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any Governmental Entity under any applicable Laws with respect to any such filing or any such transaction and shall promptly make an appropriate response to any inquiries or requests for additional information or documentary material from any such Governmental Entity. Subject to applicable Law, each Party shall promptly inform the other Party of any material oral communication and provide copies of material written communications with any Governmental Entity regarding any such filings or any such transaction; provided that materials may be redacted (A) to remove references concerning the valuation of the Acquired Companies, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Subject to applicable Law, no Party shall independently participate in any meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other Party prior written notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. Subject to applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any Party relating to proceedings under the HSR Act or other Antitrust Laws. Buyer shall directly pay or promptly reimburse the Sellers’ Representative, the Sellers, the Acquired Companies and their respective Representatives for any and all costs and expenses incurred by or on behalf of any Seller Related Party or Acquired Company in connection with responding to any Request for Additional Documents and Information (a “Second Request”) up to a maximum of Three Million Dollars ($3,000,000), (collectively, the “Antitrust Expenses”). The Sellers and the Acquired Companies shall use reasonable best efforts to cooperate to the extent reasonably practicable and to respond to any Second Request in an efficient and expeditious manner. Within ten (10) Business Days following the end of each month following a Second Request, the Company will deliver, or cause to be delivered, to the Buyer a detailed statement setting out the Antitrust Expenses incurred in such month and a good faith projection of the Antitrust Expenses that the Company expects to occur in the following month.

(b) Buyer shall not, and shall cause the Buyer Entities and its and their respective Affiliates not to, take any action, or refrain from taking any action, the effect of which would reasonably be expected to delay or adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement as promptly as practicable and in any event on or before the Outside Date. Without limiting the foregoing, Buyer shall not, and shall cause the Buyer Entities and its and their respective Affiliates not to, acquire, invest in, or otherwise obtain any interest in any Person or portion thereof or agree to do any of the foregoing if entering into a definitive agreement relating to or consummating such a transaction could reasonably be expected to (i) delay obtaining, or increase the risk of not obtaining, any clearance required under the HSR Act for the consummation of the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated by this Agreement, or (iii) delay the consummation of the transactions contemplated by this Agreement.

(c) Buyer shall, and shall cause the Buyer Entities and its and their respective Affiliates to, promptly take any and all actions as may be required to obtain the required approvals and/or the expiration of applicable waiting periods under the HSR Act, and to avoid or eliminate each and every impediment under any Law or Order that may be asserted by any Governmental Entity or any other Person, so as to enable the transactions contemplated by this Agreement to be consummated as promptly as possible after the date of this Agreement and in any event on or before the Outside Date, provided, that, notwithstanding the foregoing, nothing in this Section 6.2 or elsewhere in this Agreement shall require any Buyer Entity to (x) contest, administratively or in court, any Suit or order of any Governmental Entity or any other Person respecting the transactions contemplated by this Agreement, or (y) sell, divest, or otherwise dispose of assets or businesses of the Buyer Entities or the Acquired Companies.

6.3 Conduct of Business. Except (i) as set forth on Schedule 6.3, (ii) as required by Law or any Order, (iii) as expressly contemplated by this Agreement, (iv) as Buyer may otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned, or delayed) or (v) in connection with any commercially reasonable action that the applicable Acquired Company reasonably and in good faith determines is necessary or prudent to take (or refrain from taking) to prevent or mitigate a business emergency or other unforeseen operational matter, the Company shall, and shall cause each other Acquired Company, to:

(a) conduct its business in the ordinary course of business consistent with past practice in all material respects (except as otherwise provided in this Section 6.3);

(b) not sell, lease, transfer, or assign any of its material assets other than in the ordinary course of business consistent with past practice;

(c) not cancel, compromise, waive, or release any material right or claim other than in the ordinary course of business consistent with past practice;

(d) not grant any material license or sublicense of any rights under or with respect to any Intellectual Property other than in the ordinary course of business consistent with past practice;

(e) not incur or guaranty any incremental Indebtedness for borrowed money in excess of $5,000,000 in the aggregate (other than draws under a revolving line of credit);

(f) not make or authorize any change in any of its Organizational Documents;

(g) except in accordance with the operating budget of the Acquired Companies previously provided to Buyer, not make or commit to make any capital expenditure in excess of $250,000, individually, or $1,000,000, in the aggregate, for the Acquired Companies;

(h) not issue, sell, or otherwise dispose of any of its Equity Securities or grant any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Equity Securities, or split, combine, subdivide, redeem or reclassify any of its Equity Securities, and/or undertake any reorganization;

(i) not make any changes in accounting methods, principles, policies, procedures, or practices, except as required by a change in Law or GAAP;

(j) not settle, compromise or initiate Suit, in each case, that involves an amount in dispute that exceeds $250,000; provided, that this clause (j) shall not prohibit (1) the ability of any insurer providing insurance coverage to an Acquired Company from taking any of the following actions so long as such insurer has agreed in writing that the applicable Suit is covered under such insurer’s applicable insurance policy without any monetary liability to any Acquired Company, (2) the ability of any Acquired Company to commence Suit in the ordinary course of business consistent with past practice in such cases where it in good faith determines that failure to commence such action, suit, dispute, arbitration or other legal proceeding would result in the material impairment of a valuable aspect of the Acquired Companies’ business(es) or result in a loss of rights of substantial value; provided, that it consults with Buyer prior to the filing thereof, or (3) Suit relating to a breach of this Agreement or any Ancillary Document;

(k) not take any actions with respect to collection practices that would result in a material and durationally significant reduction in the demand for services offered by the Acquired Companies;

(l) not enter into, amend, modify, vary the terms of employment and/or terminate the employment of any Employee with an annual salary in excess of $200,000, or terminate (other than for cause) the employment of any such Employee; provided, that this clause (l) shall not apply to any renewal of employment terms with any such Employee in the ordinary course of business consistent with past practice;

(m) not declare, set aside for payment or pay any non-cash dividend or any non-cash distribution on, or made any other distribution in respect of, any of its Equity Securities or otherwise make any payments to its holders of Equity Securities;

(n) not cancel or terminate any insurance policies or cause any of the coverage thereby to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing, to the extent reasonably available, coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(o) not pledge, sell, lease, transfer, license, assign or otherwise make subject to a Lien any material asset;

(p) not make or change any material Tax election, change an annual accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other action relating to Taxes if the effect of such action would be to materially increase the Tax Liability of any of the Acquired Companies in Post-Closing Tax Periods;

(q) not enter into, materially amend, or terminate any Material Contract (other than in the ordinary course of business consistent with past practice or upon any expiration of the term of any Material Contract on substantially similar terms); and

(r) not legally obligate itself, or commit or agree to do any of the foregoing clauses (b) through (q).

Buyer’s written consent to any action restricted by this Section 6.3 shall be deemed granted on the earlier of (i) the date of delivery of such consent to the Company by Buyer and (ii) the tenth (10th) Business Day (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in the request delivered to Buyer by the Company) after delivery by the Company to Buyer of such request for consent unless Buyer notifies the Company to the contrary in writing prior to such date. Notwithstanding the foregoing or anything else in this Agreement to the contrary, (i) prior to the Closing, the Acquired Companies shall be permitted to pay any Indebtedness or Transaction Expense and/or make any distribution, dividend, or other transfer of cash to another Acquired Company and/or any Seller; and (ii) without limiting the generality of the foregoing clause (i), in no event shall any matter arising out of or relating to any actions or omissions contemplated in the foregoing clause (i) or any breach of, or failure to consummate any transaction contemplated by, any Buyer Employee Agreement (A) violate or breach or be deemed to violate or breach any provision of this Agreement in any way, (B) serve as a basis for Buyer to terminate this Agreement, or (C) cause or be deemed to cause any of the conditions contained in Article VIII to have not been satisfied. Nothing contained in this Agreement shall give Buyer, directly or indirectly, rights to control or direct the operations of any Acquired Company before the Closing.

6.4 Access to Books and Records. During the Pre-Closing Period, the Company shall provide, and cause each of the other Acquired Companies to provide, Buyer and its Representatives with reasonable access, upon prior reasonable written request, during regular business hours, to (a) the officers and employees of the Acquired Companies (subject to Section 6.6) and (b) the Books and Records, but, in each case, only to the extent relating to the assets, liabilities, or business of any Acquired Company; provided that (i) Buyer and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Acquired Companies; (ii) none of the Company or any of the Acquired Companies shall be obligated to provide such access or information to the extent that (A) doing so would violate any applicable Law or expose such Person to any liability for disclosure of any Personal Data, (B) any information, documents, or materials are subject to an attorney-client, attorney work product, or other evidentiary privilege or protection, or (C) such access or information is competitively sensitive or otherwise proprietary to the Company or any Acquired Company; provided, further, that, in the case of any access or information withheld pursuant to this clause (ii), the Company shall identify any such withheld access or information to Buyer at such time and use its commercially reasonable efforts to communicate the substance of such access or information to Buyer via an alternative method; and (iii) in no event shall such access extend to any sampling or analysis of soil, groundwater, building materials, or other environmental media.

6.5 Exclusivity; No Solicitation of Other Bids.

(a) During the Pre-Closing Period, the Sellers and the Company shall not, and shall not authorize or permit any of their Affiliates (including the Acquired Companies) or any of their respective Representatives to, directly or indirectly, (i) solicit, encourage, initiate, facilitate, continue inquiries or engage in discussions or negotiations regarding an Acquisition Proposal (other than with the Buyer Related Parties and their Representatives acting on behalf of the Buyer Related Parties); (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal (other than the Buyer Related Parties and their Representatives acting on behalf of the Buyer Related Parties); or (iii) enter into any agreement or other instrument (whether or not binding) with any Person (other than the Buyer Related Parties and their Representatives acting on behalf of the Buyer Related Parties) concerning any

Acquisition Proposal. The Sellers shall immediately cease and cause to be terminated, and shall cause their Affiliates (including the Acquired Companies) and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than the Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Acquired Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of any Acquired Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of any Acquired Company’s properties or assets.

(b) In addition to the other obligations under this Section 6.5, the Sellers shall promptly (and in any event within one (1) Business Day after written receipt thereof by any Seller, any Acquired Company or their or its Representatives) advise the Buyer in writing of any Acquisition Proposal, any communications in any form with respect to any Acquisition Proposal, or any inquiry with respect to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, and the identity of the Person making the same.

(c) The Sellers agree that the rights and remedies for noncompliance with this Section 6.5 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Buyer and that money damages would not provide an adequate remedy to the Buyer.

6.6 Communications Prior to Closing. During the Pre-Closing Period, Buyer and Buyer’s Representatives may not contact or communicate with any Representative, lender, customer, supplier, or service provider of any Acquired Company or any direct or indirect equity holder of any Seller, in each case, other than (a) Mayer Brown, Raymond James & Associates, Inc., and William Blair & Company, L.L.C. or (b) pursuant to Section 6.4 in connection with the transactions contemplated hereby without the prior written approval of the Sellers’ Representative.

ARTICLE VII

OTHER COVENANTS

7.1 Access to Books and Records. Buyer shall maintain until the seventh (7th) anniversary of the Closing Date all Books and Records relating to any Acquired Company or any asset or liability of any Acquired Company prior to the Closing in the manner such Books and Records are maintained immediately prior to the Closing Date. After the Closing, Buyer shall provide the Sellers’ Representative and its Representatives with access, upon prior reasonable written request, during regular business hours, to (a) the officers of the Acquired Companies and (b) the Books and Records, but, in each case, only to the extent relating to the assets, liabilities, or business of any Acquired Company prior to the Closing, and the Sellers’ Representative and its Representatives shall have the right to make copies of such Books and Records at its sole cost; provided that (i) the Sellers’ Representative and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Acquired Companies; and (ii) none of Buyer or any of the Acquired Companies shall be obligated to provide such access or information to the extent that (A) doing so would violate any applicable

Law or expose such Person to any liability for disclosure of any Personal Data or (B) any such information, documents, or materials are subject to an attorney-client, attorney work product, or other evidentiary privilege or protection; provided, further, that, in the case of any access or information withheld pursuant to this clause (ii), Buyer shall identify any such withheld access or information to the Sellers’ Representative at such time and use its commercially reasonable efforts to communicate the substance of such access or information to the Sellers’ Representative via an alternative method.

7.2 Indemnification; Directors and Officers Insurance.

(a) From and after the Closing Date, Buyer shall, and shall cause each of the Acquired Companies to, to the fullest extent permitted by Law, indemnify, defend, and hold harmless each individual who on or prior to the Closing Date was a director, manager or officer, of any Acquired Company (each, a “Covered Party”) against all Suits, claims, actions, Liabilities, losses, damages, judgments, fines, Taxes, penalties, fees, costs, or expenses (including reasonable attorneys’ fees, costs, and expenses) incurred or suffered by such Covered Party arising out of or relating to any act or omission of such Covered Party in their capacity as a director, manager, officer, employee, trustee, or fiduciary of any Acquired Company, in each case, at any time prior to or on the Closing Date (including the negotiation, entry into, performance, and consummation of the transactions contemplated by this Agreement and the Ancillary Documents). Neither Buyer nor any Acquired Company shall settle, compromise, or consent to the entry of any judgment in any pending or threatened Suit with respect to which a Covered Party may be entitled to indemnification hereunder without the prior written consent of such Covered Party, unless such Covered Party is given an express and unconditional full release of any and all Liability by all relevant parties. The foregoing shall be in addition to, and shall not modify or limit, any other rights any Covered Party may have under any Organizational Document, insurance policy, Contract, or Law.

(b) For a period of not less than six (6) years from and after the Closing Date, Buyer shall cause the Organizational Documents of each Acquired Company to contain provisions no less favorable with respect to exculpation, indemnification, contribution, advancement of expenses, or reimbursement of the Covered Parties than are set forth in their respective Organizational Documents as of the date hereof. Buyer agrees that all rights of the Covered Parties to exculpation, indemnification, contribution, advancement of expenses, or reimbursement with respect to acts or omissions occurring at or prior to the Closing pursuant to any Organizational Document of any Acquired Company as in effect on the date hereof, any Contract with a Covered Party as in effect on the date hereof, or any applicable Law shall survive the Closing and shall continue in full force and effect in accordance with their terms.

(c) On or prior to the Closing Date, the Company and the other Acquired Companies shall obtain, at Buyer’s sole cost and expense, a non-cancelable run-off insurance policy for the Financial Protection liability policy (including Employment Practices, Crime, and Fiduciary) for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts, or omissions occurring on or prior to the Closing Date, including in connection with this Agreement and the transactions contemplated hereby, for all Covered Parties (the directors’ and officers’ liability coverage thereunder, the “D&O Insurance”). Buyer shall cause any Acquired Company, as applicable, to maintain the D&O Insurance in full force and effect and continue to honor the obligations thereunder. The D&O Insurance shall (i) provide aggregate coverage limits of not less than the greater of (x) the aggregate coverage limits of the Acquired Companies’ directors’ and officers’ liability insurance policies that are in effect as of the date hereof (the “Existing Policies”) and (y) $15,000,000, (ii) contain terms, conditions, retentions, and limits of liability that are no less favorable, in the aggregate, to the Covered Parties than those of the Existing Policies, and (iii) be issued by one or more insurers having an A.M. Best financial strength rating of “A-” (or a comparable rating from S&P) or better.

(d) Buyer hereby acknowledges that certain Covered Parties may have rights to indemnification, contribution, advancement of expenses, reimbursement, and/or insurance provided by Persons other than the Acquired Companies (collectively, the “Other Indemnitors”). Buyer hereby agrees (i) that Buyer and the Acquired Companies are the indemnitors of first resort (i.e., their obligations to the Covered Party are primary and any obligation of the Other Indemnitors is secondary), (ii) Buyer and the Acquired Companies shall be required to indemnify and advance expenses to any Covered Party to the extent required by the terms of this Agreement, the applicable Organizational Documents of the Acquired Companies, and/or applicable Law, without regard to any rights the Covered Party may have against the Other Indemnitors or any insurance provided thereby, and (iii) Buyer, on its own behalf and on behalf of the other Buyer Related Parties and their respective successors and assigns, hereby unconditionally and irrevocably waives, releases, and forever discharges each of the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation, or any other recovery of any kind in respect thereof. Notwithstanding the foregoing, no Covered Party shall be entitled to indemnification or to recover compensation under this Section 7.2 to the extent that such Covered Party has already been fully compensated in respect of the applicable Liability giving rise to such claim for indemnification or compensation (for the sake of clarity, the intent of this sentence is merely to avoid “double counting” and not to limit any right of a Covered Party to recover under this Section 7.2).

(e) In the event Buyer or any Acquired Company (i) consolidates with or merges into any other Person and shall not be the continuing entity after such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such continuing entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 7.2.

7.3 Tax Matters.

(a) Preparation of Tax Returns. The Sellers’ Representative shall timely prepare and file, or cause to be timely prepared and filed, all Flow-Through Returns for or with respect to the Acquired Companies with respect to any Tax period (or any portion thereof) ending on or prior to the Closing Date, regardless of when such Flow-Through Returns are required to be filed (such Tax Returns, “Sellers’ Tax Returns”). Buyer shall cooperate and assist the Sellers’ Representative following the Closing in the preparation of any such Flow-Through Returns. All Sellers’ Tax Returns shall be prepared in a manner consistent with past practice, except as required by applicable Law. Buyer shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns of the Acquired Companies due after Closing, other than Sellers’ Tax Returns. All such Tax Returns that relate to any Pre-Closing Tax Period or Straddle Period shall be prepared in a manner consistent with past practice, except as required by applicable Law. Sellers shall be liable for the payment of any Taxes shown as due on all Sellers’ Tax Returns in this Section 7.3(a)

allocable to Pre-Closing Tax Periods (as calculated in accordance with Section 7.3(b)), and shall pay the applicable tax authority by the due date for such payment. With respect to all Tax Returns in respect of Income Taxes of the Acquired Companies for any Pre-Closing Tax Period that are not Sellers’ Tax Returns (all such Tax Returns described in this sentence, the “Buyer Prepared Tax Returns”), Buyer shall (i) prepare or cause to be prepared such Buyer Prepared Tax Returns in a manner consistent with the allocation methodologies in Section 7.3(b), and (ii) provide drafts of each such Tax Return to the Sellers’ Representative for its review and comment no later than twenty (20) days before the due date (taking into account applicable extensions) for each such Buyer Prepared Tax Return. Buyer and the Sellers’ Representative shall negotiate in good faith to resolve any disagreement about any reasonable comments provided by the Sellers’ Representative with respect to any such Buyer Prepared Tax Return within ten (10) days of the delivery of such Tax Return to the Sellers’ Representative for its review and comment. Any remaining disputed matters that are not resolved by Buyer and the Sellers’ Representative shall be promptly submitted to the Accounting Firm for resolution in a manner consistent with Section 2.5(e), mutatis mutandis. To the extent the Taxes shown as due on any Buyer Prepared Tax Returns that are attributable to a Pre-Closing Tax Period after such amounts are determined pursuant to this Section 7.3(a) (excluding, for the avoidance of doubt, any Taxes resulting from any Section 338(g) election (or any comparable election under state, local, or non-U.S. Law) made by Buyer) are (x) greater than the amount of Taxes included in Indebtedness, Sellers shall promptly pay Buyer (or its designee) the difference between the amount of such Taxes and the amount of Taxes included in Indebtedness, and (y) less than the amount of Taxes included in Indebtedness, Buyer shall pay Sellers the difference between the amount of Taxes included in Indebtedness and the amount of such Taxes. Buyer shall timely file all such Buyer Prepared Tax Returns and timely pay all Taxes due to the applicable taxing authority.

(b) Allocation of Straddle Period Tax Liability. For all purposes under this Agreement, in the case of any Straddle Period, the portion of Taxes (or any Tax refund and amount credited against any Tax) that are allocable to the portion of the Straddle Period ending on the Closing Date will be, (i) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, payroll, gross receipts, or sales, deemed the amount of such Taxes (or Tax refund or amount credited against Tax) for such entire Straddle Period, multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending on the end of the Closing Date and the denominator of which is the number of calendar days in such entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the Tax period of the Acquired Companies terminated at the end of the Closing Date.

(c) Tax Refunds. The Sellers shall be entitled to any refund or credit of Taxes in lieu of a refund that is reflected on Schedule 7.3(c) that relates to a Pre-Closing Tax Period of the Acquired Companies, and is actually received or utilized by Buyer or any Acquired Company to reduce cash Taxes otherwise due by the Acquired Company; provided that, for the avoidance of doubt, Sellers shall not be entitled to any such refund or credit to the extent (a) attributable to the carryback by an Acquired Company of any Tax attribute generated in a taxable period (or portion thereof) beginning after the Closing, or (b) reflected on Schedule 7.3(c) (any such refund or credit to which the Sellers are entitled pursuant to this Section 7.3(c), a “Tax Refund”). Promptly after actual receipt or utilization by Buyer (including the Acquired Companies after the Closing Date) of any Tax Refund, Buyer shall pay or cause to be paid, by wire transfer of immediately available funds, such Tax Refund to the Seller net of any Taxes imposed on the receipt thereof and reasonable out-of-pocket costs incurred in connection therewith. Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any Acquired Company shall be required to take any action to pursue or obtain any Tax Refund. If any such Tax Refund is subsequently challenged successfully by any Tax authority, the Sellers shall repay to Buyer (or its designee) any resulting reduction in amount of such Tax Refund (together with any interest and penalties assessed by such Tax authority specifically in respect of such amount).

(d) Transaction Deductions. The Sellers shall be entitled, as additional consideration for the Securities, to the amount equal to the reduction in the Tax liability of Buyer and any of its Affiliates (including following the Closing, the Acquired Companies) in the taxable year of the Closing resulting from the Transaction Deductions (to the extent not deductible in Pre-Closing Tax Periods) that are available to offset income or Tax liability of Buyer or any of its Affiliates (including, following the Closing, the Acquired Companies) for the taxable year of the Closing. The amount of any such reduction in Tax liability shall equal the excess, if any, of (i) the Tax liability of Buyer and its Affiliates for such Post-Closing Tax Period computed without taking into account Transaction Deductions and (ii) the Tax liability of Buyer and its Affiliates for such Post-Closing Tax Period computed by taking into account Transaction Deductions, with such Transaction Deductions taken after all other Tax deductions. Promptly upon the filing of any Tax Return on which any Transaction Deductions are taken into account to offset income or Tax liability of Buyer or any of its Affiliates, Buyer shall pay over to the Sellers’ Representative (for further distribution to the Sellers in accordance with the Allocation Schedule), as additional purchase price for the Securities, an amount equal to the reduction in the income or Tax liability of Buyer and any of its Affiliates (including, following the Closing, the Acquired Companies) reflected on such Tax Return attributable to such Transaction Deduction.

(e) Agreed Tax Treatment. For U.S. federal Income Tax purposes and applicable state and local Income Tax purposes, the Parties hereto intend that the purchase by Buyer of the Securities from the Sellers shall be treated in accordance with Revenue Ruling 99-6, 1999-1 C.B. 432, Situation 2, and, accordingly, Buyer shall be treated as acquiring all the assets of the Company, and the Sellers shall be treated as selling partnership interests (the “Agreed Tax Treatment”). Each Party shall file all Tax Returns consistently with the Agreed Tax Treatment and shall not take any position inconsistent therewith, except as otherwise required by a “determination” (as defined in Section 1313(a) of the Code). The Parties agree that the Transaction Deductions shall be treated as deductible in a Pre-Closing Tax Period (including the pre-Closing portion of any Straddle Period) to the maximum extent permitted by applicable Law, and they shall cause the Acquired Companies, as applicable, to elect to treat seventy percent (70%) of any success-based fees with respect to such transaction related expenses as deductible pursuant to Revenue Procedure 2011-29 to the maximum extent permitted by applicable Law, and all Tax Returns shall be prepared consistent with such treatment.

(f) Transfer Taxes. Buyer, on the one hand, and Sellers, on the other hand, shall pay fifty percent (50%) of all Transfer Taxes arising out of or in connection with the transactions contemplated by this Agreement. The Party required to do so under applicable Law shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes and the Parties shall reasonably cooperate in duly and properly preparing any such Tax Returns and other documentation required to be filed in connection with such Transfer Taxes. The filing Party shall provide to the other Parties evidence of timely filing and payment of all such Transfer Taxes. The Parties agree to timely sign and deliver (or cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) such Transfer Taxes.

(g) Post-Closing Actions. Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, the Acquired Companies) to take any of the following actions without the written consent of the Sellers’ Representative, unless required by applicable Law, and only to the extent such action could reasonably be expected to affect any Seller’s liability for Taxes: (i) amend any Tax Return of any Acquired Company for any Pre-Closing Tax Period that was originally due on or before the Closing Date (taking into account any applicable extensions), (ii) voluntarily approach any taxing authority regarding any Taxes or Tax Returns of any Acquired Company that were originally due on or before the Closing Date (taking into account any applicable extensions), or (iii) make any Tax election with respect to any Acquired Company that is retroactively effective to any Pre-Closing Tax Period, or (iv) take any action on the Closing Date (other than as contemplated by this Agreement) that would create a Tax liability for the Sellers on the Closing Date. For purposes of computing (A) Indebtedness, (B) the amount of any Tax refund or credit pursuant to Section 7.3(c), or (C) the amount of any payment pursuant to Section 7.3(d), any item of income or gain recognized on the Closing Date resulting from any transaction that is outside the ordinary course of business that is effected by Buyer following the Closing shall be ignored. Notwithstanding anything to the contrary in this Agreement, if Buyer or any of its Affiliates makes an election under Section 338(g) of the Code (or any comparable election under state, local, or non-U.S. Law) with respect to Faircloth Buyer, Inc., Buyer shall indemnify and hold harmless the Sellers from and against any Taxes imposed on any Seller (or any of its direct or indirect owners) that would not have been imposed but for such election. Buyer shall pay any such amount within ten (10) Business Days upon receipt of a written demand by the Sellers’ Representative.

(h) Purchase Price Allocation. Buyer shall in good faith determine and prepare an allocation of the Purchase Price, any assumed liabilities and any other applicable amounts required to be included under the Code among the assets of the Company in accordance with the principles of Section 1060 of the Code and the Treasury Regulations thereunder and the methodologies set forth on Exhibit E, including an allocation to the stock of Faircloth Buyer, Inc. and the interest in StormTrap Parent, LLC held directly by the Company, which portion allocated to such interest in StormTrap Parent, LLC shall be further allocated, solely with respect to such interest, among the assets of StormTrap Parent, LLC, no later than sixty (60) days after the determination of the Actual Closing Amount pursuant to Section 2.5 (the “Allocation Schedule”). The Sellers’ Representative may dispute any amounts reflected on the Allocation Schedule by providing written notice to Buyer of the disputed items and setting forth in reasonable detail the basis of such dispute within thirty (30) days following receipt of the Allocation Schedule; provided, however, that, if the Sellers’ Representative fails to provide a written notice of dispute or otherwise fails to provide written notice of acceptance of the Allocation Schedule provided by Buyer within such thirty (30)-day period, then the Allocation Schedule provided by Buyer shall be final and binding on the Parties as the Final Allocation Schedule. The Sellers’ Representative and Buyer shall make a good faith effort to resolve any such disputes within such thirty (30)-day period, after which the Sellers’ Representative and Buyer shall submit any remaining disputes to the Accounting Firm in the manner provided by Section 2.5(e), and determination of the Allocation Schedule by the Accounting Firm shall be final and binding on the Parties as the Final Allocation Schedule. Each of the Sellers and Buyer shall (A) be bound by the Final Allocation

Schedule for purposes of determining any Taxes, (B) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Final Allocation Schedule (as modified by the mutual agreement of the Sellers’ Representative and Buyer or as finally determined by the Accounting Firm), and (C) not take any action that could cause such allocation to be invalid or any position, or cause its Affiliates to take any such position, contrary to the Final Allocation Schedule (as modified by the mutual agreement of the Sellers’ Representative and Buyer or as finally determined by the Accounting Firm) in any refund claim or in any audit, dispute, or proceeding. The process set forth in this Section 7.3(h) shall be the exclusive remedy of the Parties for any disputes related to the determination of the amounts reflected on the Allocation Schedule.

(i) Cooperation. The Sellers, the Acquired Companies, and Buyer shall reasonably cooperate, and shall cause their respective representatives to reasonably cooperate, at the expense of the requesting party, in preparing and filing all Tax Returns of the Acquired Companies, relating to any Pre-Closing Tax Period or Straddle Period, including maintaining and making available to each other all records necessary in connection with Taxes of the Acquired Companies relating to any Pre-Closing Tax Period or Straddle Period and in resolving all disputes and audits with respect to all such periods ending on or before the Closing Date and Straddle Periods; provided, however that nothing in this Agreement will require Buyer or any of its Affiliates to provide any Tax Returns or Tax work papers of Buyer or any of its Affiliates.

(j) Partnership Elections. To the extent that any Acquired Company directly or indirectly owns an interest in any entity that is treated as a partnership for U.S. federal income Tax purposes (each, a “Subject Partnership”), Buyer and Sellers’ Representative shall, and shall cause each applicable Acquired Company and (to the extent within the Sellers’ control prior to the Closing) each Subject Partnership to make or cause to be made a timely and valid election under Section 754 of the Code with respect to such Subject Partnership (to the extent such an election is not already in effect for the applicable taxable year of such Subject Partnership), such that the basis of the Subject Partnership’s assets shall be adjusted under Section 743(b) of the Code with respect to the transferee partner. The Sellers shall, and shall cause their Affiliates to, reasonably cooperate with the Buyer in connection with the foregoing, including (A) providing all information reasonably necessary to compute the Section 743(b) adjustment, and (B) ensuring that the Section 754 election is reflected on the applicable Tax Return of the Subject Partnership for the taxable year that includes the Closing Date.

7.4 Public Announcements. Each of Buyer and the Sellers’ Representative agrees that neither it nor any of its Affiliates will, without the written approval of the other Party, issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated by this Agreement, except as may be required by applicable Law or by the rules of any national securities exchange or stock market, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to review and comment on such release or announcement in advance of such issuance; provided that (a) each of the Parties may make internal announcements to their respective employees regarding the transactions contemplated by this Agreement and (b) nothing herein shall prohibit or prevent any Seller or any of their respective Affiliates from disclosing any information of a nature that would typically be provided by private equity, family office, or other institutional funds to their investors, prospective investors, financing sources, and/or prospective financing sources.

7.5 R&W Policy. In the event that any Buyer Related Party obtains, or directs any other Person to obtain, any representations and warranties insurance policy or policies in respect of any representations and warranties contained in this Agreement or in any Ancillary Document at any time before or after the Closing (each such policy, a “R&W Policy”), (a) all premiums, fees, and expenses (including all underwriting fees, Taxes, surcharges, and brokerage commissions) related to such R&W Policy shall be borne solely by Buyer, (b) [intentionally omitted], (c) such R&W Policy shall expressly waive any right or claim with respect to subrogation, contribution, assignment of rights or claims, or any other form of recovery against all Seller Related Parties (except the right to assert a claim for Fraud against any Party to the extent the payment of any loss under such R&W Policy arose out of Fraud committed by such Party), (d) the Seller Related Parties shall be intended third-party beneficiaries of the applicable provisions of such R&W Policy (including the waiver of rights and claims contemplated by clause (c)), (e) no Buyer Related Party shall amend, waive, modify, or otherwise revise, or permit the amendment, waiver, modification, or other revision of, such R&W Policy in any manner inconsistent with the foregoing or otherwise materially adverse to any Seller Related Party, and (f) no Buyer Related Party shall enter into any agreement with any Person or make, bring, or participate in any manner in any claim or Suit that is inconsistent with the foregoing. A copy of the R&W Policy obtained by the Buyer Related Parties as of the date hereof is substantially in the form attached hereto as Exhibit G.

7.6 Employee Matters.

(a) For a period of no less than one (1) year following the Closing Date, Buyer shall, or shall cause its Affiliates to, provide to each Employee who continues in employment with an Acquired Company, Buyer, or any of their Affiliates immediately following the Closing (each, a “Continuing Employee”) (i) a base salary, hourly rate, or wages that are not less than the base salary, hourly rate, or wages provided to such Continuing Employee immediately prior to the Closing; (ii) variable/incentive/bonus/commission pay opportunities that are no less favorable in the aggregate (excluding any value attributable to equity and equity-based compensation) than those provided to such Continuing Employee immediately prior to the Closing; (iii) severance benefits that are no less favorable than the greater of the severance benefits (A) provided to each such Continuing Employee immediately prior to the Closing or (B) made available to similarly situated employees of Buyer or its Affiliates; and (iv) other employee benefit plans and arrangements that are substantially comparable in the aggregate to those provided by Buyer to similarly situated employees.

(b) To the extent applicable with respect to employee benefit plans, programs and arrangements that are established or maintained by Buyer and its Affiliates (including, for periods after the Closing) for the benefit of Continuing Employees (each, a “Buyer Plan”), Buyer shall (i) use commercially reasonable efforts to cause to be waived all pre-existing conditions limitations, exclusions, eligibility waiting periods, and all evidence of insurability and actively at work requirements with respect to participation and coverage requirements applicable to Continuing Employees under any Buyer Plan in which such Continuing Employees and their covered dependents may be eligible to participate after the Closing, to the extent that such limitations, exclusions, waiting periods, and requirements would have been waived or satisfied under the corresponding Benefit Plan prior to Closing, (ii) use commercially reasonable efforts to provide to each Continuing Employee and their covered dependents credit for any co-payments, coinsurance, out-of-pocket maximums, and deductibles paid prior to the Closing in respect of the plan year in which the Closing Date occurs in satisfying any such requirements under any Buyer Plan in which such Continuing Employee and their covered dependents may be eligible to participate after the Closing, and (iii) provide to each Continuing Employee credit for all service recognized by the Acquired Companies for purposes of determining eligibility to participate, vesting, and benefit accrual (other than benefit accruals with respect to a defined benefit pension plan) under each Buyer Plan in which such Continuing Employee is eligible to participate after the Closing. Notwithstanding the foregoing provisions of this Section 7.6(b), service and other amounts shall not be credited to Continuing Employees (or their eligible dependents) to the extent the crediting of such service or other amounts would result in duplication of benefits.

(c) On and after Closing, Buyer and its Affiliates shall be responsible for any and all notices, liabilities, costs, payments, and expenses arising from any action by Buyer or its Affiliates (including breach of contract, defamation, or retaliatory discharge) regarding the Continuing Employees, including any such liability (i) under any Law that relates to employees, employee benefit matters, or labor matters, (ii) for dismissal, wrongful termination, or constructive dismissal or termination, or severance pay or other termination pay, or (iii) under or with respect to any benefit plan, program, collective bargaining agreement, Contract, policy, commitment, or arrangement of Buyer or its Affiliates, including with respect to severance or retention plans, or to the extent such severance or retention plans provide payments or benefits with respect to any Continuing Employee. Buyer and its Affiliates shall indemnify the Sellers and their respective Affiliates against, be liable to them for, and hold them harmless from any and all Liabilities incurred or suffered by each of them relating to (a) the Continuing Employees arising on and after the Closing Date and (b) any failure of Buyer or its Affiliates to discharge their respective obligations (including Liabilities or obligations relating to payment of severance or other separation benefits) under this Section 7.6 arising on or after the Closing Date.

(d) In any termination, reduction in work hours, or layoff of any Continuing Employee by Buyer or any of its Affiliates on or after the Closing, Buyer and its Affiliates will comply fully, if applicable, with the WARN Act and all other applicable Laws requiring notice to employees. Buyer shall not, and shall cause its Affiliates to not, at any time prior to ninety (90) days after the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in the WARN Act or similar Laws affecting in whole or in part any Continuing Employees or any facility, site of employment, operating unit, or employee of the Acquired Companies’ business.

(e) Prior to the Closing Date, StormTrap LLC shall take, or shall cause to be taken, any and all actions and adopt resolutions to terminate the 401(k) retirement plan named StormTrap LLC (“Company 401(k) Plan”) effective as of the date immediately preceding the Closing Date and adopt such amendments to the Company 401(k) Plan as necessary in connection with the termination of the Company 401(k) Plan. The form and substance of all such resolutions and any such amendments shall be subject to the review and approval of Buyer, which shall not be unreasonably withheld, conditioned or delayed, and the Sellers shall deliver to Buyer an executed copy of the resolutions and any amendments as soon as practicable following their adoption and StormTrap LLC shall fully comply with such resolutions. In connection with the termination of the Company 401(k) Plan, StormTrap LLC shall cause the Company 401(k) Plan to provide that (i) all Company 401(k) Plan participant accounts shall be fully vested, and (ii) any contributions due to the Company 401(k) Plan for the period before the Company 401(k) Plan termination date and not yet paid on the Company 401(k) Plan termination date will be accrued and contributed by StormTrap LLC (or the applicable Affiliate of StormTrap LLC) as soon as administratively feasible after the Company 401(k) Plan termination date. Buyer shall permit, or shall take any and all actions as may be required to permit, the Continuing Employees to make rollover contributions of their account balances (excluding any outstanding loans; provided, however, that with respect to each Continuing Employee who has an outstanding loan under the Company 401(k) Plan as of the Closing Date that results in a deemed distribution as a result of the plan termination contemplated by this Section 7.6(e), Buyer shall reimburse such Continuing Employee, on a fully grossed-up basis, for all federal, state and local income taxes, the additional tax under Section 72(t) of the Code (if applicable), and any penalties and interest incurred with respect to such deemed distribution, within thirty (30) days following submission by the Continuing Employee of reasonable documentation evidencing the amount of such taxes, penalties and interest, and in any event no later than March 15 of the calendar year following the calendar year in which such deemed distribution occurs) under the Company 401(k) Plan to a tax-qualified defined contribution plan maintained by Buyer (or one of its Affiliates) that is intended to satisfy the requirements of Section 401(k) of the Code (such plan, the “Buyer 401(k) Plan”). Buyer shall (or shall cause its Affiliates to, if applicable) take any and all actions needed to permit each Continuing Employee to immediately participate in the Buyer 401(k) Plan following the Closing or as soon as practicable thereafter, subject to any eligibility requirements applicable to the Buyer 401(k) Plan.

(f) This Section 7.6 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 7.6, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.6. Nothing contained herein, express or implied, shall be construed to establish, amend, or modify any Benefit Plan or any employee benefit plan of the Buyer or its Affiliates. The Parties acknowledge and agree that the terms set forth in this Section 7.6 shall not create any right in any Continuing Employee or any other Person to any continued employment with any Seller or Buyer or any of their Affiliates or compensation or benefits of any nature or kind whatsoever.

7.7 Restrictive Covenants. In consideration for Buyer’s consummation of the transaction and payment of the Purchase Price to Sellers, Sellers agree as follows:

(a) StormTrap Investors.

(i) For a period of three (3) years from and after the Closing Date, StormTrap Investors, L.L.C. shall not, and shall cause its Affiliates not to, directly or through another Person, acquire (whether by merger, stock or asset acquisition or otherwise), own, operate, manage, control, invest in, or act as a consultant or an advisor to, any of the following entities or any of their respective successors or assigns: (A) Retain-It, (B) Contech Engineered Solutions, (C) Lane Enterprises or (D) Prinsco.

(ii) StormTrap Investors, L.L.C. shall not, and shall cause its Affiliates not to, directly or through another Person, encourage, cause, or induce, or attempt to encourage, cause or induce any (A) Key Executive, for a period of three (3) years from and after the Closing Date, or (B) any Employee Seller, for a period of one (1) year from and after the Closing Date, to leave the employ of such Acquired Company, or hire, retain or engage in any capacity any such Key Executive or Employee Seller.

(iii) For a period of three (3) years from and after the Closing Date, StormTrap Investors, L.L.C. shall not, and shall cause its Affiliates not to, directly or through another Person, (A) encourage, cause, or induce, or attempt to encourage, cause or induce, Lindsay Precast, Inc. or Coastal Pipeline Products Corp. to cease doing business or adversely modify their relationship with any Acquired Company, or (B) adversely interfere with the relationship between either such supplier and any Acquired Company, in each case, with respect to underground stormwater detention systems, underground stormwater retention systems, underground stormwater infiltration systems, stormwater quality treatment systems (including hydrodynamic separators, filtration systems, and trash capture devices), and stormwater harvesting systems, in each case, that are precast concrete, modular, or prefabricated in design, but excluding (v) thermoplastic corrugated pipe and related pipe fittings, (w) inlet and outlet control structures, (x) onsite septic wastewater treatment systems, (y) above-ground stormwater management products, and (z) erosion and sediment control products used in construction stormwater management.

(b) Monroe Parties and FWH ST Holdings. For a period of one (1) year from and after the Closing Date, the Monroe Parties shall not, and shall cause their controlled Affiliates not to, and FWH ST Holdings, LLC shall not, and shall cause its controlled Affiliates not to, directly or through another Person, encourage, cause, or induce, or attempt to encourage, cause or induce any Key Executive, to leave the employ of such Acquired Company, or hire, retain or engage in any capacity any such Key Executive.

(c) Key Executives. For a period of two (2) years from and after the Closing Date, the Key Executives shall not, and shall cause their Affiliates not to, directly or through another Person:

(i) own, operate, manage, control, assist, engage in, participate in, invest in, or act as a consultant or an advisor to, or be involved with any business that engages in any respect in a Competitive Business anywhere in the United States of America or Canada; provided that, for purposes of this Section 7.7(c)(i), ownership of securities having no more than two percent (2%) of the outstanding voting power of any publicly traded company engaged in a Competitive Business shall not be deemed to be a violation of this Section 7.7(c)(i);

(ii) encourage, cause, or induce, or attempt to encourage, cause or induce any employee of any Acquired Company, to leave the employ of such Acquired Company, or hire, retain or engage in any capacity any such employee; or

(iii) (A) encourage, cause, or induce, or attempt to encourage, cause or induce, any material actual customer, supplier or other business relation of any Acquired Company to cease doing business or adversely modify their relationship with any Acquired Company, or (B) adversely interfere with the relationship between any such customer, supplier or other business relation, on the one hand, and any Acquired Company, on the other hand.

(d) Employee Sellers. For a period of one (1) year from and after the Closing Date, the Employee Sellers shall not, and shall cause their Affiliates not to, directly or through another Person:

(i) own, operate, manage, control, assist, engage in, participate in, invest in, or act as a consultant or an advisor to, or be involved with any business that engages in any respect in a Competitive Business anywhere in the United States of America or Canada; provided that, for purposes of this Section 7.7(d)(i), ownership of securities having no more than two percent (2%) of the outstanding voting power of any publicly traded company engaged in a Competitive Business shall not be deemed to be a violation of this Section 7.7(d)(i);

(ii) encourage, cause, or induce, or attempt to encourage, cause or induce any employee of any Acquired Company, to leave the employ of such Acquired Company, or hire, retain or engage in any capacity any such employee; or

(iii) (A) encourage, cause, or induce, or attempt to encourage, cause or induce, any material actual customer, supplier or other business relation of any Acquired Company to cease doing business or adversely modify their relationship with any Acquired Company, or (B) adversely interfere with the relationship between any such customer, supplier or other business relation, on the one hand, and any Acquired Company, on the other hand.

Provided, however, that Sections 7.7(a)(ii), 7.7(b), 7.7(c)(ii) and 7.7(d)(ii) shall not prohibit (x) any Seller or any Affiliate of such Seller (whether controlled or not) from initiating or using general or mass solicitation that is not directed at any of the Key Executives or employees, as applicable; or (y) PSP Capital Partners, L.L.C. or any of its Affiliates from engaging Nathan Olds to serve as a board member on any of its current or future portfolio companies (as such term is customarily defined in the private equity industry); provided, further, that the restrictions in Sections 7.7(a)(ii), 7.7(b), 7.7(c)(ii) and 7.7(d)(ii) shall not apply to any Key Executive or employee, as applicable, whose employment has been terminated (whether by such employee or by Buyer or any of its Affiliates) at least six (6) months prior to the date of such solicitation, hiring or engagement.

(e) Remedies. The Parties acknowledge and agree that the covenants and undertakings contained in Sections 7.7(a) through (d) relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of Sections 7.7(a) through (d) will cause irreparable injury to Buyer, and money damages may not be an adequate remedy for any such breach. Accordingly, Buyer will be entitled to seek specific performance and/or other equitable relief from any court of competent jurisdiction in the event of any breach of Sections 7.7(a) through (d) without the necessity of proving actual damage or posting any bond whatsoever. The rights and remedies provided by Sections 7.7(a) through (d) are cumulative and in addition to any other rights and remedies which Buyer may have hereunder or at law or in equity.

(f) Blue Pencil Doctrine. The parties acknowledge and agree that the covenants set forth in Sections 7.7(a) through (d) are reasonable with respect to duration and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of Sections 7.7(a) through (d) is invalid or unenforceable, such term or provision shall be severed from Sections 7.7(a) through (d) to the minimum extent necessary, and the remainder of Sections 7.7(a) through (d) shall remain in full force and effect. The Parties intend that any such severance shall be limited to the deletion of the invalid or unenforceable provision or portion of Sections 7.7(a) through (d). No court shall have authority under Section 7.7(e) or this Section 7.7(f) to modify, revise, reform, supplement, add to, or otherwise rewrite any provision of Sections 7.7(a) through (d), or to substitute any provision or limitation that the Parties did not expressly agree to. If an invalid or unenforceable provision or portion thereof cannot be severed without requiring modification, revision, supplementation, or rewriting of the remaining language, such provision or portion shall not be enforced.

ARTICLE VIII

CONDITIONS TO CLOSING; TERMINATION

8.1 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer) of the following conditions:

(a) Each of (i) the representations and warranties of the (A) Sellers set forth in Article III and (B) Company set forth in Article IV (other than the representations and warranties of the (x) Sellers set forth in Sections 3.1, 3.2, 3.3(c), and 3.5 (collectively, the “Sellers Fundamental Representations”) and (y) Company set forth in Sections 4.1, 4.2, 4.3(a), 4.4, and 4.18 (collectively, the “Company Fundamental Representations”)) shall be true and correct (without giving effect to any “material,” “materiality,” or “Material Adverse Effect” qualification contained in such representations and warranties) at and as of the Closing (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct as of such earlier date), in each case, except where the failure of any such representation or warranty to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect and (ii) the Sellers Fundamental Representations and the Company Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the Closing (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct in all respects (except for de minimis inaccuracies) as of such earlier date).

(b) The Company shall have performed in all material respects or complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by the Company at or prior to the Closing.

(c) All applicable waiting periods under the HSR Act shall have expired or been terminated.

(d) No Law or Order enjoining or prohibiting any of the Parties from consummating the transactions contemplated hereby shall be in effect.

(e) No change, event, or development that has had a Material Adverse Effect shall have occurred since the date of this Agreement.

(f) Buyer shall have received all of deliverables set forth in Section 2.4(a).

8.2 Conditions to Obligation of the Sellers and the Company. The obligation of the Sellers and the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Sellers’ Representative) of the following conditions:

(a) Each of (i) the representations and warranties of Buyer set forth in Article V (other than the representations and warranties of Buyer set forth in Sections 5.1, 5.2, 5.3(c), and 5.5 (collectively, the “Buyer Fundamental Representations”)) shall be true and correct at and as of the Closing (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct as of such earlier date), in each case, except where the failure of any such representation or warranty to be so true and correct has not had, and would not reasonably be expected to have, a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and (ii) the Buyer Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the Closing (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct in all respects (except for de minimis inaccuracies) as of such earlier date).

(b) Buyer shall have performed in all material respects or complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

(c) All applicable waiting periods under the HSR Act shall have expired or been terminated.

(d) No Law or Order enjoining or prohibiting any of the Parties from consummating the transactions contemplated hereby shall be in effect.

(e) Sellers shall have received all of deliverables set forth in Section 2.4(b).

8.3 Frustration of Closing Conditions. Notwithstanding anything to the contrary herein, neither the Sellers nor Buyer may rely on or assert the failure of any condition set forth in this Article VIII if such failure results from or was caused by such Party’s failure to comply with any provision of this Agreement.

8.4 Waiver of Conditions. All conditions set forth in this Article VIII will be deemed to have been satisfied or waived from and after the Closing.

8.5 Termination. This Agreement may be terminated, and the transactions contemplated herein may be abandoned, prior to the Closing solely:

(a) by the mutual written agreement of the Sellers’ Representative and Buyer;

(b) by either the Sellers’ Representative or Buyer if (i) a Law or an Order enjoining or prohibiting any of the Parties from consummating the transactions contemplated hereby is in effect and such Order has become final and nonappealable and (ii) the terminating Party has not materially breached any provision of this Agreement;

(c) by Buyer if (i) a breach of any representation, warranty, covenant, or agreement on the part of the Company or any Seller set forth in this Agreement shall have occurred that (A) would give rise to the failure of a condition specified in Section 8.1(a) or 8.1(b) to be satisfied and (B) is incapable of being cured on or before the Outside Date or, if capable of being cured, shall not have been cured prior to the earlier of (x) thirty (30) days after receipt by the Sellers’ Representative of written notice from Buyer stating Buyer’s intention to terminate this Agreement pursuant to this Section 8.5(c) and (y) the Outside Date; and (ii) Buyer has not materially breached any provision of this Agreement;

(d) by the Sellers’ Representative if (i) a breach of any representation, warranty, covenant, or agreement on the part of Buyer set forth in this Agreement shall have occurred that (A) would give rise to the failure of a condition specified in Section 8.2(a) or 8.2(b) to be satisfied and (B) is incapable of being cured on or before the Outside Date or, if capable of being cured, shall not have been cured prior to the earlier of (x) thirty (30) days after receipt by Buyer of written notice from the Sellers’ Representative stating the Sellers’ Representative’s intention to terminate this Agreement pursuant to this Section 8.5(d) and (y) the Outside Date; and (ii) neither any Seller nor the Company have materially breached any provision of this Agreement;

(e) by Buyer or the Sellers’ Representative after the Outside Date if the Closing shall not have occurred on or before the date that is ninety (90) days following the date of this Agreement (the “Outside Date”); provided, that if, on or prior to the Outside Date, a Second Request has been issued by the United States Federal Trade Commission or the United States Department of Justice in connection with the transactions contemplated by this Agreement, then the Outside Date shall be automatically extended to the date that is one-hundred eighty (180) days following the date of this Agreement (from and after which time, this date shall be deemed to be the “Outside Date” for all purposes under this Agreement); provided, further, that (A) Buyer may not terminate this Agreement pursuant to this Section 8.5(e) if the failure of the Closing to occur on or prior to the Outside Date results from, or would have been avoided but for, Buyer’s failure to comply in all respects with its obligations under Section 6.2 and (B) the right to terminate this Agreement pursuant to this Section 8.5(e) shall not be available to any Party during the pendency of any Suit for specific performance of this Agreement, and, in such case, the Outside Date shall automatically be extended until the earlier of (1) the date that is five (5) Business Days following the date of the completion of such Suit and (2) the date that is one-hundred eighty (180) days following the date of this Agreement; or

(f) by the Sellers’ Representative if (i) all of the conditions to Closing set forth in Section 8.1 have been satisfied or waived at the time of such termination (other than conditions that either (A) by their terms or nature are to be satisfied at the Closing (and that are, at the time of such termination, capable of being satisfied) or (B) the failure of which to be satisfied is attributable, in whole or in part, to a breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement); (ii) the Sellers’ Representative has notified Buyer in writing that the Sellers are ready, willing, and able to effect the Closing at such time; and (iii) Buyer fails to consummate the Closing on or before the earlier of the Outside Date and the second (2nd) Business Day following the date of delivery of the written notification by the Sellers’ Representative contemplated in clause (ii).

8.6 Effect of Termination. The valid termination of this Agreement in accordance with Section 8.5 shall terminate all rights and obligations of the Parties hereunder, and none of the Parties shall have any Liability to any other Party hereunder, except that (a) Section 7.4, this Section 8.6, Section 9.2, and Article X (including, for the sake of clarity, Section 10.20), and, in each case, the definition of any defined terms used therein, shall survive any such termination, and (b) no such termination shall relieve any Party of any Liability to the other Party resulting from any Willful Breach of this Agreement prior to such termination. A failure by Buyer to consummate the transactions contemplated by this Agreement on or before the second (2nd) Business Day following the satisfaction of the conditions set forth in Section 8.1 will be deemed a Willful Breach by Buyer, and a failure by Sellers and the Company to consummate the transactions contemplated by this Agreement on or before the second (2nd) Business Day following the satisfaction of the conditions set forth in Section 8.2 will be deemed a Willful Breach by Sellers and the Company. Notwithstanding anything to the contrary contained in this Agreement (including this Section 8.6), in the event of termination of this Agreement and regardless of the reason for the termination, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms, and any such termination shall not amend, modify, release, waive, or otherwise limit any rights, obligations, or remedies under the Confidentiality Agreement (except as set forth in Section 10.18).

ARTICLE IX

NO SURVIVAL; NO OTHER REPRESENTATIONS OR WARRANTIES; MUTUAL RELEASES

9.1 No Survival of Representations, Warranties and Pre-Closing Covenants. Notwithstanding anything to the contrary in this Agreement, any Ancillary Document, or any other certificate or schedule (including the Disclosure Schedules) delivered pursuant hereto or thereto, the Parties, intending to contractually shorten any otherwise applicable statute of limitations, hereby agree, on their own behalf and on behalf of the other Seller Related Parties and Buyer Related Parties (as applicable), that (a) none of the (i) representations and warranties or (ii) covenants or agreements to the extent that they require performance at or prior to the Closing (“Pre-Closing Covenants”), in each case, contained in this Agreement, any Ancillary Document, or any other certificate or schedule (including the Disclosure Schedules) delivered pursuant hereto or thereto or otherwise in connection herewith or therewith, shall survive the Closing; and (b) from and after the Closing, no Person will have any remedy, recourse, or entitlement whatsoever, whether at law or in equity, in contract, tort, or otherwise, with respect to this Agreement, any Ancillary Document, or any other certificate or schedule (including the Disclosure Schedules) delivered pursuant hereto or thereto or otherwise in connection herewith or therewith, or the transactions contemplated hereby or thereby, it being agreed that all such remedies, recourse, and entitlements are hereby expressly waived and released to the fullest extent permitted by Law, except for (x) the right to specifically enforce, or to recover any damages with respect to the breach of, any covenant or agreement solely to the extent such covenant or agreement is to be performed or complied with after the Closing (including pursuant to any Ancillary Document, and for the avoidance of doubt, including pursuant to Article VII), (y) the right to assert a claim for Fraud or Willful Breach against a Party to the extent such Party committed Fraud or Willful Breach, and (z) the right of Buyer or any of its Affiliates to assert any claim under any R&W Policy against the insurer(s) party thereto (clauses (x), (y) and (z), collectively, the “Retained Rights”); provided, however, that no Person shall be entitled to seek any punitive or exemplary damages with respect to any Retained Rights that are hereby expressly waived and released to the fullest extent permitted by Law (and that, for the sake of clarity, shall in no event constitute Retained Rights); provided, further, that with respect to any claims made by Buyer after the Closing with respect to Fraud or Willful Breach on the part of the Company, each Seller (and not the Company) shall bear any resulting damages that a court of competent jurisdiction determines Buyer is entitled to recover pursuant to a final, non-appealable judgment, it being understood that all such damages will be borne by the Sellers on a several and pro rata basis in the reverse order as to which distributions are made pursuant to Section 4.1(b) of the Company LLCA (but, for the avoidance of doubt, on a pro rata basis among all other Sellers having the same priority of distributions based on the Securities held by such Sellers having such priority), as if such damages were deducted from the proceeds paid or distributed to the Sellers in connection with the transactions contemplated by this Agreement.

9.2 Investigation; No Other Representations or Warranties. Buyer, on its own behalf and on behalf of the other Buyer Related Parties, acknowledges and agrees that, in connection with the decision to enter into this Agreement and consummate the transactions contemplated hereby, each such Person has inspected and conducted an independent review, investigation, and analysis (financial, tax, legal, operational, and otherwise) of the Acquired Companies and their respective businesses as desired by such Person. Buyer, on its own behalf and on behalf of the other Buyer Related Parties, further acknowledges and agrees that, notwithstanding anything to the contrary contained herein, except for the specific representations and warranties expressly made by each Seller in Article III and the Company in Article IV (in each case, as qualified or modified by the Disclosure Schedules), none of the Seller Related Parties or any other Person has made, is making, or will make, or will have any Liability with respect to, and the Buyer Related Parties have not relied, are not relying and will not rely on, and will not have any remedy, recourse, or entitlement whatsoever with respect to, any representation or warranty, express or implied, at law or in equity, including with respect to (a) Seller or any Acquired Company; (b) the Securities or any other Equity Securities of the Acquired Companies; (c) the structure, acquisitions, dispositions, businesses, assets, liabilities, operations, prospects, condition (financial or otherwise), employees, service providers, customers, or suppliers of the Acquired Companies; (d) the transactions contemplated hereby; (e) the accuracy or completeness of any information regarding any of the foregoing, including any information contained in any confidential information memorandum, management presentation, quality of earnings report, market study or other due diligence report or memorandum, any projections or budgets, or any other information, document, or material made available to any Buyer Related Party in any “data room” or online “data site” during any management presentation or in any other form or manner; or (f) any other matter whatsoever. Without limiting the generality of the foregoing, Buyer, on its own behalf and on behalf of the other Buyer Related Parties, further acknowledges and agrees that, (i) with respect to any estimate, projection, forecast, or other forward-looking statement delivered or made available to any Buyer Related Party, (A) there are uncertainties inherent in attempting to make such estimates, projections, forecasts, and forward-looking statements, (B) the Buyer Related Parties are aware that actual results may differ materially, (C) no Person shall have any claim against any Seller Related Party or any other Person with respect to any such estimate, projection, forecast, or forward-looking statement, (ii) none of the Seller Related Parties or any other Person has made, is making, or will make, or will have any Liability with respect to, any representations or warranties regarding the probable success or profitability of the Acquired Companies or their respective businesses, and (iii) except for the specific representations and warranties expressly made by each

Seller in Article III and the Company in Article IV, the Securities and the businesses and assets of the Acquired Companies are being acquired on an “as is, where is” basis and in their present condition, and each of the Seller Related Parties expressly disclaims any representation or warranty of merchantability, title, non-infringement, usage, suitability or fitness for any particular purpose with respect to the Acquired Companies or any of their respective assets.

9.3 Buyer Release. From and after the Closing, to the fullest extent permitted under applicable Law, including by contractually shortening all applicable statutes of limitation, Buyer, on its own behalf and on behalf of the other Buyer Related Parties and their respective successors and assigns (each, a “Buyer Releasor”), hereby unconditionally and irrevocably waives, releases, and forever discharges any and all Liabilities, rights, claims, demands, causes of action, losses, damages, representations, warranties, covenants, and agreements of any type whatsoever (whether express or implied), whether in law or equity or otherwise, that Buyer or any of the other Buyer Releasors have or may have, now or in the future, against any Seller Related Party and each of their respective successors and assigns (each, a “Buyer Releasee”), in each case, arising out of or relating to (a) the Securities or any other Equity Securities of any Acquired Company, (b) this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby, (c) any inaccuracy or breach of any representation or warranty or the breach of any Pre-Closing Covenants contained in this Agreement, any Ancillary Document, or any other certificate or schedule (including the Disclosure Schedules) delivered pursuant hereto or thereto or otherwise in connection herewith or therewith (for the avoidance of doubt, excluding any claims with respect to breaches of covenants pursuant to Article VII), or (d) any other representation or warranty (express or implied), disclosure, failure to disclose, or any information (whether written or oral), documents, or materials made available or furnished by or on behalf of any Seller Related Party, in each case, other than the Retained Rights (the “Buyer Released Claims”). Buyer shall, and shall cause the other Buyer Releasors to, (A) comply with and observe the release contained in this Section 9.3 and (B) not bring or voluntarily participate or assist in any Suit or other claim with respect to any Buyer Released Claims.

9.4 Sellers’ Release. From and after the Closing, to the fullest extent permitted under applicable Law, including by contractually shortening all applicable statutes of limitation, each Seller, on its own behalf and on behalf of the other Seller Related Parties and their respective successors and assigns (each, a “Seller Releasor”), hereby unconditionally and irrevocably waives, releases, and forever discharges any and all Liabilities, rights, claims, demands, causes of action, losses, damages, representations, warranties, covenants, and agreements of any type whatsoever (whether express or implied), whether in law or equity or otherwise, that such Seller or any of the other Seller Releasors have or may have, now or in the future, against any Acquired Company, any Buyer Related Party and each of their respective successors and assigns (each, a “Seller Releasee” and, together with the Buyer Releasees, the “Releasees”), in each case, arising out of or relating to (a) (x) the Securities or any other Equity Securities of any Acquired Company or (y) the Organizational Documents of any Acquired Company (except, for the avoidance of doubt, for any rights, claims, or remedies with respect to exculpation, indemnification, contribution, advancement of expenses, or reimbursement against or from any Acquired Company by reason of the fact that any such Person or any of its equity holders, directors, managers, officers, or employees is or was an equity holder, employee, officer, director, manager, or other agent of an Acquired Company pursuant to Section 7.2, any Organizational Document, any directors’ and officers’, fiduciary, employment practices, and/or similar insurance policy, or any indemnification or related agreements in existence on the date of this Agreement); (b) this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby; (c) any inaccuracy or breach of any representation or warranty or the breach of any Pre-Closing Covenants contained in this Agreement, any Ancillary Document, or any other certificate or schedule (including the Disclosure Schedules) delivered pursuant hereto or thereto or otherwise in connection herewith or therewith; or (d) any other representation or warranty (express or implied), disclosure, failure to disclose, or any information (whether written or oral), documents, or materials made available or furnished by or on behalf of any Buyer Related Party, in each case, other than (i) the Retained Rights and (ii) any rights, claims, or remedies with respect to exculpation, indemnification, contribution, advancement of expenses, or reimbursement against or from any Acquired Company by reason of the fact that any such Person or any of its equity holders, directors, managers, officers, or employees is or was an equity holder, employee, officer, director, manager, or other agent of an Acquired Company pursuant to Section 7.2, any Organizational Document, any directors’ and officers’, fiduciary, employment practices, and/or similar insurance policy, or any indemnification or related agreements in existence on the date of this Agreement (the “Seller Released Claims”). Each Seller shall, and shall cause the other Seller Releasors to, (A) comply with and observe the release contained in this Section 9.4 and (B) not bring or voluntarily participate or assist in any Suit or other claim with respect to any Seller Released Claims.

9.5 Certain Acknowledgments. The Parties acknowledge and agree that the agreements contained in this Article IX are an integral part of the transactions contemplated by this Agreement and that, without such agreements, the Parties would not enter into this Agreement or otherwise agree to consummate the transactions contemplated hereby. The Parties further acknowledge and agree that the limitations imposed on the Buyer Related Parties’ remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Sellers hereunder.

ARTICLE X

MISCELLANEOUS

10.1 Notices. All notices and other communications made pursuant to or under this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when transmitted by electronic mail if such transmission occurs on a Business Day before 5:00 p.m., Central Time, or the next succeeding Business Day if such transmission occurs at any other time, (c) one (1) Business Day after deposit with a nationally recognized overnight courier service, or (d) three (3) Business Days after the mailing if sent by registered or certified mail, postage prepaid, return receipt requested. All notices and other communications under this Agreement shall be delivered to the addresses set forth below or to such other address as such party may have given to the other parties by notice pursuant to this Section 10.1 (or, in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).

If to Buyer or Buyer Parent, to:

ADS Investment LLC

c/o Advanced Drainage Systems, Inc.

4024 Green Stripe Lane

Hilliard, Ohio 43026

Attention: Nathan C. Hamilton, General Counsel

Email: nate.hamilton@adspipe.com

With a required copy (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP

41 South High Street, Suite 2000

Columbus, Ohio 43215

Attention: Matthew C. Palmer

Email: matthew.palmer@squirepb.com

If to the Sellers’ Representative, to:

StormTrap Investors, L.L.C.

c/o PSP Capital Partners, L.L.C.

444 W. Lake St., Suite 3500

Chicago, IL 60606

Attention: Michael Oleshansky; Donald Traubert; Paula Spada; Lauren McNamara

Email: moleshansky@pspcapital.com; dtraubert@pspcapital.com;

pspada@psppartners.com; lmcnamara@pspcapital.com

With a required copy (which shall not constitute notice) to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention: Ameer Ahmad; Jonathan A. Dhanawade

Email: aahmad@mayerbrown.com; jdhanawade@mayerbrown.com

10.2 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Buyer and the Sellers’ Representative, or, in the case of a waiver, by or on behalf of the Party against whom the waiver is to be effective (and, in the case of any waiver by or on behalf of the Sellers, by the Sellers’ Representative). No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

10.3 Expenses. Each Party shall bear its own costs and expenses in connection with the negotiation, documentation, and consummation of the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting, and other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated, in each case, except as otherwise provided in this Agreement, including that Buyer shall be responsible for, and shall pay directly or promptly reimburse the Sellers’ Representative (on behalf and for the benefit of the Sellers) for amounts paid by or on behalf of any Seller or any other Seller Related Party, with respect to (a) the HSR filing fee and the Antitrust Expenses, (b) premiums, fees, costs, or expenses (including underwriting fees, Taxes, surcharges, and brokerage commissions) related to any R&W Policy, (c) premiums, fees, costs, or expenses (including Taxes, surcharges, and brokerage commissions) related to the D&O Insurance, (d) obligations incurred by, on behalf of, or at the direction of any Buyer Related Party (including in connection with any financing of the transactions contemplated by this Agreement), and (e) fees, costs, or expenses (including Taxes) related to the Escrow Agent (the foregoing clauses (a) through (e), collectively, “Buyer Expenses”).

10.4 Successors and Assigns. Neither this Agreement nor any rights, interests, or obligations hereunder may be assigned or delegated by any Party, and no Party may grant any right of subrogation to any Person in respect of any rights hereunder, in each case, without the prior written consent of the other Party; provided that, in any event in which written consent to assignment or delegation is granted hereunder, no such assignment or delegation will relieve the assignor or delegator of any of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

10.5 Governing Law. This Agreement, the Ancillary Documents, the other certificates and schedules (including the Disclosure Schedules) delivered pursuant hereto or thereto, and the other documents, instruments, and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, and all Suits, claims, or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate hereto or thereto, or the negotiation, execution or performance hereof or thereof (including any Suit, claim, or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed exclusively by the internal Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.6 Exclusive Jurisdiction; Service of Process; MUTUAL WAIVER OF JURY TRIAL. Any Suit arising out of or relating to this Agreement, any Ancillary Document, any other certificate or schedule (including the Disclosure Schedules) delivered pursuant hereto or thereto, or any transaction contemplated hereby or thereby shall be brought exclusively in the Delaware Court of Chancery in New Castle County, or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such Suit, the United States District Court for the District of Delaware, or, to the extent neither of such courts has subject matter jurisdiction over such Suit, the Superior Court of the State of Delaware, and, in each case, the appellate courts having jurisdiction of appeals in such courts (collectively, the “Specified Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Specified Courts for itself and with respect to its property, generally and unconditionally, for the purpose of any such Suit. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Suit arising out of or relating to this Agreement, any Ancillary Document, any other certificate or schedule (including the Disclosure Schedules) delivered pursuant hereto or thereto, or the transactions contemplated hereby or thereby in the Specified Courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any Specified Court that any such Suit brought in any Specified Court has been brought in an inconvenient forum. The choice of venue set forth in this Section 10.6 is intended by the Parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the Parties with respect to or arising out of this Agreement, any Ancillary Document, any other certificate or schedule (including the Disclosure Schedules) delivered pursuant hereto or thereto, or the transactions contemplated hereby or thereby in any jurisdiction other than those specified in this Section 10.6. A final judgment in any such Suit may be enforced in other jurisdictions by Suit on the judgment or in any other manner provided by Law. Each Party further agrees that service of any process, summons, notice, or document by U.S. registered mail to such Party’s respective address set forth herein shall be effective service of process for any such Suit. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY DOCUMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF OR THEREOF. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH SUIT OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER SUIT OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY FURTHER CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED OR WARRANTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7 Counterparts. This Agreement may be executed in counterparts, and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. The Parties agree that the delivery of this Agreement, the Ancillary Documents, and any other agreements and documents executed and delivered concurrently with the execution and delivery of this Agreement or executed and delivered at the Closing may be effected by means of an exchange of facsimile signatures or other electronic delivery (including DocuSign).

10.8 No Third-Party Beneficiaries. Other than (a) Section 7.2, Section 7.5, Article IX, this Section 10.8, Section 10.15, Section 10.16, Section 10.19, and Section 10.20, (b) to the extent necessary to enforce any of the foregoing, this Article X, and (c) the definitions of the terms used in any of the foregoing, in each case, that are intended to benefit and may also be enforced directly by the Covered Parties, the Other Indemnitors, the Releasees, the Sellers’ Representative, the Sellers, the Seller Related Parties, the Buyer Related Parties, Mayer Brown, and the Nonparty Affiliates, as applicable, this Agreement is not intended to confer and does not confer upon any Person other than the Parties any rights or remedies hereunder.

10.9 Entire Agreement. This Agreement, the Ancillary Documents, the other certificates and schedules (including the Disclosure Schedules) delivered pursuant hereto and thereto, and the other documents, instruments, and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the Parties with respect to the transactions contemplated by this Agreement. All exhibits and schedules, including any schedules in the Disclosure Schedules, referred to herein are intended to be and hereby are specifically made a part of this Agreement and incorporated by reference herein. Any and all previous agreements and understandings between or among the Parties regarding the subject matter of this Agreement, the Ancillary Documents, and any schedules hereto, whether written or oral, are superseded by this Agreement, the Ancillary Documents, the other certificates and schedules (including the Disclosure Schedules) delivered pursuant hereto and thereto, and the other documents, instruments, and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, except for the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms. Neither this Agreement nor any Ancillary Document shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement, or undertaking of any Person with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the Parties or their Representatives to the contrary, no Person shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the Parties.

10.10 Disclosure Schedules. Except as otherwise provided in the Disclosure Schedules, all capitalized terms used therein shall have the meanings assigned to them in this Agreement. Matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be disclosed. No disclosure made in the Disclosure Schedules shall constitute an admission or determination that any fact or matter so disclosed is material, meets a dollar or other threshold set forth in this Agreement, or would otherwise be required to be disclosed, and no Person shall use the fact of the setting of a threshold or the inclusion of such facts or matters in any dispute or controversy as to whether any obligation, amount, fact, or matter is or is not material, is or is not in excess of a dollar or other threshold, or would otherwise be required to be disclosed for purposes of this Agreement. Information disclosed in any Disclosure Schedule will qualify any representation, warranty, covenant, or agreement in this Agreement to the extent that a reasonable buyer would infer the relevance or applicability of the information disclosed to any such representation, warranty, covenant, or agreement, notwithstanding the absence of a reference or cross-reference to such representation, warranty, covenant, or agreement on any such Disclosure Schedule or the absence of a reference or cross-reference to such Disclosure Schedule in such representation, warranty, covenant, or agreement. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Summaries or descriptions of Contracts or other documents contained in the Disclosure Schedules are qualified in their entirety by such Contracts or other documents themselves. The matters reflected in the Disclosure Schedules are solely intended to qualify the representations, warranties, covenants, and agreements contained in this Agreement, and nothing contained in the Disclosure Schedules shall in any event expand the scope of any representation, warranty, covenant, or agreement contained in this Agreement or constitute or be deemed to constitute a representation, warranty, covenant, or agreement.

10.11 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.

10.12 Remedies.

(a) The Parties agree that irreparable damage would occur (for which monetary relief, even if available, would not be an adequate remedy) in the event that any of the provisions of this Agreement were not performed by any Party, as applicable, in accordance with their specific terms or were otherwise breached by any Party, as applicable, including if the Parties fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement (including Buyer’s obligations to consummate the Closing). It is accordingly agreed that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief to prevent breaches of this Agreement by any Party, as applicable, and to enforce specifically the terms and provisions hereof against each Party, as applicable, without proof of damages or otherwise, this being in addition to any other remedy to which the Parties are entitled at law or in equity and (ii) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement, and, without that right, none of the Parties would have entered into this Agreement. The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law, or inequitable for any reason and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and/or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.12 shall not be required to provide any bond or other security in connection with any such order or injunction.

(b) If any Seller is granted or seeks an award of damages with respect to a failure of Buyer to consummate the Closing, Buyer agrees such damages shall include damages based upon any decrease in share value, lost premium, or lost benefit of the bargain affecting such Seller and its owners (in each case, taking into account relevant matters, including the total amount payable to such Seller under this Agreement and the time value of money).

(c) Notwithstanding anything to the contrary contained in this Agreement (including Section 10.12(a)), from and after the Closing, no Party shall have, and, to the fullest extent permitted by Law, each Party hereby expressly, irrevocably, and unconditionally waives and releases any right of rescission or any similar equitable right or remedy.

10.13 Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.14 Interpretation. The following rules of construction shall govern the interpretation of this Agreement: (a) all references to Articles, Sections, Exhibits, or Schedules are to Articles, Sections, Exhibits, or Schedules in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) unless the context otherwise requires, words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine, or neuter gender shall include the masculine, feminine, and neuter, (d) whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall not in any way limit the language immediately preceding such word and shall be deemed followed by the words “but not limited to,” (e) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends (and such phrase shall not simply mean “if”) and shall be deemed followed by the words “(and only to the extent),” (f) when calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two (2) days after a triggering event and such event occurs on a Tuesday, then the action must be taken on or prior to Thursday), and, if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day, (g) time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement, (h) the subject headings of Articles and Sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions, (i) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (j) the term “any” means “any and all,” (k) unless the context otherwise requires, the term “or” shall not be exclusive and shall mean “and/or,” (l) references to “days” means calendar days unless Business Days are expressly specified, (m) references to “$” mean U.S. dollars, (n) any drafts of this Agreement, the Ancillary Documents, and any Schedules or Exhibits circulated by or among the Parties prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement, the Ancillary Documents, or any Schedules or Exhibits, and each of the Parties agrees that such Party and its Affiliates shall not make any claim, assert any defense, or otherwise take any position inconsistent with the foregoing in connection with any Suit among any of the foregoing, (o) the Parties have participated jointly in the negotiation and drafting of this Agreement, the Ancillary Documents, and the Schedules and Exhibits, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement, the Ancillary Documents, and the Schedules and Exhibits shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement, the Ancillary Documents, and the Schedules and Exhibits, and the language used in it will be deemed the language chosen by the Parties to express their mutual intent, and (p) if there is a need to convert U.S. dollars into any foreign currency or vice versa, the exchange rate shall be that published by The Wall Street Journal three (3) Business Days before the date on which the obligation is paid (or, if The Wall Street Journal is not published on such date, the first date thereafter on which The Wall Street Journal is published), except as otherwise required by applicable Law (in which case, the exchange rate shall be determined in accordance with such Law).

10.15 Legal Representation.

(a) Each Party acknowledges that (i) the Acquired Companies have retained Mayer Brown LLP (“Mayer Brown”) to act as its counsel in connection with the Transaction Matters, as well as other past and ongoing matters, (ii) Mayer Brown has not acted as counsel for any other Person in connection with the Transaction Matters, and (iii) no Person other than the

Acquired Companies has the status of a Mayer Brown client for conflict of interest or any other purpose as a result thereof. Buyer (A) waives and will not assert, and will cause each of its Subsidiaries (including, after Closing, the Acquired Companies) to waive and not assert, any conflict of interest relating to Mayer Brown’s representation after the Closing of any Seller or any of their respective Affiliates in any matter (including any litigation, arbitration, mediation, dispute resolution procedure or other proceeding) arising out of, involving or relating to the Transaction Matters; and (B) consents to, and will cause each of its Subsidiaries (including, after Closing, the Acquired Companies) to consent to, any such representation, even though in each case, (x) the interests of the Sellers and/or their respective Affiliates may be directly adverse to Buyer or the Acquired Companies, (y) Mayer Brown may have represented any Acquired Company in a substantially related matter, and/or (z) Mayer Brown may be handling other ongoing matters for Buyer or any of the Acquired Companies.

(b) Notwithstanding anything to the contrary in this Agreement, Buyer agrees that, after the Closing, neither Buyer nor any of its Subsidiaries (including, after Closing, the Acquired Companies) will have any right to access or control any of Mayer Brown’s records relating to or affecting any Transaction Matter, which will be the property of (and be controlled by) the Sellers. In addition, Buyer agrees that it would be impractical to remove all Attorney-Client Communications from the records (including emails and other electronic files) of the Acquired Companies. Accordingly, Buyer will not, and will cause each of its Subsidiaries (including, after Closing, the Acquired Companies) not to, use any Attorney-Client Communication remaining in the records of any Acquired Company after Closing in a manner that may be adverse to the Sellers or any of their respective Affiliates, provided that nothing herein shall prohibit Buyer or any Buyer Related Party from using information independently and legally obtained from nonprivileged sources, and that this provision shall not impair Buyer’s right to investigate or pursue claims based upon underlying facts not otherwise protected by privilege.

(c) Buyer agrees, on its own behalf and on behalf of its Subsidiaries (including, after Closing, the Acquired Companies), that, from and after Closing, (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications are hereby assigned to and shall belong to the Sellers and will not pass to or be claimed by Buyer or any of its Subsidiaries (including, after Closing, the Acquired Companies) and (ii) the Sellers’ Representative (on behalf of the Sellers) will have the exclusive right to control, assert, or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, Buyer will not, and will cause each of its Subsidiaries (including, after Closing, the Acquired Companies) not to, (A) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not the Sellers or any of their respective Affiliates or (B) take any action that could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is the Sellers or any of their respective Affiliates. Furthermore, Buyer agrees, on its own behalf and on behalf of each of its Subsidiaries (including, after Closing, the Acquired Companies), that, in the event of a dispute between the Sellers or any of their respective Affiliates, on the one hand, and Buyer or any of the Acquired Companies, on the other hand, arising out of or relating to any matter in which Mayer Brown jointly represented both parties, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege will protect from disclosure to the Sellers or any of their respective Affiliates any information or documents developed or shared during the course of Mayer Brown’s joint representation.

(d) If Buyer or any of its Subsidiaries (including, after Closing, the Acquired Companies) becomes aware after the Closing that it possesses any Attorney-Client Communication, it will not knowingly review or use it in a manner inconsistent with Section 10.15(b) and, upon the written request of the Sellers’ and at the Sellers’ sole cost and expense, will use commercially reasonable efforts to deliver or destroy it (keeping no copies, except for copies retained in automatic electronic archiving or backup systems that are not readily accessible and remain subject to this Section 10.15). The existence of any Attorney-Client Communication in the records of any Acquired Company, and any inadvertent access to or receipt of it, shall not be deemed a waiver of any privilege or protection.

10.16 No Recourse Against Nonparty Affiliates. Notwithstanding anything to the contrary contained herein, except as provided in the Confidentiality Agreement, with respect to the applicable parties thereto, (a) all Liabilities, claims, or causes of action (whether in contract, in tort, in law, in equity, or granted by statute or otherwise) of any Buyer Related Party or Seller Related Party that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the transactions contemplated hereby, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to this Agreement), may be made only against (and are those solely of) Seller or Buyer; (b) other than Seller and Buyer, no Person, including any Nonparty Affiliate, shall have any Liability (whether in contract, in tort, in law, in equity, or granted by statute or otherwise) to any Buyer Related Party or any Seller Related Party for any Suits, claims, causes of action, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated hereby or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach or the transactions contemplated hereby; (c) to the maximum extent permitted by Law, Buyer, on behalf of itself and all other Buyer Related Parties, and Seller, on behalf of itself and all other Seller Related Parties, hereby waives and releases all such Liabilities, Suits, claims, and causes of action against any such Nonparty Affiliates; and (d) without limiting the foregoing, to the maximum extent permitted by Law, Buyer, on behalf of itself and all other Buyer Related Parties, and Seller, on behalf of itself and all other Seller Related Parties, (i) hereby waives and releases any and all rights, Suits, claims, demands, or causes of action that may otherwise be available at law or in equity, in contract, in tort, granted by statute, or otherwise to avoid or disregard the entity form of Seller or Buyer, as applicable, or otherwise impose Liability of Seller or Buyer, as applicable, on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter-ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (ii) disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to enter into this Agreement.

10.17 Prevailing Party. In the event of any Suit in connection with this Agreement or any Ancillary Document, the prevailing Party in any such Suit shall be entitled to recover from the other Parties its fees, costs, and expenses incurred in connection with investigating, preparing, prosecuting, determining, and/or settling such Suit, including reasonable legal fees, costs, and expenses. For purposes hereof, the prevailing Party shall mean a Party that obtains substantially the relief sought, whether by judgment, dismissal, or summary disposition.

10.18 Confidentiality.

(a) Buyer acknowledges and agrees that any information provided to or obtained by any Buyer Related Party pursuant to Section 6.4 or otherwise in connection with the transactions contemplated by this Agreement will be subject to the Confidentiality Agreement and must be held and in accordance with and be subject to the terms of the Confidentiality Agreement. Buyer agrees to, and to cause the other Buyer Related Parties to, be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. In the event of the termination of this Agreement in accordance with Section 8.5, notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, the Confidentiality Agreement shall be deemed amended such that the term of the Confidentiality Agreement and each provision thereunder (including, for the avoidance of doubt, any provisions that provide for a shorter term) shall be extended to the date that is three (3) years after the date this Agreement is terminated. Except as may be required by Law and subject to the other provisions of this Section 10.18, or as otherwise permitted or expressly contemplate herein, none of the Company, any Seller or any of their respective Affiliates or Representatives shall disclose to any third party the existence of this Agreement or the subject matter, negotiation or terms hereof without the prior written consent of Buyer, other than to such party’s Representatives that need to know such information and who are directed to abide by the confidentiality obligations hereof.

(b) From and after the Closing Date until the fifth (5th) anniversary of the Closing Date, each Seller shall, and shall cause each of its Affiliates to, hold in confidence, and not disclose or use, all confidential, nonpublic or proprietary information relating to any Acquired Company or the business of any Acquired Company, in any form, (“Sensitive Business Information”); provided, that the foregoing restriction shall not apply to information (i) that later becomes available on a non-confidential basis to a Seller or any of its Affiliates from and after the Closing from a third party source that is not known or reasonably suspected by such Seller or its applicable Affiliates to be under any obligations of confidentiality with respect to such information, (ii) that enters the public domain following the Closing Date through no fault of any Seller or any of its Affiliates, or (iii) subject to the immediately following sentence, that any Seller or any of its Affiliates are required by Law to disclose; and provided, further, that such Seller may disclose such Sensitive Business Information on a confidential basis to its Representatives who are under a duty of confidentiality no less restrictive than those of this Section 10.18(b) or, subject in all cases to compliance with Section 7.7, such Seller may disclose the identities of the Parties, the nature and date of the transactions contemplated by this Agreement, the role of the applicable Persons, any information theretofore disclosed publicly by or on behalf of Buyer, or any financial information relating to the Acquired Companies’ performance during the Sellers’ ownership thereof (including the Sellers’ return on investment) of a nature that would typically be provided by private equity, family office, or other institutional funds to their (x) existing and prospective investors, members, advisory committees members, representatives, lenders, financing sources, or co investors, or (y) bona fide prospective purchasers, assignees, or transferees of interests, in each case, in the ordinary course of such Seller’s or its Affiliates’ fundraising, reporting, financing, valuation, or investment activities. In the event that a Seller or any of its Affiliates are required by Law to disclose any material which may constitute Sensitive Business Information, the Sellers’ Representative shall promptly notify Buyer in writing (unless not permitted by Law), and will use, and will cause each of its Affiliates to use, commercially reasonable efforts to cooperate with Buyer, at Buyer’s sole expense, to preserve the confidentiality of such Sensitive Business Information, including by cooperating with Buyer in connection with seeking, at Buyer’s expense, any protective or similar order or otherwise seeking to limit or restrict any required disclosure of Sensitive Business Information.

10.19 Sellers’ Representative.

(a) Each Seller hereby irrevocably constitutes and appoints the Sellers’ Representative as its sole and exclusive agent, representative, and attorney-in-fact, with full power of substitution and full power and authority in such Seller’s name, place, and stead, to act on behalf of such Seller in connection with, and to facilitate the consummation of, the transactions contemplated by this Agreement and the Ancillary Documents, including the power and authority to (i) execute and deliver, on behalf of the Sellers, this Agreement, the Ancillary Documents, the Escrow Agreement, and any amendment, waiver, consent, certificate, or other document hereunder or thereunder, in each case, with such modifications or changes therein as the Sellers’ Representative, in its sole discretion, may approve, (ii) prepare, negotiate, and deliver the Estimated Closing Schedule, the Allocation Schedule, and the Disclosure Schedules and resolve all matters relating to the determination of the Purchase Price and any adjustment pursuant to Section 2.5, including the negotiation, settlement, or compromise of any disagreement or dispute with Buyer in respect thereof, (iii) receive, hold, direct, invest, and disburse (and give and receive notices and instructions with respect to) the Adjustment Escrow Deposit, the Sellers’ Representative Expense Amount, and all other amounts payable to or for the benefit of the Sellers hereunder or under the Escrow Agreement and allocate and distribute such amounts to the Sellers in accordance with the Allocation Schedule (net of any amounts payable by the Sellers or the Sellers’ Representative hereunder), (iv) give and receive all notices, consents, elections, demands, and waivers and make all determinations, on behalf of the Sellers under this Agreement and the Ancillary Documents, including the receipt of service of process, (v) determine whether the conditions to Closing set forth in Article VIII have been satisfied and waive any such condition on behalf of the Sellers, (vi) provide notice of, demand, pursue, defend, negotiate, settle, compromise, and enforce, in its sole discretion, any claim, dispute, or Suit by or against any Seller or the Sellers’ Representative arising out of or relating to this Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby and comply with orders of courts with respect thereto, (vii) engage, and pay the fees, costs and expenses of, such attorneys, accountants, consultants, and other advisors as the Sellers’ Representative may deem necessary or appropriate in connection with the exercise of its authority hereunder, and (viii) make, execute, acknowledge, and deliver all other agreements, documents, instruments, and certificates and take (or refrain from taking) any and all other actions that the Sellers’ Representative, in its sole and absolute discretion, may consider necessary or appropriate for the accomplishment of the foregoing and the consummation of the transactions contemplated by this Agreement and the Ancillary Documents.

(b) The Sellers’ Representative shall have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and the Ancillary Documents, and all actions, notices, communications, decisions, consents, elections, instructions, and determinations by the Sellers’ Representative to carry out such functions shall conclusively be deemed to have been authorized by, and shall be final and binding upon, each Seller, and no Seller shall have any right to object to, dissent from, protest, or otherwise contest the same. Buyer, the other Buyer Related Parties, and, after the Closing, the Acquired Companies shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to this Agreement and the Ancillary Documents and shall be entitled to rely conclusively, without any obligation of independent investigation or verification, on any action taken or omitted to be taken, or any document, instrument, notice, consent, or determination made, given, or executed, by the Sellers’ Representative as being the action of, and fully binding upon, all of the Sellers, and none of Buyer, the other Buyer Related Parties, or the Acquired Companies shall have any Liability to any Seller for any action taken or omitted to be taken in such reliance.

(c) The appointment of the Sellers’ Representative, and the agency and power of attorney granted hereby, are coupled with an interest, are irrevocable, and, to the fullest extent permitted by Law, shall not be terminated or otherwise affected by, and shall survive, the death, incapacity, dissolution, liquidation, bankruptcy, or insolvency of any Seller or the occurrence of any other event. Any action taken by the Sellers’ Representative on behalf of the Sellers shall be as valid as if any such death, incapacity, dissolution, liquidation, bankruptcy, insolvency, or other event had not occurred, regardless of whether or not any Seller, the Sellers’ Representative, or Buyer shall have received notice thereof.

(d) The Sellers’ Representative is serving in such capacity solely for purposes of administrative convenience and shall not, in its capacity as such, be personally liable for any of the obligations of the Sellers hereunder. Neither the Sellers’ Representative nor any of its Affiliates or Representatives shall have any Liability to any Seller, any other Seller Related Party, or any Acquired Company for any action taken or omitted to be taken by the Sellers’ Representative in its capacity as such, except to the extent such Liability is finally determined to have resulted from the Sellers’ Representative’s own bad faith or willful misconduct, and in no event shall the Sellers’ Representative be liable for any indirect, special, incidental, punitive, or consequential damages. The Sellers’ Representative shall be entitled to (a) rely conclusively, and shall be fully protected in relying, upon any statement, notice, document, instruction, or other writing furnished to it by any Seller, Buyer, or any other Person that it reasonably believes to be genuine and to have been furnished by the appropriate Person and (b) engage, and act or refrain from acting in reliance (in the absence of bad faith) on the advice of, such counsel, accountants, experts, and other advisors as it deems necessary and shall not be liable to any Seller for any action taken or omitted to be taken in good faith in accordance with such advice. Each Seller shall, severally in accordance with such Seller’s percentage of ownership interest in the Company as of immediately prior to the Closing (such percentage, the “Ownership Percentage”), and not jointly, indemnify, defend, and hold harmless the Sellers’ Representative and its Affiliates and Representatives from and against any and all Liabilities incurred by any of them arising out of or in connection with the acceptance, performance, or administration of the Sellers’ Representative’s duties hereunder or under the Escrow Agreement, except to the extent finally determined to have resulted from the Sellers’ Representative’s bad faith or willful misconduct. Any such Liabilities may be recovered by the Sellers’ Representative first from the Sellers’ Representative Expense Amount, second from any other amounts otherwise payable or distributable to the Sellers hereunder or under the Escrow Agreement at the time of distribution thereof, and thereafter directly from the Sellers (severally in accordance with their respective Ownership Percentage and not jointly).

(e) The Sellers’ Representative may resign at any time upon written notice to Buyer and may be removed and replaced by the Sellers holding a majority of the aggregate Ownership Percentage. In the event of the resignation, removal, death, incapacity, dissolution, or liquidation of the Sellers’ Representative, a successor Sellers’ Representative shall be appointed by the Sellers holding a majority of the aggregate Ownership Percentage, and such successor shall succeed to all of the rights, powers, and authority of the prior Sellers’ Representative hereunder. Any such appointment shall become effective upon written notice thereof delivered to Buyer in accordance with Section 10.1 and, until such notice is delivered to Buyer and the other Buyer Related Parties, shall be entitled to continue to rely on, and shall be fully protected in relying on, the decisions and actions of the prior Sellers’ Representative.

(f) The Sellers’ Representative Expense Amount shall be held by the Sellers’ Representative in a non-fiduciary capacity and may be used by the Sellers’ Representative, in its sole discretion, to satisfy any costs, fees, expenses, or Liabilities incurred by or on behalf of the Sellers’ Representative in connection with the exercise of its authority or the performance of its duties under this Agreement, the Ancillary Documents, or the Escrow Agreement (including the fees and expenses of counsel, accountants, experts, and other advisors and any portion of the fees and expenses of the Accounting Firm allocable to the Sellers). The Sellers’ Representative is not providing any investment supervision, recommendations, or advice and shall have no responsibility or Liability for any loss of principal of the Sellers’ Representative Expense Amount other than as a result of its bad faith or willful misconduct. The Sellers’ Representative shall not be liable for, and shall have no obligation to advance, any of its own funds on behalf of the Sellers. At such time as the Sellers’ Representative determines in its sole discretion that no further amounts will be required to be paid in connection with the performance of its duties, the Sellers’ Representative shall deliver any remaining balance of the Sellers’ Representative Expense Amount to the Sellers in accordance with their respective Ownership Percentage.

(g) The provisions of this Section 10.19 (a) are independent and severable, shall constitute an irrevocable appointment and power of attorney coupled with an interest, and shall survive the Closing and any termination of this Agreement and (b) shall inure to the benefit of, and be enforceable by, the Sellers’ Representative and its Affiliates and Representatives, each of whom is an intended third-party beneficiary of this Section 10.19.

10.20 Buyer Parent Guaranty.

(a) As a material inducement to the Sellers and the Company to enter into this Agreement, Buyer Parent hereby absolutely, unconditionally, and irrevocably guarantees to the Sellers and the Company, as primary obligor and not merely as a surety, the due, punctual, and complete payment, observance, performance, and discharge of all Liabilities of Buyer under this Agreement and the Ancillary Documents and shall be jointly and severally liable with Buyer for any breach of any representation, warranty, covenant, or agreement of Buyer under this Agreement or any Ancillary Document, including the consummation of the Closing and the payment in full of all amounts, when due, to be paid by or on behalf of Buyer (the “Guaranteed Obligations”). All payments hereunder shall be made in lawful money of the United States in immediately available funds. The guarantee contained in this Section 10.20 (the “Buyer Parent Guarantee”) is a continuing one and shall remain in full force and effect until all of the Guaranteed Obligations shall have been paid and performed in full and will be binding upon Buyer Parent and its successors and permitted assigns.

(b) The Sellers’ Representative shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Buyer becomes subject to a bankruptcy, reorganization, or similar proceeding, and the failure of the Sellers’ Representative to so file shall not affect Buyer Parent’s Liability under this Buyer Parent Guarantee. If, for any reason, Buyer shall fail or be unable to duly and punctually pay, observe, perform, or discharge, or cause to be duly and punctually paid, observed, performed, or discharged, any of the Guaranteed Obligations as and when required pursuant to this Agreement or any Ancillary Document, Buyer Parent shall duly and punctually pay or perform, or cause to be duly and punctually paid or performed, such Guaranteed Obligations (including the consummation of the Closing and the payment in full of all amounts to be paid by or on behalf of Buyer). Buyer Parent further agrees that the Buyer Parent Guarantee constitutes a guarantee of payment, observance, performance, and discharge when due and not of collection and is in no way conditioned or contingent upon any attempt to collect from Buyer or any other Person.

(c) The Liability of Buyer Parent under this Agreement will, to the fullest extent permitted under Law, be absolute and unconditional irrespective of, and Buyer Parent hereby acknowledges and agrees that the obligations of Buyer Parent hereunder shall not be released or discharged, in whole or in part, or otherwise affected by, and Buyer Parent hereby irrevocably waives any defense based upon or arising out of (i) any failure or delay of the Sellers’ Representative to assert any claim or demand or to enforce any right or remedy against Buyer, Buyer Parent, or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by this Agreement (each, an “Interested Person”) or to pursue any other remedy in the Sellers’ Representative’s power whatsoever, and Buyer Parent waives the right to have the proceeds of property of Buyer or any other Interested Person first applied to the discharge of the Guaranteed Obligations, (ii) any amendment, modification, or waiver of, or any consent to any departure from the terms of, this Agreement or any other agreement evidencing, securing, or otherwise entered into in connection herewith, or any change in the time, manner, place, or terms of payment or performance, or any renewal or alteration of, any Guaranteed Obligation, or any Liability incurred directly or indirectly in respect thereof, (iii) the addition, substitution, or release of Buyer or any other Interested Person to or from this Agreement or any other agreement evidencing, securing, or otherwise entered into in connection therewith, (iv) any change in the corporate existence, structure, or ownership of Buyer, Buyer Parent, or any of their Affiliates, (v) any insolvency, bankruptcy, reorganization, or other similar proceeding (or any consequences or effects thereof) affecting Buyer, Buyer Parent, or any other Interested Person or any of their respective assets, (vi) the existence of any claim, set-off or other right that Buyer Parent may have at any time against Buyer, any other Interested Person, or the Sellers’ Representative, whether in connection with the Guaranteed Obligations or otherwise, (vii) the validity, genuineness, regularity, illegality, or enforceability of this Agreement or any other agreement or instrument referred to herein, (viii) any lack of authority of any officer, director, manager, or any other Person acting or purporting to act on behalf of Buyer or any defect in the formation of Buyer, (ix) any act or omission by Buyer that directly or indirectly results in or aids the discharge or release of Buyer or any Guaranteed Obligations by operation of Law or otherwise, (x) the adequacy of any other means the Sellers may have of obtaining payment of the Guaranteed Obligations, or (xi) any other act or omission that may or might in any manner or to any extent vary the risk of Buyer Parent or otherwise operate as a discharge of Buyer Parent as a matter of law or equity (other than indefeasible payment, observance, performance, and discharge in full of the Guaranteed Obligations); provided, however, that Buyer Parent does not waive any defenses to the payment of the Guaranteed Obligations that are available to Buyer under the express terms of this Agreement (excluding, for the sake of clarity, any defenses arising from or relating to the matters specified in this Section 10.20(c)).

(d) Buyer Parent hereby waives promptness, diligence, notice of the acceptance of this Buyer Parent Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of nonperformance, default, dishonor and protest, notice of the incurrence of any of the Guaranteed Obligations and all other notices of any kind, all defenses that may be available by virtue of any valuation, stay, moratorium law, or other similar law now or hereafter in effect, any right to require the marshalling of assets of Buyer or any other Interested Person, and all suretyship defenses generally. Buyer Parent hereby waives any and all notice of or proof of reliance by the Company or the Sellers upon this Buyer Parent Guarantee or acceptance of this Buyer Parent Guarantee. The Guaranteed Obligations, and any of them, will conclusively be deemed to have been created, contracted, or incurred in reliance upon this Buyer Parent Guarantee, and all dealings between Buyer or Buyer Parent, on the one hand, and the Company or the Sellers, on the other hand, will likewise be conclusively presumed to have been had or consummated in reliance upon this Buyer Parent Guarantee.

(e) Buyer Parent represents and warrants to the Company and the Sellers that (i) Buyer Parent is a corporation duly organized, validly existing, and in good standing under the Laws of Delaware; (ii) the execution, delivery, and performance by Buyer Parent of this Agreement and the consummation of the transactions contemplated hereby are within Buyer Parent’s corporate powers and have been duly authorized by all necessary corporate action on the part of Buyer Parent; (iii) this Agreement has been duly executed and delivered by Buyer Parent and constitutes a valid and legally binding obligation of Buyer Parent, enforceable against Buyer Parent in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions; (iv) no consent, approval, or authorization of, declaration to, or filing or registration with any Governmental Entity or any other party to a Contract to which Buyer Parent is a party is required to be made or obtained by Buyer Parent in connection with the execution, delivery, and performance by Buyer Parent of this Agreement, except for such consents or approvals the failure of which to obtain would not adversely affect or delay the ability of Buyer Parent to consummate the transactions contemplated by this Agreement in any material respect; (v) the execution, delivery, and performance by Buyer Parent of this Agreement and the consummation of the transactions contemplated hereby will not (A) violate the Organizational Documents of Buyer Parent, (B) violate any Law applicable to Buyer Parent, or (C) constitute a default by Buyer Parent under any Contract to which Buyer Parent is a party, except for such violations, defaults, or impositions that would not materially adversely affect or delay the ability of Buyer Parent to consummate the transactions contemplated by this Agreement; and (vi) Buyer Parent has the financial capacity to pay and perform its obligations under this Agreement, and all funds necessary for Buyer Parent to fulfill its obligations under this Agreement shall be available to Buyer Parent for so long as this Buyer Parent Guarantee shall remain in effect.

(f) Sections 10.1 through 10.9 and Sections 10.11 through this Section 10.20 (and the definition of any defined terms used therein or herein) shall apply with respect to Buyer Parent and this Buyer Parent Guarantee.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

COMPANY

STORMTRAP INVESTMENTS, L.L.C.

By:	/s/ Donald Traubert
Name:	Donald Traubert
Title:	Vice President & Secretary

SELLERS’ REPRESENTATIVE:

STORMTRAP INVESTORS, L.L.C.

By:	/s/ Donald Traubert
Name:	Donald Traubert
Title:	Vice President & Secretary

SELLERS:

STORMTRAP INVESTORS, L.L.C.

By:	/s/ Donald Traubert
Name:	Donald Traubert
Title:	Vice President & Secretary

STORMTRAP MANAGEMENT HOLDINGS, L.L.C.

By:	/s/ Donald Traubert
Name:	Donald Traubert
Title:	Vice President & Secretary

[Signature Page to Securities Purchase Agreement]

NEW STORMTRAP MANAGEMENT INCENTIVE HOLDINGS, L.L.C.

By:	/s/ Donald Traubert
Name:	Donald Traubert
Title:	Vice President & Secretary

[Signature Page to Securities Purchase Agreement]

MCIP HOLDING COMPANY XVIII, LLC

By:	/s/ Matt Lane
Name:	Matt Lane
Title:	Director

MONROE CAPITAL STORM BLOCKER, LLC

By:	/s/ Matt Lane
Name:	Matt Lane
Title:	Director

MONROE CAPITAL PRIVATE CREDIT FUND I LP

By:	/s/ Matt Lane
Name:	Matt Lane
Title:	Director

MONROE CAPITAL PRIVATE CREDIT FUND 559 LP

By:	/s/ Matt Lane
Name:	Matt Lane
Title:	Director

MONROE CAPITAL PRIVATE CREDIT FUND L LP

By:	/s/ Matt Lane
Name:	Matt Lane
Title:	Director

[Signature Page to Securities Purchase Agreement]

FWH ST HOLDINGS, LLC

By:	/s/ Mick Hawken
Name:	Mick Hawken
Title:	Authorized Signatory

MICHAEL BREWER

/s/ Michael Brewer

TRACY PAGE

/s/ Tracy Page

[Signature Page to Securities Purchase Agreement]

BUYER:

ADS INVESTMENT LLC

By:	/s/ D. Scott Barbour
Name:	D. Scott Barbour
Title:	President and Chief Executive Officer

BUYER PARENT:

ADVANCED DRAINAGE SYSTEMS, INC.

By:	/s/ D. Scott Barbour
Name:	D. Scott Barbour
Title:	President and Chief Executive Officer

[Signature Page to Securities Purchase Agreement]